As filed with the Securities and Exchange Commission on April 24, 2009
Registration No. 333 - 136194

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form SB-2

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERRA NOVA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Illinois	6211	75-2375969
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 South Wacker Drive, Suite 1550
Chicago, IL 60606
(312) 827-3600
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Michael G. Nolan
President and Chief Executive Officer
Terra Nova Financial Group, Inc.
100 South Wacker Drive, Suite 1550
Chicago, IL 60606
(312) 827-3600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Charles A. Stewart, Esq.
General Counsel, Secretary
Terra Nova Financial Group, Inc.
100 South Wacker Drive, Suite 1550
Chicago, IL 60606

        Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common stock, $0.01 par value per share	11,500,000	$2.50	$28,750,000	$3,383.88
Total	11,500,000	$2.50	$28,750,000	$3,383.88

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average of the high and low prices of the common stock of the Registrant as traded in the OTC Bulletin Board on December 13, 2006, the date Terra Nova Financial Group, Inc.'s Registration Statement on Form SB-2 (File No. 333-136194), to which this Registration Statement is Post-Effective Amendment No. 2 , was filed with the Securities and Exchange Commission. Amounts reported in this table have been adjusted to reflect the one-for-ten reverse stock split affected in October 2007.

(2)	A registration fee of $3,383.88 was previously paid pursuant to Terra Nova Financial Group, Inc.'s Registration Statement on Form SB-2 filed on December 13, 2006 (File No. 333-136194), to which this Registration Statement is Post-Effective Amendment No. 2 .

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 2 is being filed with the Securities and Exchange Commission (the "Commission") by Terra Nova Financial Group, Inc., an Illinois corporation (the "Registrant"), to remove Exhibits 5.1 and 5.2 that were incorrectly filed with Post-Effective Amendment No. 1 on April 22, 2009 and to file a correct Exhibit 5.1 herewith. Other than this correction to Exhibit 5.1 and the related modifications to the Exhibit List, the references to "Amendment No. 2", and the modification of the filing date, this Post-Effective Amendment No. 2 otherwise restates Post-Effective Amendment No. 1 in its entirety.

        This Post-Effective Amendment No. 2 is being filed (as was Post-effective Amendment No. 1, which it substantially restates) by the Registrant as the successor registrant to Terra Nova Financial Group, Inc., a Texas corporation (the "Texas Corporation"). This Post-Effective Amendment No. 2 is being filed with the Commission as the result of the reincorporation merger (the "Reincorporation") that became effective on June 20, 2008. The Reincorporation was effected by a merger of the Texas Corporation with and into the Registrant, which, prior to effecting the Reincorporation, was named Terra Nova Newco, Inc. and was a wholly-owned subsidiary of the Texas Corporation.

        Pursuant to the terms of the Agreement and Plan of Merger between the Registrant and the Texas Corporation, each outstanding share of Texas Corporation common stock was automatically converted into one share of the Registrant's common stock. Each stock certificate representing issued and outstanding shares of capital stock of the Texas Corporation continues to represent the same number and kind of shares of capital stock of the Registrant. The Registrant assumed all unexercised and unexpired options and warrants of the Texas Corporation outstanding at the effective time of the Reincorporation, which now represent the right to receive shares of the Registrant's common stock upon exercise. The Texas Corporation's common stock was quoted on the OTC Bulletin Board, and the Registrant's common stock continues to be quoted on the OTC Bulletin Board under the symbol "TNFG".

        The Reincorporation was approved by the shareholders of the Texas Corporation at the annual meeting of shareholders of the Texas Corporation held on May 23, 2008 for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        In accordance with paragraph (d) of Rule 414 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Registrant, as the successor registrant to the Texas Corporation, hereby expressly adopts the Registration Statement of the Texas Corporation on Form SB-2, Registration Statement No. 333-136194, as its own Registration Statement for all purposes of the Securities Act and the Exchange Act, which adoption is effective as of and at the effective time of the Reincorporation.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any states where the offer or sale is not permitted.

PROSPECTUS DATED April 24, 2009

TERRA NOVA FINANCIAL GROUP, INC.

11,500,000 SHARES OF COMMON STOCK

        The persons listed in this Prospectus under "Selling Shareholders" may offer and sell from time to time up to an aggregate of 11,500,000 shares of our common stock that they have acquired from us, including those shares that may be acquired upon exercise of warrants granted by us. Information on the selling shareholders, and the times and manner in which they offer and sell shares of our common stock, is provided under "Selling Shareholders" and "Plan of Distribution" in this Prospectus.

        We will not receive any proceeds from the sale of the common stock by the selling shareholders, but we may receive proceeds from the exercise of warrants by the selling shareholders. We will bear the costs and expenses of registering the common stock offered by the selling shareholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the selling shareholders.

        Our common stock is listed on the OTC Bulletin Board under the symbol "TNFG". On April 13, 2009, the closing price for our common stock on the OTC Bulletin Board was $0.65 per share.

        BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 7. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date of the front cover page of this Prospectus, regardless of the time of delivery of this Prospectus or the sale of any common stock. The Prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

        We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who came into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

The date of this Prospectus is April 24, 2009

 Post-Effective Amendment No. 2 to Form SB-2 on Form S-1/A

PART I

PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references to the "Company," "we," "us," and "our" refer to Terra Nova Financial Group, Inc., an Illinois corporation, and its predecessor, Terra Nova Financial Group, Inc., a Texas corporation; references to "Terra Nova" refer to Terra Nova Financial, LLC and references to "Tradient" refer to Tradient Technologies, Inc.

The Company

          Terra Nova Financial Group, Inc. (collectively, the "Company," "firm," "we," "us," or "our") is a holding company of businesses providing a range of stock trading products and services to professional stock traders, such as hedge funds, day traders and the like. Our principal executive office address and main telephone number are: 100 South Wacker Drive, Suite 1550, Chicago, IL 60606 and (312) 827-3600.

          We have three primary subsidiaries which are:

•	Terra Nova Financial, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of Financial Industry Regulatory Authority, provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers.

•	Tradient Technologies, Inc., a financial technology development business provides proprietary applications for electronic trade execution, order routing and clearing.

•	SC QuantNova Research SRL, based in Bucharest, Romania, provides software development, architecture and engineering for Tradient and back office clearing systems.

          Terra Nova Financial Group, Inc. trades under the stock symbol "TNFG" and is listed on the OTC Bulletin Board.

          The Company was founded as Rushmore Capital Corporation in 1990 as a traditional financial services company and started doing business in March 1991. In October 1997, we changed our name to Rushmore Financial Group, Inc. We first sold stock in the Company to the public in 1997. This initial public offering was listed on the Nasdaq SmallCap Market. In 2002, our stock began trading on the OTC Bulletin Board after being delisted from the NASDAQ SmallCap Market. We changed our name again in 2004 to Rush Financial Technologies, Inc. In May 2006, we acquired three companies:

•	Terra Nova Trading, L.L.C.,

•	Market Wise Securities, LLC and

•	Market Wise Stock Trading School, LLC.

          These three companies are now our subsidiaries. After we purchased these companies, we changed our name to Terra Nova Financial Group, Inc. This happened in October 2006.

          On June 20, 2008 we changed our state of incorporation from Texas to Illinois. Other than the change in the state of incorporation there were no other changes in the business, such as physical location, management, assets, liabilities or our net worth. Our common stock continues to trade on the OTC Bulletin Board under ticker symbol "TNFG" and there has been no change in our CUSIP number.

Terra Nova Financial, LLC

          Terra Nova Financial, LLC ("Terra Nova") is a specialized broker dealer which primarily deals with stock trading professionals. We seek to attract professional traders, hedge funds and money managers as customers by providing value in stock trading execution, clearing and prime brokerage services. Terra Nova offers its clients the ability to trade, analyze, strategize and report their stock market activities by using a variety of advanced software and internet tools. Terra Nova was founded in 1994 and is headquartered in Chicago, Illinois with a sales office in New York, New York. Primary sources of revenue for Terra Nova are commissions, account fees and interest.

          Terra Nova is a member of Financial Industry Regulatory Authority ("FINRA"), Securities Investor Protection Corporation ("SIPC"), National Futures Association ("NFA"), The Depository Trust Company ("DTCC"), National Securities Clearing Corporation ("NSCC") and The Options Clearing Corporation ("OCC") along with the following exchanges: International Securities Exchange, Boston Options Exchange, Chicago Stock Exchange, National Stock Exchange, NYSE Arca Options, NYSE Arca Equities, NYSE Alternext US, NYSE Euronext, NASDAQ OMX Group Inc., NASDAQ OMX PHLX, and CBOE Stock Exchange.

Tradient Technologies, Inc.

          Tradient Technologies, Inc. ("Tradient") develops and builds software applications for electronic trade execution, order routing and clearing. Tradient's products are developed with an eye to providing professional traders, hedge funds and registered investment advisors with products that are efficient, consistent and a good value. Tradient develops updates to its existing products and new products by targeting those innovations it believes are most helpful to professional traders. Tradient is located in Chicago, Illinois. The primary sources of revenue for Tradient are software licensing and routing fees.

Additional Subsidiaries

          We also have the following wholly-owned subsidiaries:

•	SC QuantNova Research SRL ("QuantNova") provides consulting, software development, electronic data processing, software architecture and engineering for Tradient trading platforms and backoffice clearing software. QuantNova is based in Bucharest, Romania. On December 31, 2008, QuantNova had six full-time employees and two contract employees.

•	Market Wise Securities, LLC ("MW Securities") is an inactive broker-dealer, a member of FINRA and carries no clients.

•	Market Wise Stock Trading School, LLC ("MW School") offers electronic and internet research and analysis tools to individuals and companies.

The Offering

          Up to 11,500,000 shares of our issued and outstanding common stock are being offered and sold by the selling shareholders. We will not receive any of the proceeds from the sale of those shares. The shares were issued upon conversion of our Series E Convertible Preferred Stock Preferred, which occurred on October 16, 2006. The Series E Preferred was sold in a private placement to accredited investors in an offering that concluded on May 19, 2006 in order to fund the acquisition of Terra Nova and certain of its affiliates. At this time, all preferred stock has either been converted to Common Shares or been repurchased by the Company and there are no preferred shares of Series E or otherwise currently outstanding.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Certain statements in this Prospectus may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission ("SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Terra Nova Financial Group, Inc. and its subsidiaries, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "will," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. The Company cautions investors that any forward-looking statements made by the Company are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to the Company, include, but are not limited to, risks and uncertainties that are described in "Risk Factors" of this Prospectus and in other securities filings by the Company with the SEC.

          Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. The Company's future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this Prospectus are made only as of the date hereof and the Company does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

RISK FACTORS

          You should carefully consider each of the following risk factors and all of the other information in this Prospectus. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially and adversely affected. If that happens, the trading price of our shares could decline significantly. The risk factors below contain forward-looking statements regarding the Company. Actual results could differ materially from those set forth in the forward-looking statements.

Risks Related to our Company

We face substantial competition and rapid change from other industry participants and competitors, including other securities and financial services firms, which could harm our financial performance if we fail to compete.

          We encounter aggressive competition from numerous competitors in most areas of our business. In addition, new competitors may emerge at any time. The competitiveness of our operations may be threatened by new technologies or market trends which could lead to reduced financial results. In addition, the market for securities and financial services and the related infrastructure products and services is rapidly evolving and highly competitive. Competitors may have significantly greater financial, technical, marketing and other resources, offer a wider range of services and financial products and may have greater name recognition and more extensive client bases. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements and may be able to implement significant technology enhancements or offerings, undertake more extensive promotional activities, offer more attractive terms to clients and adopt more aggressive pricing policies than ours, based on our limited resources. If we fail to compete effectively, our revenue could decrease and our operating results could be materially harmed.

Our procedures may not be sufficient to properly monitor our correspondents or clearing partners or protect us from liability for their acts under current laws and regulations.

          Any intentional failure, negligence or unintentional errors in properly performing our clearing functions or any mishandling of funds and securities held by us on behalf of our correspondents and their clients could lead to censures, fines or other sanctions by applicable authorities, cease and desist orders or suspension or disqualification of employees or officers as well as actions in tort brought by parties who are financially harmed by those failures or mishandlings. The growth of our business and expansion of our client base may place a significant strain on our management and operations. While many of our systems and processes are designed to accommodate additional growth without redesign or replacement, we may nevertheless need to make significant investments in additional hardware and software to accommodate growth or such enhancement, change or addition may not be timely enough. If we fail to implement or adapt proper procedures we may be subject to liability or loss of revenues that could result in substantial costs to us and distract our management from our business.

Market conditions and decreases in short-term interest rates would negatively impact our revenues and profitability.

          The profitability of our margin lending activities depends to a great extent on the difference between interest income earned on margin loans and investments of client cash and the interest expense paid on client cash balances and borrowings. If short-term interest rates fall we generally expect to receive less interest income on client cash deposits held in reserve and on margin debit balances and potentially a smaller gross interest spread causing our net interest income to decline. Short-term interest rates are highly sensitive to factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities.

          Our level of business activity depends upon a healthy and active market for the purchase and sale of securities. Bear markets, flat market trends, or market interruptions generally decrease the overall market, trading volumes and investor activity. We find that during these times both gross commissions, total trades, and overall volume can increase or decrease substantially.

We have off-balance sheet risk associated with our broker-dealers and our margin lending business which subjects us to credit risks.

          We provide margin loans to investors, therefore, we are subject to risks inherent in extending credit. Our credit risks include the risk that margin requirements may be inadequate and the value of the collateral we hold could fall below the amount of an investor's indebtedness, especially when the market is rapidly declining. Agreements with margin account investors permit us to liquidate their securities with or without prior notice in the event that the amount of margin collateral becomes insufficient or might be considered questionable. Despite those agreements, we may be unable to liquidate the clients' securities. In connection with securities activities, we also execute client transactions involving the sale of securities not yet purchased, known as "short sales," all of which are transacted on a margin basis subject to federal, self-regulatory organization and individual exchange regulations and its clearing broker's internal policies. In all cases, such transactions may expose us to significant off-balance sheet credit risk in the event client collateral is not sufficient to fully cover losses that clients may incur.

          We provide guarantees to clearing organization and exchanges under standard membership agreements, which require members to guarantee the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearing organization and exchanges other members would be required to meet shortfalls. Our liability under these arrangements is not quantifiable and may exceed the cash and securities we have posted as collateral.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations and we do not expect these conditions to improve in the near future.

          Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. The stress experienced by global capital markets that began in the second half of 2007 continued and substantially increased during the third and fourth quarter of 2008. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a global recession. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses.

There can be no assurance that actions taken by the U.S. government, Federal Reserve and other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve the intended effect.

          In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, numerous regulatory and governmental actions have been proposed. The Federal Reserve has taken action through reduced federal funds rates and the expansion of acceptable collateral for its loans to provide additional liquidity. In October 2008, the Emergency Economic Stabilization Act of 2008, referred to in this Prospectus as the "EESA," was signed into law. The EESA provides the U.S. Secretary of the Treasury with the authority to establish a Troubled Asset Relief Program, or TARP, to, among other things, purchase up to $700 billion of mortgage-backed and other securities from financial institutions for the purpose of stabilizing the financial markets. Additionally, the American Recovery and Reinvestment Act of 2009, referred to in this Prospectus as the "ARRA," was signed into law in February 2009. The ARRA is intended to provide a stimulus to the U.S. economy and includes federal tax cuts, expansion of unemployment benefits and other social welfare provisions, and domestic spending in education, health care and infrastructure, including marine infrastructure and dredging. There can be no assurance as to what impact such actions will have on our business or the financial markets, including the extreme levels of volatility, or that the EESA, the ARRA, or any monetary or fiscal actions of the U.S. Federal Reserve Board will have a stabilizing effect on the economy or a beneficial impact on economic growth. It is not possible to predict whether or when such actions may occur or what impact, if any, such actions could have on our business, results of operations or financial condition or the trading price of our common stock.

The current weakness in the economic environment and other factors could lead to our goodwill and other intangible assets becoming impaired.

          Under current accounting guidelines, we must assess, at least annually and potentially more frequently, whether the value of our goodwill and other intangible assets have been impaired. Any impairment of goodwill or other intangible assets as a result of such analysis would result in a non-cash charge against earnings, which charge could materially adversely affect our reported net income and our stock price. Due to the continuing economic uncertainty and market and credit crisis, we considered whether there were any indicators that our goodwill was impaired. We concluded that no indicators of impairment were present. A significant and sustained decline in the our future cash flows, a significant adverse change in the economic environment, slower growth rates or our stock price falls below our net book value per share for a sustained period could result in the need to perform additional impairment analysis in future periods. If we were to conclude that a future write-down of goodwill or other intangible assets is necessary, then we would be required to record a non-cash charge against earnings, which, in turn, could have a material adverse affect on our reported net income and the book value of our stockholders' equity.

If we lose the services of any of our key personnel our business may be unable to attract qualified replacements.

          Our success is heavily dependent on the performance of our executive officers and managers. Our growth and future success will depend, in large part, on the continued contributions of these key individuals as well as our ability to motivate and retain our personnel. Loss of any of our key personnel could result in severe hardship in our ability to execute our business plan. We believe that our future success will depend in part on our ability to recruit and retain highly skilled management, sales and marketing, and technical personnel. Competition in recruiting personnel in the industry is intense.

Operational changes may disrupt our operations.

          We continually evaluate our products, services and corporate strategy. We have in the past undertaken, and will in the future undertake, operational changes and/or product, technology and marketing strategy modifications. These operational changes increase the risk that objectives will not be met due to the allocation of valuable limited resources to implement changes. Further, due to the uncertain nature of any of these undertakings, these efforts may not be successful and we may not realize any benefit from these efforts.

Legal and regulatory compliance continues to become more complex and costly.

          We are subject to a high degree of legal and regulatory requirements. The cost and complexity of meeting these requirements continues to increase.

          We have implemented and continue to implement formal compliance procedures to respond to regulatory requirements and changes. Our future operating results will depend on our ability:

•	to improve our systems for operations, financial controls, communication and information management; and

•	to refine our compliance procedures and enhance our compliance oversight, and to recruit, train, manage and retain our employees.

Increases in costs associated with these efforts would cause our operating margins to decline from current levels.

We can become party to litigation and we may be unsuccessful in our defense of claims made against us.

          The Company can become a defendant in claims, arbitrations and suits at any time in the ordinary course of business. These claims can require the Company to pay material amounts of money for legal fees, costs, settlements, awards and judgments. These claims may include customer claims related to the purchase or sale of investment securities, regulatory actions or other legal issues. The outcome of litigation in court or before arbitration panels is extremely difficult to predict, especially when claimants seek substantial or unspecified damages. A substantial judgment, settlement, fine or penalty could have a material adverse effect on our results of operations or cash flows.

We rely on intellectual property and proprietary rights to protect the products that we have developed as well as those of third-party vendors.

          The success of our business depends, in part, on obtaining intellectual property protection for our products, defending our intellectual property once obtained, preserving our trade secrets and the protection of our third party vendors. To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, clients, strategic investors and third-party vendors. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. Even if we are able to defend our intellectual property, there may be little recognition of our brand and trademark in the marketplace. We may also be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Failure to protect our intellectual property adequately could harm our brand and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition and operating results.

          We currently do not own any patents and we cannot verify with certainty the intellectual property owned by our third-party vendors. In addition, we cannot assure you that we are or will be aware of all patents containing claims that may pose risk of infringement by our products and services. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. Successful challenges against us could require us to modify or change or discontinue use of the portions of our products or services that are found to be infringing or violating the rights of others or to obtain licenses from third parties. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our results of operations. In addition, intellectual property litigation or claims could force us to:
•	cease licensing, incorporating or using any of our products or those of our third-party vendors that incorporate the challenged intellectual property, which would adversely affect our financial operating results;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or

•	redesign our products, which would be costly and time-consuming, and divert the attention of limited technical and management resources.

Introduction of new operating systems or the inability to retain third-party technologies may disrupt our operations and cause significant fluctuations in our financial results.

          Our financial technology products are designed to run on Microsoft operating systems and integrate with security products from other industry leading vendors. Although we believe that the target operating systems and products are and will be widely offered and utilized by businesses in the corporate market, no assurances can be given that this will continue and in the future we might be forced to migrate to other computing technologies that we do not currently support. Moreover, if our products and technology are not compatible with new developments from these companies, our business, results of operations and financial condition could be materially and adversely affected as a result of the expenses we incur to make our products compatible.

We may be unsuccessful in utilizing new marketing and/or new distribution channels which may decrease our ability to implement our business plan.

          We have pursued, and may continue to invest in both new and proven marketing channels that historically have been cost effective for advertising and marketing which include strategic alliances with complementary businesses and Internet marketing. In an effort to diversify our sources of revenue and expand our client bases, new or existing marketing channels may increase costs and delay or divert management's attention. In addition, we rely upon the Internet significantly for marketing and the distribution of our products and services. This form of marketing may not be successful in the future.

The length of the product development and sales cycles are difficult to predict, and our offering may not reach the market at opportune times.

          The implementation of financial services and software products are inherently difficult to plan for when interfacing with many vendors for input and output of data. Therefore, we may incur delays in the introduction of new products or features. Also, any new feature that users do not favorably receive could damage our reputation and brand name. We cannot be certain that we will get enough revenues from any expanded products or services to offset related costs. The length of our product development and sales cycles has generally been greater than we originally expected. These delays could have a material adverse effect on the amount and timing of future revenues.

Systems failures and delays could harm our business.

          We receive and process trade orders through a variety of electronic channels. Our online trading services and our products are heavily dependent on the integrity of the systems supporting them. Our systems and operations, including our Web servers and those of our third party service providers, are vulnerable to damage or interruption from human error, sabotage, encryption failures, break-ins, intentional acts of vandalism, earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems and operations, and similar events. Our disaster recovery planning cannot account for all potential eventualities. In addition, extraordinary trading volumes could cause our computer systems to operate at an unacceptably low speed or even fail. While we have invested significant amounts to upgrade the reliability and scalability of our systems, there can be no assurance that our systems will be sufficient to handle such extraordinary trading volumes.

          Systems failures or delays may occur in the future and could cause, among other things, unanticipated disruptions in service to our clients, slower system response time resulting in transactions not being processed as quickly as our clients desire, decreased levels of customer service and customer satisfaction and harm to our reputation. If any of these events were to occur, we could suffer:

•	a loss of clients or a reduction in the growth of our customer base;

•	increased operating expenses;

•	financial losses; and

•	litigation or other customer claims and regulatory sanctions or additional regulatory burdens.

          Our business also depends on the continued reliability of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. We have in the past experienced a variety of outages and other delays as a result of Internet failure.

Additional cash resources may be needed in the future but may not be available.

          While we have limited but adequate cash resources now, we may have additional cash and liquidity needs in the future that are difficult to meet. Additional financing sources may include debt and/or equity financing, though there is no guarantee that adequate amounts of debt or equity financing will be available if needed on acceptable terms. Any future issuance of stock may have a negative impact on the stock price.

Failure to comply with net capital requirements could adversely affect our business.

          The SEC, FINRA, CFTC, NFA and other self-regulatory agencies or organizations, known as an "SRO," have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Our broker-dealer subsidiaries are required to comply with these net capital requirements. If we fail to maintain the required net capital, the SEC or CFTC could fine us or even suspend or revoke our registration, or the applicable SRO could sanction us, including by limiting our growth or expelling us from membership. Any of these actions could have a material adverse effect on our business. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, trading operations that require the use of capital could be restricted. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our then present levels of business, which could have a material adverse effect on our business, financial condition, results of operations and projections. As a holding company we access the earnings of our broker-dealer subsidiary through receipt of capital. Net capital requirements may limit our ability to access those earnings.

Certain of our directors and largest stockholders may have a significant influence on matters submitted to stockholders for approval.

          We have a few large shareholders who each hold more than 5% of our outstanding shares. Together our directors and holders of 5% or more of our outstanding common stock beneficially own greater than 60% of our outstanding common stock. As a result, these stockholders, acting together, may have significant influence over the election of our directors, the appointment of new management and the potential outcome of all matters submitted to a vote of our stockholders, including entering into mergers, the sale of substantially all of our assets and other extraordinary items. The interests of this group of stockholders may not always coincide with our interests or the interests of other stockholders.

Procedures and requirements of the Patriot Act may expose us to significant costs or penalties.

          As participants in the financial services industry, our subsidiaries are subject to laws and regulations, including the U.S. Patriot Act of 2001, that require that they know their clients and monitor transactions for suspicious financial activities. The cost of complying with the Patriot Act and related laws and regulations is significant. We face the risk that our policies, procedures, technology and personnel directed toward complying with the U.S. Patriot Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could have a material adverse effect on our business, financial condition and operating results. As an online broker with clients worldwide, we may face particular difficulties in identifying our clients and monitoring their activities.

Our controls and procedures may not prevent or detect all errors or acts of fraud.

          Our management, including our Chief Executive Officer and Chief Financial Officer, believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must consider the benefits of controls relative to their costs. Inherent limitations within a control system include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and may not be prevented or detected.

Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on our stock price.

          We have in the past, and may in the future, discover areas of our internal control over financial reporting which may require improvement. For example, in March 2008 we identified an error in the way we recorded non-cash stock compensation expense for certain warrant grants in 2006 which resulted in a restatement of our 2006 consolidated financial statements. Management determined that the error went undetected due to inadequate processes for assuring that the documentation of the awards properly reflected the non-economic terms of the grants and properly recording the awards as documented. If we are unable to assert that our internal control over financial reporting is effective in any future period we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

Our self-clearing operations for securities expose us to liability for errors in clearing functions.

          Clearing and execution services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. Clearing brokers also assume direct responsibility for the possession and control of client securities and other assets and the clearance of client securities transactions. However, clearing brokers also must rely on third-party clearing organizations such as the DTCC and the OCC in settling client securities transactions. Self-clearing securities firms are subject to substantially more regulatory control and examination than introducing brokers that rely on others to perform clearing functions. Errors in performing clearing functions, including clerical and other errors related to the handling of funds and securities held by us on behalf of our clients, could lead to losses and liability in related lawsuits brought by clients and others.

We are dependent on third-party clearing agents for executing and processing our futures transactions and any failures by them or difficulties in our third-party relationships could materially harm our business.

          We are dependent on certain third-party clearing agents for the orderly processing of futures and options on futures transactions. Our clearing agreements with our clearing firms may be terminated by any of the parties upon prior written notice. Breaches or termination of these agreements or the clearing firms' agreements with their third-party suppliers could harm our business. Termination of our relationship with our clearing firms could expose us to certain capital reserve requirements and other complex regulatory requirements imposed by federal and state securities laws, and additional system modifications, which could have a material adverse effect on our business. Moreover, we have agreed to indemnify and hold harmless our clearing firms from certain liabilities or claims, including claims arising from the transactions of our clients, and may incur significant costs as a result.

Losses due to employee or customer fraud could have an adverse effect on our business.

          We are exposed to potential losses resulting from fraud and other misconduct by employees, clients or third-parties. Employees may bind us to transactions that exceed authorized limits or present unacceptable risks, hide from us unauthorized or unsuccessful activities or improperly use confidential information. Third-parties may engage in fraudulent activities, including fraudulent access to legitimate customer accounts, the use of a false identity to open an account, or the use of forged or counterfeit checks for payment. Such types of fraud may be difficult to prevent or detect, and we may not be able to recover the losses caused by such activities. Any such losses could have a material adverse effect on our business, financial condition and operating results.

The future sale of shares of our common stock may negatively impact our stock price.

          Our stock is thinly traded. If our shareholders sell substantial amounts of our common stock, the market price of our common stock could fall. A reduction in ownership by one of our large shareholders could cause the market price of our common stock to fall.

The price of our stock can fluctuate significantly.

          The market price of our stock has been volatile in the past and could decrease substantially. This could result for many reasons including variations in actual or anticipated annual or quarterly financial results, industry developments, or our reputation is harmed.

There is increasing globalization with associated risks.

          The Company is receiving increasing inquiries from foreign nationals who wish to trade financial instruments in the United States. To the extent that the Company may become increasingly reliant on foreign investors for revenue, it faces risks that foreign economic downturns may disrupt that revenue and also that servicing foreign clients may involve costly additional regulatory requirements.

The banks in which we hold funds may cease doing business in the normal course.

          We hold large sums of both the Company's and our customers' funds in various bank deposit accounts. Should those banking institutions become insolvent or are unable for any other reason such as governmental controls or extraordinary events in the financial system from returning our deposits the firm's operations and financial results could be materially impacted which could lead to a loss of customers, litigation and other adverse results to the Company.

Risks related to the Offering

Our quarterly financial results are subject to significant fluctuations, which could cause our stock price to decrease.

          We have been subject to substantial fluctuations in quarterly net revenues and operating results and these fluctuations may recur in the future. We have previously experienced shortfalls in revenue and earnings from levels expected by investors, which have had an immediate and significant adverse effect on the trading price of our common stock, and this may recur in the future. Fluctuations may be caused by a number of factors, including:

•	the timing and volume of new customer accounts, trade volumes and software subscription fees;

•	the timing and amount of our expenses;

•	the introduction of competitive products by existing or new competitors;

•	reduced demand for any given product;

•	strategic alliances that fail to meet expectations; and

•	the market's transition between operating systems.

          Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower levels. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decrease. Please see our accompanying financial statements as filed in our Annual Report on Form 10-K beginning on page F-1.

Our stock has traded historically at low values and has received little interest from the investment community.

          For the past three years, our shares have traded at prices below $5.00 per share (as adjusted for the one-for-ten reverse stock split we completed in August 2007), and our highest closing price during the past two years has been $3.30 per share. In August 2002, we were delisted from the NASDAQ SmallCap Market because of our failure to maintain minimum continued listing requirements.

          We will need to attract substantially more investor interest, post better financial results and profits, end our dependence upon sales of equity and debt securities, and continue to show upward sales trends in order to achieve an increased value for our shares. Even then, we will still face obstacles due to our penny stock status, lack of analyst following and our trading market on the OTC Bulletin Board. See "Dividend Policy and Market Data" on page 23.

          Holders of our common stock may not be able to sell their shares when desired if a liquid trading market does not develop, or for their purchase price or more per share even if a liquid trading market develops.

          Due to the relatively small number of outstanding shares in the public float, the current stock price and other factors, our stock will continue to be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the NASDAQ. Even if a liquid market develops for our stock, there is no assurance that it can be maintained. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our stock. It should also be noted that we have only approximately 1,100 shareholders, of which 206 are of record and more than 850 are beneficial holders holding through brokers. For these and other reasons, our stock should not be viewed as a short-term investment.

Substantial sales of our shares may have an adverse impact on the trading price of our shares.

          Under the United States federal securities laws, many of our shares may be resold immediately in the public market, except for shares held by affiliates or restricted shares of common stock issued to non-affiliates, subject to required holding period, that are not registered hereunder. Some of the shareholders may decide that they do not want to continue holding shares in the Company and may sell their shares. We cannot predict whether shareholders will resell large numbers of our shares in the public market following the subscription or how quickly they may resell their shares. If our shareholders sell large numbers of our shares over a short period of time, or if investors anticipate large sales of our shares over a short period of time, this could adversely affect the trading price of our shares.

Our shareholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses or as a result of option and warrant exercises.

          Our amended and restated articles of incorporation authorize the issuance of up to 150,000,000 shares of common stock and up to 5,000,000 shares of preferred stock. There are 25,482,942 shares of common stock issued and outstanding and no shares of preferred stock outstanding as of April 16, 2009. Additionally, we have issued warrants to purchase our common stock. There are an additional approximately 18,000,974 shares available for purchase under our warrants and options. We may seek to raise additional capital to meet our financial needs through the sale of equity or other securities, acquire complementary businesses through the issuance of equity or other securities or have stock options exercised. Our board of directors has the power to issue substantial additional shares of common stock and preferred stock without shareholder approval. Potential investors should be aware that any such stock issuance may result in reduction of the book value or market price, if any, of the outstanding shares of common stock. If we issue any additional shares of common stock or preferred stock, such issuance will reduce the proportionate ownership and voting power of all shareholders. Further, any new issuance of shares may result in a change in control of our Company.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified board members.

          As a public company, we are subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act of 2002, referred to in this Prospectus as the "Sarbanes-Oxley Act". The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our internal control over financial reporting, significant resources and management oversight will be required. As a result, management's attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

          These rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.

If we fail to remain current on our reporting requirements, we could be removed from the OTCBB, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

          If we fail to remain current on our reporting requirements under the Exchange Act, we could be removed from the OTCBB. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market. In the past we have on occasion extended the date required for filing annual and quarterly reports and have been late on one or more filings.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

          The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

We may grant stock options and restricted stock to the board, management, and employees following the stock offering which could reduce your ownership interest.

          Awards under these plans would reduce the ownership interest of all shareholders. We have granted options to purchase shares to our directors and employees, and may grant additional options in the future. Options to purchase approximately 589,274 common shares were outstanding at April 16, 2009. The issuance of shares upon the exercise of these options may result in dilution to our shareholders. See "Management" on page 42.

Some provisions of our articles of incorporation and bylaws may discourage takeovers and serve to entrench management.

          Our articles of incorporation and bylaws contain some anti-takeover provisions that may discourage or make more difficult a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our articles of incorporation and/or bylaws:

•	do not permit shareholders to take action except at an annual or special meeting of shareholders;

•	require shareholders to give us advance notice to nominate candidates for election to our board of directors or to make shareholder proposals at a shareholders' meeting

•	permit our board of directors to issue, without shareholder approval, preferred stock with such terms as the board may determine;

•	require the vote of the holders of at least two-thirds of the voting shares for shareholder amendments to our bylaws; and

•	require, for the approval of a business combination with shareholders owning 5% or more of the voting shares, the vote of at least 50% of the voting shares not owned by such shareholder, unless certain fair price requirements are met or the business combination is approved by the continuing directors of the Company.

          These provisions of our articles of incorporation and bylaws, and Illinois law, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company, even though a majority of our shareholders may consider such proposals, if effected, desirable. These provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in some tender offers, including tender offers at prices above the then-current market value of our shares, and may also inhibit increases in the trading price of our shares that could result from takeover attempts or speculation.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the common stock offered by this Prospectus. The selling shareholders will receive all of the proceeds.

DETERMINATION OF OFFERING PRICE

          The Selling Stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. Please refer to "Plan of Distribution."

SELLING SHAREHOLDERS

          We have agreed to register 11,500,000 shares of our common stock, pursuant to a registration rights agreement that requires us to register up to fifty percent of our outstanding common stock beneficially owned by the selling shareholders. These shares were beneficially acquired by the selling shareholders pursuant to private placement offerings of our Series E Preferred Stock completed on May 19, 2006. At the September 28, 2006 shareholder meeting the shareholders approved an amendment to increase our authorized shares to 800,000,000, which amendment was filed on October 16, 2006, resulting in the automatic conversion of the Series E Preferred Stock into common stock. Certain of the shares of common stock beneficially owned by each of the selling shareholders are being registered to permit public secondary trading of these shares, and the selling shareholders may offer these shares for resale from time to time. See "Plan of Distribution." The registration rights agreement covering the Series E Preferred Stock requires us to register a number of shares up to one-half of our outstanding shares, or approximately 11,500,000 shares.

          The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each selling shareholder as of October 16, 2006 and the number of shares that may be offered pursuant to this Prospectus. The shares in the table are reflective of the one-for-ten reverse stock split. Except for the purchase of the Series E Preferred Stock and except as may be identified in the footnotes to the table, none of the selling shareholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling shareholders.

          The shares being registered were issued upon the automatic conversion of Series E Preferred Stock after the shareholders authorized an amendment to increase our authorized shares of common stock to 800,000,000 in September 2006. A special meeting of the Company's shareholders was held on July 12, 2007 in Chicago, Illinois where the shareholders approved an amendment to the Amended and Restated Articles of Incorporation to reduce the total number of authorized shares of common stock of the Company, par value $0.01 per share, from 800,000,000 to 150,000,000.

          The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future.

          None of the selling shareholders is a registered broker-dealer. Footnote 5 following the table discloses certain affiliates of registered broker-dealers. Each of such persons has represented to the Company that they purchased the securities to be resold in the ordinary course of business, and at the time of the purchase, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

          For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares. All percentages are approximate.

          As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this Prospectus.

Shares Beneficially Owned
Prior to Offering (1)
	Common Shares other than Series E	Common Stock converted from Series E	Common	Shares Subject to	Beneficial Ownership	Number of Shares Offered	Owed After the Offering
Broker-dealers or affiliates of broker-dealers	Preferred	Preferred	Shares	Warrants	Percentage	Hereby	Number	Percent(3)

Andrew C. Park	-	16,667	16,667	8,333	0.09%	8,214	16,786	0.06%

Anna L Gillilan & Roderic W Gillilan (7)	-	18,000	18,000	9,000	0.10%	8,871	18,129	0.07%

Arabella Group, LLC (8)	-	66,667	66,667	33,333	0.37%	32,857	67,143	0.25%

Bay Pond Investors (Bermuda) LP (6)	-	286,667	286,667	143,333	1.58%	141,286	288,714	1.06%

Bay Pond Partners, LP (6)	-	913,333	913,333	456,667	4.97%	450,143	919,857	3.34%

Bill F. Sims	-	20,000	20,000	10,000	0.11%	9,857	20,143	0.07%

Bill F. Sims, Jr.	-	83,333	83,333	41,667	0.46%	41,071	83,929	0.31%

Bonanza Master Fund, Ltd. (2)	1,120,005	7,573,068	8,693,073	3,786,534	40.39%	3,732,440	8,747,167	28.31%

Brian S. Gilmore	-	16,667	16,667	8,333	0.09%	8,214	16,786	0.06%

Bushido Capital Master Fund, LP (10)	-	333,333	333,333	166,667	1.83%	164,286	335,714	1.23%

Carter Management Group LLC (11)	-	150,000	150,000	75,000	0.83%	73,929	151,071	0.56%

Charles & Liz Dawson	6,667	4,000	10,667	2,000	0.05%	1,971	10,695	0.04%

Charles T. Chrietzberg, Jr.	7,000	40,000	47,000	20,000	0.25%	19,714	47,286	0.17%

Claude Wayne Hudson IRA Rollover (7)	-	16,000	16,000	8,000	0.09%	7,886	16,114	0.06%

Commissum Financial Services (12)	-	500,000	500,000	250,000	2.74%	246,429	503,571	1.84%

Core Fund, L.P. (13)	-	133,333	133,333	66,667	0.74%	65,714	134,286	0.49%

Corsair Capital Investors, Ltd (14)	-	67,333	67,333	33,667	0.37%	33,186	67,814	0.25%

Corsair Capital Partners 100, L.P. (14)	-	27,333	27,334	13,667	0.15%	13,470	27,528	0.10%

Corsair Capital Partners, L.P. (14)	-	572,000	572,000	286,000	3.13%	281,914	576,086	2.10%

D Allen & D Allen Ttee, Allen Family Trust U/A DTD 02/04/2003 (7)	-	16,667	16,667	8,333	0.09%	8,214	16,786	0.06%

	Common Shares other than Series E	Common Stock converted from Series E	Common	Shares Subject to	Beneficial Ownership	Number of Shares Offered	Owed After the Offering
Broker-dealers or affiliates of broker-dealers	Preferred	Preferred	Shares	Warrants	Percentage	Hereby	Number	Percent(3)

D Armstrong & J Armstrong Ttee, Armstrong Family Trust Investment Account (7)	-	34,000	34,000	17,000	0.19%	16,757	34,243	0.13%

D Landa & D Landa Ttee Landa Family Trust U/A DTD 08/23/2003 (7)	-	36,667	36,667	18,333	0.20%	18,071	36,929	0.14%

D Stalker & M Stalker Ttee Stalker Family Tr U/A DTD 10/02/1990 (7)	-	13,333	13,333	6,667	0.07%	6,571	13,429	0.05%

Dale E. Moore	19,296	20,000	39,296	10,000	0.18%	9,857	39,439	0.15%

Dan A Hanson & Durene C Hanson Ttee Hanson Family Trust (7)	-	18,000	18,000	9,000	0.10%	8,871	18,129	0.07%

David N. Baker	-	33,333	33,333	16,667	0.18%	16,429	33,571	0.12%

Dewey M. Moore (5)	290,506	166,667	457,172	83,333	1.99%	82,143	458,363	1.69%

Dewey M. Moore, Jr. & Jennifer S. Moore JTWROS (5)	128,729	80,000	208,729	40,000	0.92%	39,429	209,300	0.77%

Edmund H. Melhado	-	20,000	20,000	10,000	0.11%	9,857	20,143	0.07%

Edward J Fotsch & Debra T Fotsch (7)	-	28,667	28,667	14,333	0.16%	14,129	28,871	0.11%

Edward Paul & Sally Anne Aaronson (7)	-	13,333	13,333	6,667	0.07%	6,571	13,429	0.05%

Finwell & Co. (6)	-	200,000	200,000	100,000	1.10%	98,571	201,429	0.74%

Finwell & Co. (6)	-	200,000	200,000	100,000	1.10%	98,571	201,429	0.74%

Forest Hill Select Fund, LP (16)	-	1,446,667	1,446,667	723,333	7.80%	713,000	1,457,000	5.24%

Forest Hill Select Offshore, Ltd. (18)	-	886,667	886,667	443,333	4.83%	437,000	893,000	3.24%

G Hanson & G Hanson Ttee Residual Trust Created under Last Will of Bernice M Hanson (7)	-	25,333	25,333	12,667	0.14%	12,486	25,514	0.09%

Gamma Opportunity Capital Partners, LP Class A (19)	-	166,667	166,667	83,333	0.92%	82,143	167,857	0.62%

Gregory J Loos & Stephanie P Loos (7)	-	13,333	13,333	6,667	0.07%	6,571	13,429	0.05%

Hare & Co (6)	-	466,667	466,667	233,333	2.56%	230,000	470,000	1.72%

Howell Family LP (20)	34,000	33,333	67,333	16,667	0.31%	16,429	67,571	0.25%

Iroquois Master Fund Ltd. (21)	-	166,667	166,667	83,333	0.92%	82,143	167,857	0.62%

J Caird Investors (Bermuda) LP (6)	-	666,667	666,667	333,333	3.64%	328,571	671,429	2.45%

J Caird Partners, LP (6)	-	600,000	600,000	300,000	3.28%	295,714	604,286	2.20%

Jacob & Sherry Landry	-	133,333	133,333	66,667	0.74%	65,714	134,286	0.49%

James F Loos & Sherry Loos Ttee James F Loos, DDS, Pft Shg Plan (7)	-	32,667	32,667	16,333	0.18%	16,100	32,900	0.12%

Jerald G. Kallas	-	333,333	333,333	166,667	1.83%	164,286	335,714	1.23%

John and Michelle Kane	-	116,667	116,667	58,333	0.64%	57,500	117,500	0.43%

John M. Porter	-	133,333	133,333	66,667	0.74%	65,714	134,286	0.49%

Joshua Teuber	-	33,333	33,333	16,667	0.18%	16,429	33,571	0.12%

	Common Shares other than Series E	Common Stock converted from Series E	Common	Shares Subject to	Beneficial Ownership	Number of Shares Offered	Owed After the Offering
Broker-dealers or affiliates of broker-dealers	Preferred	Preferred	Shares	Warrants	Percentage	Hereby	Number	Percent(3)

Keith E Moe	-	200,000	200,000	100,000	1.10%	98,571	201,429	0.74%

Kent D Fergusson Roth IRA (7)	-	41,333	41,333	20,667	0.23%	20,371	41,629	0.15%

L. Zachary Landry	-	466,667	466,667	233,333	2.56%	230,000	470,000	1.72%

Liberty View Funds, LP (22)	-	266,667	266,667	133,333	1.47%	131,429	268,571	0.99%

Liberty View Special Opportunities Fund, LP (22)	-	133,333	133,333	66,667	0.74%	65,714	134,286	0.49%

Louis G Bennett, Jr Ttee Louis G Bennett Jr Tr U/A DTD 06/11/1997 (7)	-	18,667	18,667	9,333	0.10%	9,200	18,800	0.07%

Marc Kaufman	45,730	10,000	55,730	5,000	0.22%	4,929	55,801	0.21%

Martin J Cohen	8,000	10,000	18,000	5,000	0.08%	4,929	18,071	0.07%

Mary Jane Shapiro	-	16,667	16,667	8,333	0.09%	8,214	16,786	0.06%

Mary Patricia Kane (5)	-	135,667	135,667	67,833	0.75%	66,864	136,636	0.50%

Mary Patricia Kane IRA (5)	-	35,000	35,000	17,500	0.19%	17,250	35,250	0.13%

Mattox L Purvis Jr (7)	-	33,333	33,333	16,667	0.18%	16,429	33,571	0.12%

Michael G. Nolan (5)	-	26,667	26,667	13,333	0.15%	13,143	26,857	0.10%

Michael W. Jordan	75,976	33,333	109,309	16,667	0.46%	16,429	109,547	0.40%

Nite Capital LP (23)	-	166,667	166,667	83,333	0.92%	82,143	167,857	0.62%

Norland Holdings, LTD. (24)	-	16,667	16,667	8,333	0.09%	8,214	16,786	0.06%

Northern California Bancorp, Inc. (30)	-	60,000	60,000	30,000	0.33%	29,571	60,429	0.22%

PAR Investment Partners, L.P. (25)	-	2,000,000	2,000,000	1,000,000	10.67%	985,714	2,014,286	7.17%

Patrice O'Brien (7)	-	40,667	40,667	20,333	0.22%	20,043	40,957	0.15%

Peter D Kunoth Charles Schwab & Co Cust Kunoth Con Part PSP (7)	-	25,333	25,333	12,667	0.14%	12,486	25,514	0.09%

R E Schlesinger & S Schlesinger Ttee Schlesinger Family Tr (7)	-	28,667	28,667	14,333	0.16%	14,129	28,871	0.11%

Raging Capital Fund LP (26)	-	133,333	133,333	66,667	0.74%	65,714	134,286	0.49%

Raymond G Thagard Ttee Raymond G Thagard Living Trust U/A DTD 07/25/1985 (7)	-	16,667	16,667	8,333	0.09%	8,214	16,786	0.06%

Richard K. Rainbolt (4)	34,323	20,000	54,323	10,000	0.24%	9,857	54,466	0.20%

Richard McCall Ttee Richard E McCall & Naomi Grace McCall Credit Shelter TR DTD 05/15/1975 (7)	-	17,333	17,333	8,667	0.10%	8,543	17,457	0.06%

Richard Meltebeke (7)	-	19,333	19,333	9,667	0.11%	9,529	19,471	0.07%

Robert L Raffety & Priscilla L Raffety (7)	-	22,667	22,667	11,333	0.13%	11,171	22,829	0.08%

Robert Strougo	13,583	10,000	23,583	5,000	0.11%	4,929	23,655	0.09%

Rush Financial Technologies, Inc. Revocable Trust (17)	-	177,600	177,600	88,800	0.98%	87,531	178,869	0.66%

	Common Shares other than Series E	Common Stock converted from Series E	Common	Shares Subject to	Beneficial Ownership	Number of Shares Offered	Owed After the Offering
Broker-dealers or affiliates of broker-dealers	Preferred	Preferred	Shares	Warrants	Percentage	Hereby	Number	Percent(3)

Sandor Capital Master Fund, L.P. (27)	-	350,000	350,000	175,000	1.92%	172,500	352,500	1.29%

Sharon D Skipworth (7)	-	13,333	13,333	6,667	0.07%	6,571	13,429	0.05%

Sharron Y. Kuzma (4)	5,000	13,333	18,333	6,667	0.09%	6,571	18,429	0.07%

Smithfield Fiduciary LLC (28)	-	333,333	333,333	166,667	1.83%	164,286	335,714	1.23%

Steven L. Sims	-	7,333	7,333	3,667	0.04%	3,614	7,386	0.03%

Susan Platt (7)	-	13,333	13,333	6,667	0.07%	6,571	13,429	0.05%

T. Scott Brooks (4)	1,500	7,333	8,833	3,667	0.05%	3,614	8,886	0.03%

Tahoe Capital LLC (15)	-	100,000	100,000	50,000	0.55%	49,286	100,714	0.37%

Terry D Rost & Kathy Rost Ttee Franchise Group Inc Defined Benefit Plan & Tr (7)	-	22,000	22,000	11,000	0.12%	10,843	22,157	0.08%

The Frost National Bank, FBO BFS US Special Opportunities Trust PLC, Trust No. W00118000 (9)	-	500,000	500,000	250,000	2.74%	246,429	503,571	1.84%

The Frost National Bank, FBO Renaissance US Growth Investment Trust PLC, Trust No. W00740100 (9)	-	500,000	500,000	250,000	2.74%	246,429	503,571	1.84%

Tony Felts	-	10,000	10,000	5,000	0.06%	4,929	10,071	0.04%

Trinity Resources LTD (29)	20,000	26,667	46,667	13,333	0.22%	13,143	46,857	0.17%

Trust D (for a portion of the assets of the Kodak Retirement Income Plan) (22)	-	266,667	266,667	133,333	1.47%	131,429	268,571	0.99%

William O Knight (7)	-	14,667	14,667	7,333	0.08%	7,229	14,771	0.05%

Total	1,810,315	23,333,335	25,143,650	11,666,667		11,500,000	25,310,317

(1)	Beneficial ownership has been determined subject to the Rules of the SEC, but in this column, only actual outstanding shares of common stock are listed that are known to us.

(2)	Bonanza Master Fund, Ltd. is a Texas Limited Partnership. The Company has been informed that voting and dispositive powers are held by Bernay Box.

(3)	Percentage beneficially owned after the offering.

(4)	Sharron Kuzma is a former executive officer. Scott Brooks is a former executive officer and a director. Richard Rainbolt is an executive officer.

(5)	Dewey M. Moore, Jr. was an affiliate of RushTrade Securities, Inc. a broker/dealer until August 1, 2006. Michael Nolan and Mary Patricia Kane are affiliates of Terra Nova Trading a broker/dealer.

(6)	The Company has been informed that voting and dispositive powers are held by Julie A. Jenkins, Vice President and counsel, Wellington Management Company, LLP.

(7)	The Company has been informed that voting and dispositive powers are held by Michael C. Stalker, Owner, MCS Financial Advisors.

(8)	The Company has been informed that voting and dispositive powers are held by Zachary Landry, Managing Director.

(9)	The Company has been informed that voting and dispositive powers are held by Russell Cleveland, President, Renn Capital Group, Inc.

(10)	The Company has been informed that voting and dispositive powers are held by Christopher Rossman, Managing Director.

(11)	The Company has been informed that voting and dispositive powers are held by John C. Lipman, Managing Member.

(12)	The Company has been informed that voting and dispositive powers are held by Tom Ihrke, General Partner.

(13)	The Company has been informed that voting and dispositive powers are held by Davis N. Baker, Managing Principal.

(14)	The Company has been informed that voting and dispositive powers are held by Jay Petschak, Managing Member.

(15)	The Company has been informed that voting and dispositive powers are held by Daniel Taifer.

(16)	The Company has been informed that voting and dispositive powers are held by Mark Lee, Manager.

(17)	The Company has been informed that voting and dispositive powers are held by Stephen J. Wilensky, Trustee.

(18)	The Company has been informed that voting and dispositive powers are held by J. Brizzoara, General Counsel.

(19)	The Company has been informed that voting and dispositive powers are held by Jonathan P. Knight, President/Director.

(20)	The Company has been informed that voting and dispositive powers are held by Charles D. Howell, Trustee.

(21)	The Company has been informed that voting and dispositive powers are held by John Silverman.

(22)	The Company has been informed that voting and dispositive powers are held by Steven S. Rogers.

(23)	The Company has been informed that voting and dispositive powers are held by Keith Goodman, Manager.

(24)	The Company has been informed that voting and dispositive powers are held by William B. Wachtel, President.

(25)	The Company has been informed that voting and dispositive powers are held by Gina DiMento, Chief Legal Officer and Vice President.

(26)	The Company has been informed that voting and dispositive powers are held by William C. Martin, Chairman.

(27)	The Company has been informed that voting and dispositive powers are held by John S. Lamak, General Partner.

(28)	The Company has been informed that voting and dispositive powers are held by Adam C. Chill.

(29)	The Company has been informed that voting and dispositive powers are held by Jim Hildenbrand, President.

(30)	The Company has been informed that voting and dispositive powers are held by Bruce N. Warner, Executive Vice President.

PLAN OF DISTRIBUTION

          The shares may be sold from time to time by the selling shareholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the Company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

•	ordinary brokerage transactions and transaction in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of the above-listed methods of sale; and

•	any other method permitted pursuant to applicable law.

•	selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

          Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. In the event anyone other than those listed, e.g., pledges, assignees, donees, etc. intends to use the Prospectus to sell the shares we will file a post-effective amendment to that effect. Such post-effective amendment will list any pledgee, assignee, donee, etc. and any agent, broker, dealer, etc. and disclose the applicable compensation arrangements.

          We have agreed to pay for costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling shareholders, including all expenses and fees of preparing, filing and printing the registration statement of which this Prospectus is a part and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling shareholders.

          Any broker-dealers or agents that are involved in selling the shares are "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To the best of our knowledge, no selling shareholder is a registered broker-dealer; however, some selling shareholders may be registered persons.

          We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities under the Securities Act.

          Regulation M promulgated by the SEC prohibits the selling shareholders and their affiliates from, directly or indirectly, bidding for, purchasing, or attempting to induce any person to bid for or purchase, the Company's common stock at any time during the distribution of the stock covered by this Prospectus.

          In addition, our stock is subject to the SEC's penny stock regulations. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

LEGAL PROCEEDINGS

          In September 2008, an automated program used by Hsu-Tung Lee ("Lee"), a client of the Company, resulted in erroneous trades far exceeding the buying power in Lee's account with the Company. While the exchange canceled a large number of these trades, Lee was left in a short position that the Company was forced to cover, resulting in a large debit position in Lee's account with the Company. The Company brought a collection action against Lee by filing arbitration Case Number 08-4728 before the Financial Industry Regulatory Authority ("FINRA"). On February 13, 2009, Lee filed a counterclaim against the Company alleging that the Company's supervisory procedures should have prevented the mistaken trades from being sent to the market. This counterclaim seeks actual damages of no less than $62,000 and punitive damages of $2,802,077, the amount of punitive damages being the same amount as the Company is seeking as damages against Lee in this matter. The Company believes that it has strong defenses against this counterclaim and intends to vigorously defend against this claim. This matter is further discussed in Note 9 of the consolidated financial statements. The Company further believes that even if Lee were to prevail in his counterclaim that any imposition of punitive damages would be unwarranted. Further, many aspects of the Company's business involve substantial risk of liability and from time to time and the Company may become involved in additional lawsuits, arbitrations, claims and other legal proceedings at any time. There is a relatively high incidence of litigation involving the securities brokerage industry as compared to certain other industries. As with other securities brokerage firms, there is a reasonable likelihood that from time to time the Company will be threatened with additional litigation, arbitration or possibly named as a defendant in administrative proceedings. Compliance and trading problems that are reported to federal and state securities regulators, securities exchanges or other self-regulatory organizations by dissatisfied clients are investigated by such regulatory bodies, and, if pursued by such regulatory body or such clients, may rise to the level of arbitration or disciplinary action.

          The Company also is subject to periodic regulatory audits, inquiries and inspections. On December 19, 2008, FINRA notified Terra Nova that it had made a preliminary determination to recommend disciplinary action against the Company as well as one current and two former employees based on alleged violations primarily related to soft dollar accounts, including without limitation alleged improper soft dollar payments, failure to adequately supervise soft dollar payments, failure to maintain adequate written supervisory procedures and improper record keeping. The charges mainly relate to activities that occurred in 2004 and 2005. A formal response to the charges has been filed and the Company is anticipating further discussions with FINRA to resolve the matter. Management believes it is probable that the Company will settle the issue and/or pay a fine related to this matter. Management has estimated and accrued a reserve in an amount that it believes is reasonably sufficient for the settlement of this matter. The reserve is being reflected under the category "Accounts payable and accrued expenses" on the accompanying consolidated balance sheet as of December 31, 2008. Also, a FINRA audit for 2007 which had resulted in a preliminary determination to recommend disciplinary action against Terra Nova and the former chief financial officer of the Company based on alleged violations related to, among other things, anti-money laundering compliance programs, reserve formula calculations and the filing of allegedly inaccurate FOCUS Part II Reports, is being resolved, as the Company has agreed to an acceptance, waiver and consent letter with FINRA which includes an agreement to pay a fine in the amount of $100,000, which has been accrued under the category "Accounts payable and accrued expenses" on the accompanying consolidated balance sheet as of December 31, 2008. It is possible other regulatory agencies may make further inquiries into the matters which were the subject of the FINRA concern.

DIVIDEND POLICY AND MARKET DATA

          We do not anticipate declaring any stock or cash dividends on our common stock in the foreseeable future. The Board of Directors declared all accumulated dividends payable on all shares outstanding under all series of preferred stock of the Company to holders of record on February 27, 2008. The Company made dividend payments to all holders of record fifteen business days after they were declared. The amount of preferred dividends paid in arrears in 2008 was $50,063. In 2007, the Board of Directors declared dividends on all accumulated preferred stock dividends and was payable to holders of record on September 28, 2007. The amount of preferred dividends paid in arrears in 2007 was $374,397.

          In the second quarter of 2008 the Company redeemed or repurchased all preferred stock and therefore the Company has no preferred dividends in arrears at December 31, 2008.

Market Information

          Our common stock is traded on the OTC Bulletin Board under the symbol TNFG. The following table shows the high and low closing sales prices for our common stock based on actual transactions on the OTC Bulletin Board during each of the quarters presented. The prices do not include retail markups, markdowns or commissions. The prices in the following table have been adjusted to reflect the one-for-ten reverse stock split effective August 1, 2007. On April 13, 2009, the last reported sales price for the firm's common stock on the OTC Bulletin Board was $0.65 per share.

	Closing Sales Price			Closing Sales Price
2008	High	Low	2007	High	Low
First Quarter	$1.62	$1.25	First Quarter	$3.30	$2.00
Second Quarter	$1.50	$0.93	Second Quarter	$2.40	$1.80
Third Quarter	$1.35	$1.00	Third Quarter	$2.20	$1.21
Fourth Quarter	$1.02	$0.62	Fourth Quarter	$1.85	$1.30

Common Stock Holders

          As of April 16, 2009 there were approximately 206 holders of stock registered with our transfer agent, Computershare Trust Company, N.A. but the majority of the of the 25,482,942 shares outstanding are held in street name. Based on information previously provided by depositories and brokers the Company believes there are more than 850 beneficial owners of our common stock. As of December 31, 2008, the largest shareholder was Bonanza Master Fund, Ltd. Liquidating Trust owning 34% of the outstanding common shares. As of March 30, 2009 the top four stockholders held approximately 70.2% of the outstanding common stock.

BUSINESS AND PROPERTIES

Overview

          Terra Nova Financial Group, Inc. (collectively, the "Company," "firm," "we," "us," or "our") is a holding company of businesses providing a range of products and services to the professional trading community. The Company has three primary subsidiaries: Terra Nova Financial, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of Financial Industry Regulatory Authority provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers. Tradient Technologies, Inc., a financial technology development business provides proprietary applications for electronic trade execution, order routing and clearing. SC QuantNova Research SRL, based in Bucharest, Romania, provides software development, architecture and engineering for Tradient and back office clearing systems. Terra Nova Financial Group, Inc. trades under the stock symbol "TNFG" and is listed on the OTC Bulletin Board.

          The Company was originally founded as Rushmore Capital Corporation in 1990 as a traditional financial services company and commenced operations in March 1991. In October 1997, the Company changed its name to Rushmore Financial Group, Inc. The Company launched an initial public offering on the Nasdaq SmallCap Market in 1997. In 2002, its stock began trading on the OTC Bulletin Board after delisting from the Nasdaq SmallCap Market. The Company's name changed in 2004 to Rush Financial Technologies, Inc. In May 2006, Rush Financial Technologies, Inc. acquired all of the membership interests of Terra Nova Trading, L.L.C., Market Wise Securities, LLC and Market Wise Stock Trading School, LLC. The Company changed its name to Terra Nova Financial Group, Inc. in October 2006.

          On June 20, 2008 the Company changed its state of incorporation from Texas to Illinois. Other than the change in corporate domicile, this reincorporation did not result in any change in the business, physical location, management, assets, liabilities or net worth of the Company, nor did it result in any change in location of the Company's employees, including the Company's management. Furthermore, the Company's common stock continues to trade on the OTC Bulletin Board under ticker symbol "TNFG" and there has been no change in the Company's CUSIP number.

Terra Nova Financial, LLC

          Terra Nova Financial, LLC ("Terra Nova") is a specialized financial services firm focused on supporting trading professionals. Professional traders, hedge funds and money managers come to Terra Nova for value in execution, clearing and prime brokerage services. This recognition originated with the firm's role (from 1996 to 1998) as the sponsoring broker-dealer for the innovative Archipelago ECN (now part of the NYSE Euronext). Terra Nova empowers self-directed clients to trade, analyze, strategize and report through a portfolio of advanced technology tools. Terra Nova was founded in 1994 and is headquartered in Chicago, Illinois with a sales presence in New York, New York. Primary sources of revenue for Terra Nova include commissions, account fees and interest.

          Terra Nova is a member of Financial Industry Regulatory Authority ("FINRA"), Securities Investor Protection Corporation ("SIPC"), National Futures Association ("NFA"), The Depository Trust Company ("DTCC"), National Securities Clearing Corporation ("NSCC") and The Options Clearing Corporation ("OCC") along with the following exchanges: International Securities Exchange, Boston Options Exchange, Chicago Stock Exchange, National Stock Exchange, NYSE Arca Options, NYSE Arca Equities, NYSE Alternext US, NYSE Euronext, NASDAQ OMX Group Inc., NASDAQ OMX PHLX, and CBOE Stock Exchange.

Targeted Markets and Clients

          Terra Nova is a broker-dealer in a highly competitive marketplace that includes a number of much larger competitors as well as a large number of competitors of roughly similar size based on revenues. Terra Nova seeks to compete by targeting highly active traders, such as small and mid-sized hedge funds, who appreciate Terra Nova's value proposition and customer service.

          Terra Nova serves a diverse client base of professional traders, established and emerging hedge funds, money managers, correspondent introducing brokers, registered representatives, registered investment advisors, trade advisors, international institutions and foreign brokers located in the United States and in certain foreign countries.

          Terra Nova is involved in the direct access brokerage industry and serves the high-volume, self-directed, independent professional trader. As the number of online traders and investors increases and the online trading landscape continues to move toward self-directed trading, we believe that there will be an expanding market for direct access routing technology and sophisticated trading analytics systems. We intend to continue to grow our share of this market. One high-growth segment we aim to capture includes "black box trading" and algorithmic traders.

          Terra Nova also sees several opportunities related to the hedge fund industry. The industry as a whole is experiencing challenges and with currently a number of hedge funds folding many displaced financial professionals may look to trade their personal accounts or on a small fund basis. Terra Nova currently intends to compete in this growing segment. Additionally, larger prime brokerages are scaling back operations to focus exclusively on large hedge fund clients, cutting ties with or reducing offerings and service to small and mid-sized funds. Terra Nova has long been positioned to serve the small and mid-sized hedge fund market and plans to grow its client base by attracting these underserved firms.

Execution Services

          Terra Nova provides unbiased trade executions on an agency-only basis. Terra Nova offers solutions for direct access trading in multiple domestic and global markets across many product classes including equities, options, ETFs, commodity futures and options, fixed income securities and mutual funds. Terra Nova has a 24-hour trading desk staffed with licensed brokers and is available to all clients. We offer a range of powerful trading platforms suited to different trading styles, including offerings developed by Tradient, as well as trading platforms offered by other third parties. In 2008, Terra Nova established simplified, competitive per ticket and per share pricing plans for all platforms, which has been well received by clients and has positioned Terra Nova to be even more effective in acquiring new business.

Tradient Pro, Tradient Plus and Tradient Web

          TradientSM Pro is Tradient's Level II trading platform that offers real-time, streaming data and a wide array of trading features including: portfolio management with real-time, straight-through posting of trade positions, orders and account balances; support for trading through a real-time order management portal that routes entry and exit orders based on user-defined criteria; and customizable trading layouts users can configure to suit their personal trading styles. Tradient Pro users can send orders through Tradient's proprietary smart order routing technology, or can self-direct orders to multiple trading venues including the major exchanges, Electronic Communication Networks ("ECNs") and Market Makers. Tradient Pro is targeted to high-volume professional traders.

          Tradient Plus is Tradient's streaming Level I software product offering essential equity and options trading features economically. It is targeted to swing traders and the direct investor.

          Tradient Web is Tradient's browser-based trading system providing anytime, anywhere access to quotes, research, charting tools and other resources to help traders trade the market online.

RealTick

          Created by Townsend Analytics, Ltd. ("Townsend Analytics"), RealTick® is global, broker neutral, multi-asset Execution Management System (EMS) that is licensed by the Company from Townsend Analytics. RealTick's flexibility and customizability suits almost every trading style and delivers sophisticated trading tools; access to global brokers, exchanges, ECNs and other liquidity pools; real-time data including full market depth; streaming news, analytics and risk management tools-all fully integrated into one platform. RealTick is supported by Townsend's global data centers and a redundant network for excellent stability and resiliency. RealTick offers Terra Nova clients the ability to self-direct orders to multiple domestic and international exchanges for equities, options, and futures.

Sterling Trader Pro

          Developed by Sterling Financial Systems, Inc. ("Sterling Financial"), Sterling Trader® Pro is licensed by the Company from Sterling Financial which is a full-featured Level II direct access trading platform designed for professionals who work with the rapidly moving electronic markets. It includes advanced pinpoint accuracy for order routing and management and real-time profit/loss capabilities and risk management controls, making it particularly suitable for trading groups.

API Services

          Terra Nova offers support for advanced traders and trading software developers who seek to utilize the application program interface ("API") of the trading platforms Terra Nova brings to market. Through an API, software developers can write custom applications to connect to financial data servers to retrieve price and news data, and to link applications directly to an order entry system, creating the potential for seamless "black box trading" solutions.

          Terra Nova's API services have enabled the development of specific applications providing additional functionality to traders. Traders can leverage a Microsoft Excel front-end-provided by a third-party API provider and directly integrated with the Tradient Pro application-to customize their own algorithms or trading models using library of over 500 financial functions; use out-of-the-box trading algorithms; and build automated execution using a sophisticated trade engine to quickly act on analytics in real time. The third-party API provider tools are also available with the RealTick trading platform.

Routing Solutions

          Terra Nova is involved in what we believe to be the next generation of direct market access ("DMA") routing. Terra Nova's Smart Routes provide high-speed, seamless, one-click direct market access to major liquidity sources, known as dark, grey or lit, for equities, ETFs and options to achieve a fast execution at optimal pricing. Terra Nova Smart Routes are designed for speed, capacity and stability while constantly monitoring real-time market metrics for best performance. Terra Nova Smart Routes are believed to offer advantages over standard exchange routes including access to liquidity that other routes do not offer.

Clearing Services

          Terra Nova is a self-clearing firm providing customized solutions including execution, clearing, account custody, portfolio analysis, risk management, web based portfolio analysis, stock loan, real time data reporting and more. Terra Nova currently offers advanced solutions that provide flexibility in the way clients can connect to liquidity engines, quote servers and markets, including Terra Nova FIX ("TNFIX"), NASDAQ Stock Market, ARCA Sponsored Access, and API services.

          Our clearing systems are designed to be scalable in order to accommodate increased transactional volume, allow for integration with third-party vendors and handle future regulatory requirements without compromising stability and reliability. As a self-clearing firm, Terra Nova has the ability to create customized solutions for integration into a client's business model and deliver smart order routing with execution from a single interface.

          Terra Nova self-clears a significant percentage of its transactions through its own proprietary clearing software with DTCC and OCC directly. In addition, we have a non-exclusive, worldwide right and license to our back office clearing system. This provides Terra Nova with additional control over transactional business and increased margins in regard to commissions and assets. All futures transactions are cleared on a fully disclosed basis through an established futures commission merchant, R.J. O'Brien. A small portion of equities and options transactions are cleared through Merrill Lynch. These relationships help provide Terra Nova's clients with a global reach of products and services.

          In addition to providing brokerage and trading technology services Terra Nova self-clears approximately 96% of its active accounts. Certain very large equity and options accounts and all futures accounts are cleared on a correspondent basis through relationships with Merrill Lynch and R.J. O'Brien.

          Terra Nova's clearing systems are proprietary and comprehensive providing a broad range of securities processing infrastructure and capability. The systems provide for order matching, transaction settlement, trade reconciliation, trade reporting, margin lending, securities custody, stock lending/borrowing, advanced reporting, customer account maintenance and a variety of other capabilities. The clearing platform is fully integrated with Terra Nova's accounting systems as well as with the technology and order-entry systems from Tradient and other third-party trading platform providers.

          Through the operation of its own self-clearing systems, Terra Nova maintains control over its clients' transactional business, with the intention of being able to provide a superior level of customer support. Terra Nova's self-clearing operations also provide the Company with enhanced revenues from net interest income earned on customer credit and debit balances held.

          As currently configured, the clearing system is operating at a small percentage of its existing clearing capacity. Management has put a great amount of time and effort into planning for significant additional capacity given what it believes is the opportunity for growth and the importance of backup capacity. The Company has identified ways to significantly increase its clearing capacity through a combination of hardware and software modifications for a relatively low capital cost.

Prime Brokerage Services

          Terra Nova provides prime brokerage services delivered with goals of both individual attention and sophisticated financial technology. We are known in the industry for our self-clearing and back office operations; agency-only executions (no proprietary trading desk); and, we believe, cost-effective, customized approach.

          Prime brokerage services include an introducing broker relationship thru Merrill Lynch; sophisticated trading platforms with customizable algorithmic capabilities and API services; portfolio margining, which has the effect of aligning the amount of margin funds required to be held in a client's account with the risk of the portfolio as a whole; incubation services including partnerships with service providers; a dynamic risk management infrastructure tool allowing real time analysis of portfolio risk and exposure; access to a broad array of fully customizable reporting and independent institutional research; and an outsourced trade desk. We also offer deliver versus payment ("DVP") capabilities, soft-dollar arrangements, and commission sharing agreements.

Client Service

          Terra Nova's service model is intended to set us apart from our competitors. Our people are expected to be problem-solvers with quick and helpful solutions to assist in making clients' trading experiences smooth and successful.

          A dedicated approach to customer service is a key part of our service offering. We strive to provide attentive service to our clients throughout their experience with our firm, from opening an account, to training them to use our trading platforms, to trade execution and reporting. Terra Nova clients have access to our customer service team and our 24-hour trading desk-a group of licensed brokers who we train to provide prompt resolution on the initial call inquiry and are required to follow-up in a timely manner on any issues that cannot be immediately resolved. Email and online chat are also provided as convenient alternative ways to communicate with our representatives.

Tradient Technologies, Inc.

Overview

          Tradient Technologies, Inc. ("Tradient") operates the Company's proprietary technology development activities, building applications for electronic trade execution, order routing and clearing. Tradient platforms are shaped by what we believe are the foremost needs of professional traders, hedge funds and registered investment advisors-efficiency, consistency and value-using a swift, targeted innovation and development process. Tradient is located in Chicago, Illinois. Primary sources of revenue for Tradient include software licensing and routing fees.

Products and Services

          Tradient develops powerful, user friendly software that professionals can rely on to get the job done. Our portfolio of applications covers a wide range of needs and our development process is designed for rapid, ongoing introduction of the innovations the market demands.

          Tradient offers three trading platforms. Tradient's flagship product, Tradient Pro, is a fully customizable Level II trading platform that efficiently executes sophisticated equity and options trading strategies. Tradient Plus is a customizable trading platform designed for ease of use that economically offers essential equity and options trading features. Tradient Web is a browser-based trading system providing anytime, anywhere access to quotes, research, charting tools and other resources to help traders trade the market online.

          Tradient also offers an application program interface ("API"), enabling advanced traders and trading software developers to build or enhance third-party trade applications using the Tradient application program interface. The ability for third-parties to use Tradient platform data in and initiate trades from such applications through Tradient servers is intended to address the needs of the growing "black box" or algorithmic trading community.

Employees

          As of December 31, 2008 the Company had a total of ninety-four full-time employees with the majority in Chicago, Illinois though the staff has since been reduced through a reduction in force in January 2009 to an overall number of full-time employees of eighty-eight as of March 31, 2009. We have seven full-time employees and one contract employee at our QuantNova subsidiary who are located in Bucharest, Romania for software development as of March 31, 2009. We have approximately forty employees in technology and development related positions, approximately ten in business development and customer support and remaining employees in compliance, administration, finance and brokerage operations. As of December 31, 2008 the Company had approximately fifty-two employees who are engaged in the securities business of the Company and are registered with FINRA. As of December 31, 2007 we had a total of ninety-two full-time employees with a presence in Chicago, New York, and San Francisco and three full-time employees in Bucharest, Romania.

Broker-Dealer Regulation

          Terra Nova and MW Securities are subject to the Securities and Exchange Commission Uniform Net Capital Rules under the Securities Exchange Act of 1934. Terra Nova is also subject to the Commodity Futures Trading Commission's financial requirement. Terra Nova calculates its net capital using the "alternative method,'' which requires the maintenance of minimum net capital, as defined by the rules, equal to the greater of (i) $1,500,000 or (ii) 2.0% of aggregate debit items. MW Securities is subject to a minimum capital requirement of $5,000 as a FINRA member broker-dealer.

          In December, 2008 the Company sold the broker-dealer RushTrade Securities, Inc. for approximately $50,000. The gain on the sale of $50,000 is reflected in "Other general and administrative expenses" on the accompanying consolidated financial statements for the year ended December 31, 2008.

Website

          Relaunched in 2008, Terra Nova's website, www.TNFG.com, includes information on all our available trading platforms, prime brokerage and clearing services, commissions and fees and client services. It provides access to educational resources and webinars, including information on options trading and functionality to open an account. We also provide a sign-up for free trading platform trial accounts so that clients can experience the trading platforms we offer. A log-in to our Client Center provides access to additional tools including portfolio reporting. The Investor Relations section of the website includes our regulatory filings such as Annual Report on Form 10-K; Quarterly filing of 10-Q and Proxy; and corporate governance along with information about our transfer agent and the Company.

Availability of Information

          You may read and copy any materials the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm. Copies of such materials also can be obtained at the SEC's website, www.sec.gov or by mail from the Public Reference Room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The Company's SEC filings are also available to the public, free of charge, on our Company website, www.TNFG.com, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC.

Properties

          We have a seven year, three month lease which expires August 31, 2012 on our corporate headquarters located in Chicago, Illinois. We also lease space for two co-location data centers located in Chicago, Illinois. One co-location lease expires in October, 2009 and the other co-location lease is a month-to-month arrangement. One of the co-location data centers is used for our primary data storage consisting of servers and communication equipment and a second co-location data center is for trade data feeds.

          In addition, we have an office located in New York, New York which has a five year lease expiring in March, 2012 along with office space in Bucharest, Romania for software development which has a one year lease expiring in October, 2009.

          We had a three year lease on our facility located in Dallas, Texas which expired in January, 2009 and a co-location data center in Dallas, Texas with an expiration of May, 2009. We are not renewing either lease and are closing both locations. In addition, we had rented office space in Boulder, Colorado which had a one year lease which expired in July, 2008 and was not renewed.

          The following summarizes the information relating to our facilities. We believe our facilities are adequate to meet our requirements at the current level of business activity.

Location	Space (sq. ft.)	Usage

Chicago, Illinois	15,500 square feet	Corporate Headquarters
New York, New York	2,169 square feet	Office Space
Bucharest, Romania	1,500 square feet	Office Space

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Overview

          Terra Nova Financial Group, Inc. (the "Company") is a holding company of businesses providing a range of products and services to the professional trading community. The Company has three primary subsidiaries: Terra Nova Financial, LLC ("Terra Nova"), Tradient Technologies, Inc. ("Tradient") and SC QuantNova Research SRL ("QuantNova"). Terra Nova, Tradient and QuantNova are wholly-owned subsidiaries of the Company, a public company trading on the OTC Bulletin Board under the symbol TNFG.

          Professional traders, hedge funds and money managers come to Terra Nova, a broker-dealer registered with the Securities and Exchange Commission and a member of Financial Industry Regulatory Authority, for value in execution, clearing and prime brokerage services. The firm offers highly active traders solutions for direct access trading in domestic and global markets across many product classes including equities, options, ETFs, commodity futures and options, fixed income securities and mutual funds. Clients can make unbiased executions on an agency-only basis through Terra Nova's 24-hour trading desk staffed with licensed brokers or through any of a range of powerful trading platforms suited to different trading styles. The firm also provides customizable, turn-key clearing solutions for broker-dealers and introducing brokers; and prime brokerage services well suited for small and mid-sized hedge funds. Terra Nova is located in Chicago, Illinois. In 2008, the primary sources of revenue for Terra Nova were comprised of 86% from commissions and fees and 11.4% from net interest income.

          Tradient is the Company's financial technology development business, providing proprietary applications for electronic trade execution, order routing and clearing. Tradient platforms for real-time market data and direct access trading are designed for efficiency, consistency and value. Tradient platforms include flagship product Tradient Pro, a fully customizable Level II trading platform; Tradient Plus, an easy-to-use, customizable trading platform offering essential equity and options trading features economically; and Tradient Web, a browser-based trading system with streaming Level I data. Tradient is located in Chicago, Illinois. Primary sources of revenue for Tradient include software licensing and routing fees.

          QuantNova provides consulting, software development, electronic data processing, software architecture and engineering for Tradient trading platforms and backoffice clearing software. QuantNova is based in Bucharest, Romania and as of December 31, 2008 had six full-time employees and two contract employees.

2009 Initiatives

          In 2009, the Company's goals are to increase revenue growth through strategic initiatives involving marketing and sales operations, technology innovation and cost control, such as:

Pursue targeted segments:

•	Attract the most sophisticated traders by providing access to algorithmic trading, "black box" and non-click trading strategies;

•	Attract international active trading clients to the U.S. markets;

•	Attract displaced institutional trading professionals who may turn to independent trading or trade group participation; and

•	Capture new prime brokerage clients by attracting underserved small to mid-sized hedge funds.

Broaden product offering:
•	Continue to enhance the Tradient platforms and API;

•	Continue to broaden the set of platforms from which to choose;

•	Refine complex options strategy offerings across all trading platforms;

•	Explore foreign exchange trading offerings;

•	Grow the trading activity in international securities; and

•	Enhance prime brokerage capital introduction program.

 Increase emphasis on sales and marketing:

•	Enhance the lead pipeline through increased web-based marketing and advertising programs targeted at highly active traders; and

•	Enable the sales team with increased tools and support.

Reduce costs to increase working capital:
•	Optimize order-flow costs;

•	Continue to align costs of routing with third-party platforms; and

•	Continue to reduce cost structure by optimizing a variety of management and IT systems processes.

          Terra Nova, the Company's broker-dealer subsidiary, while reliant upon the Tradient platforms, continues to improve its ability to operate as a technology neutral clearing agent for different front-end trading platforms. Our control over the back office processes allows the firm to accommodate business opportunities which revolve around non-traditional front-end trading platforms. We offer three proprietary trading platforms, Tradient Pro, Tradient Plus, and Tradient Web, along with RealTick, a real-time, Level II cross-asset trading platform developed by Townsend Analytics. Another platform offered is Sterling Trader Pro, developed by Sterling Financial, a customizable direct access trading platform. We also accommodate alternative routing solutions including algorithmic trading with financial information eXchange ("FIX") protocol and application programming interface ("API") capability.

          The Company's capital structure was restructured and simplified significantly in 2008. In the second quarter of 2008, we redeemed all of our outstanding preferred stock in accordance with the terms of such preferred stock. The redemption of the preferred stock along with the payment of preferred dividends in arrears and repayment of convertible notes and bonds resulted in the Company eliminating approximately $1.8 million of legacy capital with an annual cost of 9.7%. We anticipate annualized savings of approximately $150,000 in interest and dividend expense as a result of these redemptions. During the time the stock repurchase program was in effect the Company repurchased over 1,720,909 shares of Company stock or 6.3% of shares outstanding at an average price of approximately $1.38 a share. The stock repurchase program expired in September 2008.

          The Company currently intends to continue to focus on improving its capital structure, technology and business processes. The Company will continue to increase its systems and backoffice clearing capacity for anticipated growth in the number of transactions and executions that it processes in the future. The firm will continue to invest resources in back office technology to lower operating costs.

          The Company anticipates that it will continue to increase the number of transactions and executions that it processes, but this growth may be offset by compression in the commission pricing environment. In an effort to mitigate any impact from lower pricing we intend to continue to invest resources in our back office technology to lower the man-hours required to manage our systems and processing costs.

          A slow down in the Company's business which began at the end of 2008 has continued into the first quarter of 2009 and is reflected in lower commission and fee revenue. The Company implemented a reduction in force in January 2009 based on these continuing adverse economic conditions and intends to continue to review our headcount throughout 2009. We also expect to continue to experience a large reduction in net interest income resulting from historically low federal funds rates, our base rate to determine client debit and credit rates and earning on our reserve deposits. As securities brokerage firms, including Terra Nova, rely on net interest income as a significant revenue source, it continues to impact our profitability and, therefore, we are incorporating cost saving measures to offset this declining revenue.

Critical Accounting Policies

          The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the periods reported. Actual results could differ from those estimates. The following are believed to be the critical accounting policies, which could have the most significant effect on reported results and require the most difficult, subjective or complex judgments by management.

Goodwill

          Goodwill is reviewed for impairment annually or more frequently if impairment indicators arise. The first step of this process is to identify potential goodwill impairment by comparing the fair value of the reporting unit to its carrying value. The Company estimates fair value using a combination of the market price of the Company's common equity and discounted cash flows. If the carrying value is less than fair value the Company would complete step two in the impairment review process which measures the amount of goodwill impairment. Management tests the reasonableness of the inputs and outcomes of the discounted future cash flow analysis and the evaluation of the market price of its common equity against other available comparable market data. The entire amount of goodwill was created from the Terra Nova, MW School and MW Securities acquisition in May 2006 and has been assigned to Terra Nova within the Brokerage Services Segment. The Company performed its annual impairment test of goodwill as of December 31, 2008 and determined that there was no impairment.

          During 2008, the financial services industry and securities markets were materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity in the credit markets. Our stock price, consistent with stock prices in the broader financial services sector declined significantly during this period of time. During the fourth quarter of 2008, our market capitalization fell below tangible book value. The Company believes that it is reasonable to consider market capitalization as an indicator of fair value over a reasonable period of time when we test our goodwill for impairment. If the current economic market conditions persist and if there is a prolonged period of weakness in the business environment and financial markets our Company may be adversely affected which could result in an impairment of goodwill in the future.

Capitalization of Software Development Costs

          In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," ("SFAS 86") internally generated software development costs associated with new products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. Software development costs that qualify for capitalization include the salaries and benefits of the software engineers assigned to the products, internal and external quality assurance testing costs, overhead allocations primarily associated with rent and facilities costs and the costs of outsourced development activities. Software development costs not qualifying for capitalization are recorded as product development expenses. Capitalized software development costs, including purchased software, if any, are amortized using the straight-line method over the estimated useful life of the software. At each balance sheet date the Company evaluates the estimated net realizable value of each software product and when required, records write-downs of net carrying value to net realizable value of any products for which the net carrying value is in excess of net realizable value. The net realizable value is the estimated future gross revenue of each product reduced by the estimated future costs of completing and disposing of that product, including the costs of completing in process development and client support. Under the guidance in SFAS 86, during the year ended December 31, 2008, the Company capitalized costs of $621,397 related to the Tradient platform software upgrade projects. These upgrades pertain to the firm's proprietary trading platforms which are being amortized over three years using the straight-line method. During 2007, we capitalized costs of $159,320 relating to a Tradient software enhancement which is being amortized over three years using the straight-line method.

          The Company records development costs for internally used software in accordance with AICPA Statement of Position 98-1 ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Internally used software includes software that is acquired, internally developed or modified to meet the Company's internal needs and the Company has no substantive plans to market the software externally. Application development and modifications resulting in additional functionality are capitalized. Costs associated with preliminary project stage where business requirements are defined, internal and external training costs and ongoing maintenance are expensed as incurred. Capitalization of appropriate costs occurs when the preliminary project stage is complete and management authorizes and commits to the completion of the project. Capitalization ceases when the project is ready for its intended use. As part of the acquisition of Terra Nova, the Company obtained significant software systems and processes which encompass their proprietary back office clearing system. The acquired software was valued at $1,500,000, and assigned a useful life of 10 years based on the significance, functionality, and longevity expected. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the software. Under the guidance of SOP 98-1 during the year ended December 31, 2008 the Company capitalized costs of $116,564. During 2007, we capitalized costs of $383,348 relating to a telephone system upgrade of $166,370, and $167,630 relating to two new co-locations data centers located in Chicago, Illinois with another $49,348 relating to upgrading and enhancing our self-clearing software, each of which are being amortized over five years using the straight-line method.

Intangibles

          The Company acquired $6,578,000 of intangible assets as part of the acquisition of Terra Nova on May 17, 2006. The acquired intangible assets comprised the values prescribed to the acquired customer list and trade name of $4,749,000 and $1,829,000, respectively. The useful life of these intangibles was initially determined to be ten years. During the first quarter of 2008 the estimated life of the customer list declined from ten years to five years based on a determination that the turnover rate of the original clients from May 2006 was higher than was originally estimated.

Share-Based Compensation

          As of December 31, 2008, the Company had two stock-based employee compensation plans which is described more fully in Note 13 to the accompanying consolidated financial statements. The Company accounts for share-based compensation under Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of income based on their grant date fair values over their requisite service period less estimated forfeitures.

Long-Lived Assets Including Definite Lived Intangible Assets

          Long-lived assets including definite lived intangible assets are reviewed on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties.

Income Taxes

          Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

Revenue Recognition

          Revenues primarily consist of commission and fees, interest income and software related licensing fees. Commission revenue and related expenses on securities transactions are recorded on a settlement date basis. Other revenue consists of account and transaction fees and is recorded on a settlement date basis as security transactions occur. Software fees are charges for the use of the Company's software execution platform. Revenues from software fees are recognized on a monthly basis as services are provided to clients. Interest income is primarily generated by interest charges to clients on margin balances and revenue from clients cash held and invested by Terra Nova as a clearing firm offset by interest paid to clients on their credit balances. Interest income and interest expense on brokerage accounts is recorded on an accrual basis as earned or incurred.

Results of Operations

          The following table below represents net revenues and total expenses from the consolidated statements of income for year ended December 31, 2008 compared to year ended December 31, 2007 including a presentation of percentage of net revenues. The financial information below is derived from the consolidated financial statements and related notes in this Prospectus.

	Years Ended December 31,
	2008	% Net Revenues	2007	% Net Revenues
Commissions and fees	$31,869,752	85.9%	$34,452,151	79.6%

Interest income	5,314,233	14.3	13,971,377	32.3
Interest expense on brokerage accounts	1,075,883	2.9	6,407,478	14.8
Net interest income	4,238,350	11.4	7,563,899	17.5

Software fees, net	852,133	2.3	754,317	1.7
Other revenue	135,316	0.4	514,989	1.2
Net revenues	37,095,551	100.0	43,285,356	100.0

Commissions and clearing	10,227,524	27.6	12,916,474	29.8
Compensation and benefits	9,089,147	24.5	9,982,675	23.1
Software and market data	5,808,438	15.7	6,064,341	14.0
Advertising and promotional	929,126	2.5	642,124	1.5
Professional fees	2,815,477	7.6	2,138,896	4.9
Communications and information technology	864,638	2.3	814,432	1.9
Depreciation and amortization	2,307,628	6.2	1,519,190	3.5
Bad debt expense	3,604,685	9.7	-	-
Other general and administrative expenses	1,362,875	3.7	3,072,213	7.1
Total operating expenses	37,009,538	99.8	37,150,345	85.8

Operating income	86,013	0.2	6,135,011	14.2

Interest expense	-	-	(65,373)	(0.2)

Income before income taxes	86,013	0.2	6,069,638	14.0

Income tax benefit (provision)	277,734	0.7	(2,450,905)	(5.7)

Net income	$363,747	1.0%	$3,618,733	8.4%

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

          The stock and commodities markets in 2008 has been one of the most volatile in years, with a dramatic decline of the stock market occurring in the latter half of 2008. From October 9, 2007 through November 20, 2008 the S&P 500 declined 52%, making it the third worst bear market since the 1929-1932 crash.

          This volatility in 2008 has provided Terra Nova with higher volumes of stock, options and futures transactions by our clients which generated high commission and fee revenue during the third and fourth quarters of 2008. Total tickets were up 382,000 to 6.3 million in 2008 from 2007. Total equities share volume was up 496 million shares to 7.57 billion shares traded for the year ended December 31, 2008 compared to the year ended December 31, 2007. This was offset by a decrease of 11.9 million futures and options contracts executed in 2008 compared to 2007 from 24 million to 12.2 million contracts primarily from a loss of lower margin clients. Although overall tickets and equity volume were up in 2008, commissions and fees revenue was lower due to lower average commission rate per trade for 2008 compared to 2007. The Company anticipates continued abnormal stock market volatility resulting from investor uncertainty in the economy and tightened liquidity in the credit markets. Tighter credit markets have hindered the ability for individuals and businesses to get capital needed to finance business operations.

          The decline in the federal funds interest rates over the course of 2008 has reduced the Company's net interest income. We monitor the federal funds rate daily on invested client funds and adjust our client's credit and debit rates accordingly to maintain an acceptable spread. By managing the spread between debit rates earned and credit rates paid we have been able to increase our interest rate spread even though overall net interest income has declined from lower federal funds rates. We have also experienced a decline in both credit and debit client cash balances which also caused a decline in overall net interest income.

          As discussed in Note 6 of the accompanying consolidated financial statements the Company has risks associated with clients trading on margin. As the stock market experienced unprecedented stock market volatility in September 2008, the Company's internal risk management policy on margin requirements were increased on short options, concentrated positions and various marginable stocks to try to mitigate this systemic market risk. This was intended to guard against clients not meeting their margin requirements.

          In September, 2008 the Company experienced two incidents which had a material impact on the Company's profitability and Terra Nova's capital availability. As further discussed in Note 9 to the accompanying consolidated financial statements, the Company experienced two instances where clients conducted unusual trades that resulted in $3.6 million in bad debts losses to the Company. The Company has instituted preventative measures intended to avoid recurrence of the events which caused such losses in the future. Despite these losses Terra Nova continues to exceed all regulatory capital requirements.

          The first incident was unusual trading by an individual client resulting in a loss of approximately $2.8 million during the third quarter of 2008. Near the end of the trading day, the client initiated a large number of program orders in excess of the client's financial capacity. As a result of this activity, the client incurred losses of approximately $2.8 million. None of our other clients were affected. The application programming interface ("API") of one of our third-party trading software platforms, which allowed in this one instance the unusual trading, has been isolated and operational changes have been made which we believe will eliminate the possibility that any client in the future can execute trades in excess of their financial capacity with us. Moreover, the API software has been modified by our third-party software provider to permanently correct this issue. The API links applications directly to the third-party software platform which facilitates program trading. These modifications to the API did not affect the reliability of our proprietary or other third-party trading platforms or have any material impact on our other clients. We did, however, suspend the enrollment of new clients using this third-party software provider's API until the modifications were completed. We have fully expensed the $2.8 million uncollectible account which is reflected under the category "Bad debt expense" on the accompanying consolidated financial statements for the year ended December 31, 2008.

          A second client generated a loss of approximately $1.3 million from trading in a margin account. In this instance, the client sold put options in a certain securities shortly before the market close on a Friday afternoon. The U.S. government took over ownership of the issuer of these securities prior to the market opening on the following Monday and therefore this client's investment resulted in a loss of $1.3 million. The Company was able to reach agreement with the client to recover $328,000 in cash and a promissory note for an additional $172,000 payable over seven years. The remaining amount of the loss of approximately $771,000 is recorded as "Bad debt expense" on the accompanying consolidated financial statements for the year ended December 31, 2008.

          Due to the highly competitive environment in which we operate we are continually looking for and creating new and innovative products which increase customer satisfaction along with providing software necessary for successful traders. This includes continual enhancing of our trading technology along with our back office clearing systems to keep up with the dynamic financial services industry environment in which we operate. This was highlighted by the upgrades to our proprietary Tradient trading platform including adding Version 6.7 and Version 6.8 with multiple functionality enhancements.

Our results for the year ended December 31, 2008 reflect the following important factors:

•	Net income for the year ended December 31, 2008 of $363,747 includes the following non-cash expenses among other non-cash items:

º	Depreciation expense on property and equipment of $376,162

º	Amortization expense on capitalized software of $561,320

º	Amortization expense on intangible assets of $1,370,146

º	Share-based compensation of $143,562

•	Decrease of 20% in number of tickets executed on third-party software trading platforms in 2008 compared to the same period in 2007. This resulted in an increase in the number of tickets executed on the Tradient platform by 215% in 2008 compared to 2007 which reduced overall transaction execution costs.

•	Increased the number of Tradient trading platform users 36% to nearly 2,700 users during the year ended December 31, 2008 which reduced software platform costs to the Company and clients. Also the number of Tradient platform users increased 140% from 813 users during the year ended December 31, 2007.

•	Posted average revenue per employee of approximately $395,000 based on ninety-four full-time employees as of December 31, 2008 compared to $455,000 based on ninety-five full-time employees as of December 31, 2007. Revenue per employee was down from 2008 compared to 2007 as a result of lower overall revenue resulting from reduced average commission rates and declining net interest income.

•	Net interest income was down $3.3 million to $4.2 million for the year ended December 31, 2008 compared to $7.6 million for the same period in 2007 but net interest margin, defined as net interest income divided into interest income, increased to 79% in 2008 from 54% in 2007 due to effective interest spread management of rates earned on customer margin balances and customer reserve deposits versus rates paid on customer credit balances.

•	Repurchased 1,048,615 shares under the common stock repurchase program during 2008 for approximately $1.31 million reducing outstanding shares to 25.5 million. In 2007, we repurchased 672,294 shares for approximately $1 million reducing outstanding shares to 26.5 million.

•	Redeemed all outstanding preferred stock with a liquidation value of $781,100 and paid all accumulated dividends in arrears on all series of preferred stock of $50,063 during the year ended December 31, 2008. In 2007, The Board of Directors declared all accumulated dividends payable on all series of Preferred Stock to holders of record on September 28, 2007. During 2007, the amount paid in arrears was $374,397.

•	Released Tradient software Version 6.7 and Version 6.8 to the proprietary trading platform, including multiple functionality enhancements, during 2008.

Revenues

Commissions and fees

          The Company's commissions and fees revenue is dependent on the overall trading activity in the United States equity, futures and options markets. Commission revenue consists of executing NYSE and NASDAQ listed securities and OTC securities along with exchange listed options transactions, futures and futures options, ETFs, fixed income and mutual funds. Commission revenues are recorded on transactions on a settlement date basis. The fee revenue is generated from clients accessing market data through proprietary software platforms and various account maintenance fees.

          Commissions and fees decreased from $34.5 million in 2007 to $31.9 million in 2008-a decrease of 7.5% due primarily from lower average commission rates which offset higher trading activity in 2008.

          The total tickets were up 382,000 to 6.3 million in 2008 from 2007. Total equities share volume was up 496 million shares traded to 7.57 billion shares for the year ended December 31, 2008 compared to the year ended December 31, 2007 offset by a decrease of 11.9 million futures and options contracts executed in 2008 compared to 2007 to 12.2 million. Although overall tickets and equity volume were up in 2008, commissions and fees revenue was lower due to lower average commission rate per trade in 2008 compared to 2007.

Net interest income

          As a self-clearing broker-dealer the Company receives interest income on client credit and debit balances through interest bearing accounts, U.S. government securities and correspondent clearing interest sharing arrangements. Interest income decreased from $13.8 million in 2007 to $5.3 million in 2008. Interest income was impacted both by a decline in client debit and credit cash balances and lower federal fund rates. The interest earned on segregated cash balances was also impacted by the lower federal funds rate.

          During 2008 the Federal Reserve Open Market Committee lowered the federal funds rate 75 basis points on January 22; 50 basis points on January 30; 75 basis points on March 18; 25 basis points on April 30; 50 basis points on October 8; 50 basis points on October 29; and, on December 16 reduced federal funds rate to a range of 0% to 25 basis points, which totaled a reduction of 400 basis points during 2008. For 2007, the federal funds rate declined 50 basis points on September 18; 25 basis points on October 31; and, 25 basis points on December 11, which totaled a reduction of 100 basis points in 2007 to 4.25%. All client credit and margin debit rates are based off the federal funds rate. The Company also borrows securities resulting from clients who have short securities and receives interest from broker-dealers who have collateralized with cash in return for borrowing the securities.

          Interest expense on brokerage accounts decreased $5.3 million to $1.1million during 2008 from 2007-a decrease of 83.2%. As a self-clearing broker-dealer the Company pays interest to clients on cash credit balances as well as interest to banks for short-term client related loans.

          Net interest income was down $3.3 million to $4.2 million for 2008 from $7.5 milion in 2007 but net interest margin, defined as net interest income divided into interest income, increased 25% to 79% from effective interest spread management of rates earned on customer margin balances and reserve deposits versus rates paid on customer credit balances. The Company increased its efforts in 2008 to diversify the financial institutions for its customer reserve deposits and increase our return on those deposits.

Software fees, net

          Net software fees are generated from software subscription fees and ticket execution charges on trading activities. Net software fees increased 13% to $852,000 in 2008 from $754,000 in 2007. The increase in net software fees was due to a 36% increase in new users during 2008 compared to 2007 on the Tradient Pro, Tradient Plus, and Tradient Web proprietary trading platforms.

Expenses

Commissions and clearing

          A percentage of the commissions the Company earns are paid to registered representatives and multiple clearing correspondent arrangements with other broker-dealers. The Company has access to multiple Electronic Communication Networks ("ECNs") and other execution venues and the Company pays a fee (or rebate payment for order flow) to these venues for executing equity and option transactions on or through their systems. The Company is a member of multiple exchange and regulatory organizations and must pay them fees when executing transactions through them. These exchange and regulatory costs are typically based on the number and size of transactions executed. Futures are cleared through an established futures commission merchant and the Company pays execution fees associated with those futures transactions.

          Commissions and clearing expense decreased from $12.9 million in 2007 to $10.2 million in 2008-a decrease of 20.8%. For year ended December 31, 2008 the majority of the decline was attributable to a reduction in commissions paid to registered representatives. The Company continues to see a decline in expenses related to registered representatives as the Company's is less reliant on registered representatives for generating revenue.

Compensation and benefits

          Compensation and benefits consists mainly of wages, payroll taxes, employee benefits, and discretionary bonuses, along with non-cash share-based compensation expense. Compensation and benefits decreased $894,000 to $9.1 million in 2008-a decrease of 9%. Overall compensation declined in 2008 compared to 2007 due primarily to lower bonuses paid in 2008. The overall number of full-time employees was ninety-four as of December 31, 2008 compared to ninety-five as of December 31, 2007 though the staff has since been reduced through a reduction in force in January 2009. The overall number of full-time employees was eighty-eight as of March 31, 2009. This includes our foreign subsidiary QuantNova which has seven full-time employees and one contract employee at the end of 2008 and three employees at the end of 2007. The amount of employee wages and benefits capitalized as software development costs was $738,000 in 2008 and $543,000 in 2007 for upgrades pertaining to the firm's proprietary trading platforms are being amortized over three to five years using the straight-line method. (See Note 14).

Software and market data

          The software and market data expense consists of payments to third-parties for data and trading platform access for the Company's clients and is a variable cost based on the number of clients, licenses and routing execution services. The remaining fees include payments to vendors for access to market data including option and equity prices and news information. Software and market data expenses decreased $256,000 from $6.1 million in 2007 to $5.8 million in 2008- a decrease of 4.2%.

          The majority of the decrease in software and market data expense for the year ended December 31, 2008 compared to 2007 was due to decrease costs associated with our proprietary Tradient platform. This was offset by an increase in variable routing fees associated with a revised RealTick Software License Agreement entered into in February 2008 between the Company and Townsend Analytics. Terra Nova had many of its clients convert to its proprietary Tradient trading platform in 2008 presumably because of lower cost balanced with customer trading software needs. As the financial results from the year ended December 31, 2008 indicate these conversions resulted in reduced routing execution costs in 2008. There were 215% more trades executed on our proprietary lower cost Tradient platform in 2008 compared to 2007 which enabled an overall reduction in routing and execution costs.

Advertising and promotional

          Advertising and promotional expenses include trade shows, targeted marketing in financial publications, online advertising, and various sales force marketing related expenses. Advertising and promotional expenses increased from $642,000 in 2007 to $929,000 in 2008-an increase of 44.7%. The Company increased its advertising and promotional expenses for targeting new clients for revenue growth initiatives during 2008 and expects to continue these efforts during 2009.

Professional fees

          Professional fees relate to legal and consulting fees incurred for such things as the Company's defense against litigation, compliance with Sarbanes-Oxley requirements, shareholders meeting, multiple regulatory filings, tax and audit expenses and regulatory compliance. Professional fees increased from $2.1million in 2007 to $2.8 million in 2008-an increase of 31.6%. In 2008, $2.8 million in professional fees include approximately $300,000 for audit fees, $1.3 million in litigation and legal expenses, and $1 million in information, technology and administrative consulting. The legal expenses were primarily associated with reincorporating the Company in Illinois from Texas, reincorporating Tradient in Illinois from Texas, securities filings and various litigation defense and settlement costs. These increased legal fees were offset in part by $140,000 legal accrual reversal due to an anticipated fine which was not levied.

Communications and information technology

          Communications and information technology expenses increased from $814,000 in 2007 to $864,000 in 2008-an increase of 6.2%. As technology continues to play a major role in daily operations, the Company incurs expenses associated with multiple vendors providing communications and network connectivity. To enhance capacity and reliability as a self-clearing broker-dealer financial services technology provider, the Company maintains two co-location data centers in Chicago, Illinois. The firm continues to transfer services from third-party providers to internally based solutions and is enhancing various facilities to better meet the needs of the organization, reduce expenses and lower reliance on third-party providers. The Company is continually investing in its technology and infrastructure systems including hardware and software upgrades and disaster recovery systems to enhance reliability, redundancy and efficiency.

Depreciation and amortization

          Depreciation and amortization expenses increased from $1.5 million in 2007 to $2.3 million in 2008-an increase of 51.9%. Intangible assets were comprised of the acquired customer list and trade name of $4.7 million and $1.8 million, respectively. During 2007, the acquired intangibles of $6,578,000 were being amortized on a straight-line basis over their estimated useful lives of ten years. During the first quarter of 2008 the estimated life of the customer list was reduced from ten years to five years based on a determination that the turnover rate of the original clients from May 2006 was higher than was originally estimated. The shorter useful life caused an acceleration of amortization expense which generated an increase in amortization expense of $712,000 in 2008 compared to 2007.

Bad debt expense

          Bad debt expense increased from zero in 2007 to $3.6 million in 2008. The bad debt expense increase resulted from two isolated customer trading losses. (See Note 9 to the accompanying consolidated financial statements).

Other general and administrative expenses

          Other general and administrative expenses decreased from $3.1 million in 2007 to $1.4 million in 2008-a decrease of 55.6%. The general and administrative expenses include certain clearing related expenses, office rent, shareholder relations, travel and entertainment, franchise taxes, director compensation and miscellaneous expenses incurred by the Company. During 2008, there was a gain from the reversal of liabilities for which the statute of limitations expired totaling approximately $843,000 (See Note 10 to the accompanying consolidated financial statements) and a reduction of $800,000 for payments paid to a third-party for use of their phone and IT systems. In addition, we had a $334,000 gain on the sale of a seat on the Boston Stock Exchange during 2008 offset by $170,000 in franchise taxes. In the fourth quarter of 2008 we sold RushTrade Securities, Inc., a wholly-owned subsidiary, for a $50,000 gain which was offset by a full writedown of $150,000 in an investment in a third-party research company.

Income tax benefit (provision)

          The income tax benefit in 2008 of $277,734 consists of $62,865 current income tax benefit and $214,869 deferred income tax benefit. The 2008 income tax benefit includes a benefit of $196,475 resulting from amendment to prior filed state tax returns in order to file on a unitary basis in the State of Illinois and a benefit of $144,580 as a result of overpayment of state taxes in prior years offset by a federal tax expense of $208,224 for additional federal taxes due for 2007.

          At December 31, 2008, the Company has an income tax receivables balance of $1,446,264 which represents an overpayment in estimated federal and state tax payments for 2008 of $1.1 million, $196,000 State of Illinois refunds from amendments to filing on a unitary basis, and $123,000 State of Illinois for outstanding refunds receivable from prior years' returns.

          The income tax provision for the year ended December 31, 2007 was $2.5 million. The Company's 2007 income tax provision of $2.5 million consisted of $1.9 million current tax expense and $500,000 deferred tax expense. The $500,000 deferred tax expense was the result of the utilization of the Company's NOL and a reduction in the Company's net deferred tax asset. Actual income taxes that were paid in cash in 2007 were $1.3 million.

Liquidity and Capital Resources

          The broker-dealer subsidiaries are subject to capital and other requirements of the SEC, FINRA, and CFTC. In addition to mandatory capital requirements, as a self-clearing broker-dealer, the Company is required to deposit funds with clearing organizations, such as DTCC and OCC, which may be large in relation to the Company's total liquid assets and may vary significantly based on client trading activity. At the present, the Company believes it has sufficient capital on hand to meet all such capital requirements. These capital requirements are subject to change from time to time. Unforeseen increases in regulatory capital requirements may impact the Company's growth and operational plans depending on the amount of the increase.

Cash and cash equivalents

          As reflected on the accompanying consolidated statements of cash flows, cash and cash equivalents are unchanged at $7.9 million at December 31, 2008 compared to December 31, 2007. Cash flow from operations was $13.9 million for the twelve months ended December 31, 2008 which included net income of $363,747. Adjustments to reconcile net income to net cash provided by income included depreciation and amortization totaling $2.3 million and stock-based compensation of $143,000. This was offset by gains totaling $1.5 million including: reversal of liabilities for which the statute of limitations expired totaling approximately $843,000 (See Note 10 to the accompanying consolidated financial statements); $325,000 on the sale of a seat on the Boston Stock Exchange; reduction in deferred income taxes of $214,869; and $140,000 legal accrual reversal due to an anticipated fine which was not levied. Combined customer segregated cash, related customer receivable balances, and customer related payable balances increased cash flow from operations by $2.9 million. Receivables from customers and non-customers are primarily client margin loans secured by marketable securities. Receivables from and payables to brokers, dealers and clearing organizations primarily represent open transactions which typically settle or may be closed out within several days. Liquidity needs relating to client trading and margin borrowing activities are met through cash balances in client brokerage accounts which were approximately $152 million at December 31, 2008.

          Cash and cash equivalents were $7.9 million at December 31, 2007. Cash flow from operations was $13.5 million for twelve months ended December 31, 2007. We generated net income for twelve months ended December 31, 2007 of $3.6 million. This amount was adjusted for non-cash expenses including depreciation and amortization totaling $1.5 million and stock-based compensation of $94,196. Some of the larger changes included a decrease in receivables from customers of $9.7 million, a decrease in segregated cash of $12.5 million, a decrease in receivables from brokers, dealers, and clearing organizations of $30.5 million, and a decrease in payables to customers of $44.1 million. Receivables from customers and non-customers are primarily client margin loans secured by marketable securities. Receivables from and payables to brokers, dealers, and clearing organizations primarily represent open transactions which typically settle or may be closed out, within several days. Liquidity needs relating to client trading and margin borrowing activities are met through cash balances in client brokerage accounts, which were approximately $194.5 million at December 31, 2007.

          Cash flow used in investing activities for year ended December 31, 2008 was $908,000 due to the purchase of property and equipment of $504,000 and $738,000 of capitalized software development costs offset by the proceeds from the sale of an exchange seat of $334,000.

          In 2007, cash flow used in investing activities was $1.5 million, due to the purchase of property and equipment of $971,000 and $543,000 of capitalized software development costs.

          Cash flow used in financing activities during the year ended December 31, 2008 was $13 million due to a net payment on the Company's line of credit of $10.8 million, $1.3 million for the common stock repurchase program, payment of preferred dividends of $50,063, and redemption of the all outstanding preferred stock for $781,100.

          Cash flow used in financing activities during the year ended December 31, 2007 was $9.8 million due to a net decrease in our line of credit of $7.8 million, $1 million for the common stock repurchase program, $630,000 used to retire convertible bonds and notes payable, and payment of preferred dividends of $374,000.

          During 2008, the Company initiated a sweep account in which it deposits excess operating bank balances overnight into a money market account. In the third quarter of 2008 a few money market funds experienced a rare situation referred to as "breaking the buck", which left investors unlikely to get back all the cash they put in because the money market fund failed to maintain assets of at least $1 for every dollar invested, resulting in a loss of principal. The Company did not experience any loss of principal as a result of money market fund investments. The Company reviews all money market funds in which it invests to ensure, to the extent possible, that the Company's funds were not at risk.

Cash segregated in compliance with federal regulations

          Cash segregated in compliance with federal regulations was $144.2 million at December 31, 2007 versus $141.2 million at December 31, 2008. Such funds have been segregated in special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934, as amended and other regulations. The Company is required to determine the amount required to be deposited weekly, as of the close of the last business day of the week, and if necessary, to deposit additional funds by the opening of banking business on the second following business day.

          The cash segregated in compliance with federal regulations had historically been in a special reserve account at one banking institution invested in an interest bearing cash account for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934. Due to the continuing banking crisis the Company in 2008 now maintains special reserve accounts with multiple qualified banking institutions to mitigate credit risk. The Company has taken measures to diversify the banks in which it maintains customer and corporate accounts and monitors their bank performance ratios on a regular basis to help mitigate insolvency risk. All banks in which Terra Nova maintains customer and corporate deposits are "Well Capitalized" in accordance with the FDIC's Regulatory "Prompt Corrective Action" risk capital rating system. In the special reserve accounts we invest in a combination of qualified securities including short-term U.S. government securities, reverse repurchase agreements collateralized by U.S. government securities, qualified trust products, and interest bearing cash accounts. These changes are in full compliance with all regulatory requirements while providing customer protection of their funds held with the Company.

Line of Credit

          Terra Nova maintained a secured credit line used to facilitate its self-clearing broker-dealer operations. In January, 2009, the Company has diversified its bank relationships to pursue additional credit lines and deposit account to facilitate future growth and mitigate credit risk. The rates on the lines of credit are determined daily by the banks and are based on the daily rate at which banking institutions are able to borrow from each other plus a predetermined spread. Management believes that brokerage cash balances and operating earnings will continue to be the primary source of liquidity for the Company in the future. At December 31, 2008, we did not have any outstanding balance drawn on our credit line.

Liquidity

          To the extent that opportunities are presented the Company may need to raise additional capital or issue additional equity. Alternatives include, but are not limited to subordinated debt, term loans, and collateralized bank loans with multiple banking institutions, but the current credit environment makes it difficult to raise capital through these means. The tighter credit market has made it more difficult for the Company to obtain capital for short-term financing of the Company's self-clearing operations and customer margin lending.

Off-Balance Sheet Arrangements

          In the ordinary course of business, there are certain contingencies which are not reflected in the financial statements. These activities may expose the Company to credit risk in the event that broker-dealer clients are unable to fulfill their contractual obligations. Many client accounts are margin accounts in which the Company, in effect, loans money to clients. In margin transactions, the Company may be obligated for client losses when credit is extended to clients directly that is not fully collateralized by cash and securities in the clients' accounts. In connection with securities activities, Terra Nova executes client transactions involving the sale of securities not yet purchased ("short sales"), all of which are transacted on a margin basis subject to federal, self-regulatory organizations, individual exchange regulations and Terra Nova's internal risk management policies. In all cases, such transactions may expose the Company to significant off-balance sheet credit risk in the event that client collateral is not sufficient to fully cover losses that clients may incur. In the event that clients fail to satisfy their obligations, Terra Nova would be required to purchase or sell financial instruments at prevailing market prices to fulfill the clients' obligations.

          Terra Nova seeks to control the risks associated with its clients' activities by requiring clients to maintain collateral in their margin accounts in compliance with various regulatory requirements and internal risk management requirements. Terra Nova monitors required margin levels on an intra-day basis and, pursuant to such guidelines, requires the clients to deposit additional collateral or to reduce positions when necessary.

          Terra Nova provides guarantees to clearing organizations and exchanges under their standard membership agreements, which require members to guarantee the performance of other members. Under these agreements, if a member becomes unable to satisfy its obligations to the clearing organization and exchanges, other members may be called upon to meet such shortfalls. The Company's liability under these arrangements is not quantifiable and may exceed the cash and securities it has posted as collateral. However, management believes the possibility of being required to make payments under these arrangements is remote. Accordingly, no liability has been recorded for these potential events.

          The Company is subject to various forms of credit risk and those risks could have a material adverse effect on our financial situation. See also "Risk Factors" of this Prospectus for a more detailed discussion of risks associated with these arrangements.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

          The Board is currently comprised of six directors: Messrs. Bernay Box, Charles B. Brewer, Russell N. Crawford, Gayle C. Tinsley, Murrey Wanstrath and Stephen B. Watson. Mr. Wanstrath served as our interim Chief Financial Officer, Secretary and Treasurer until May 23, 2008 pursuant to services agreement with Bonanza Fund Management, Inc. which terminated as of the same date. Please see "Certain Relationships and Related Transactions" below for a description of the terminated services agreement. During 2008, the Board held eight (8) meetings and took action by unanimous written consent four (4) times. Each director attended at least 75% of all meetings of the Board and those Board committees on which he served during 2008. We expect our Board members to attend the Annual Meeting of our shareholders. In May 2008, all of the then current directors, except Stephen B. Watson, attended our Annual Meeting of Shareholders either in person or telephonically.

Directors of the Company

          Bernay C. Box has served as a director and as Chairman of the Board since June 2006. Mr. Box is the founder and has been during the past five years the managing partner of Bonanza Capital, Ltd. (which we sometimes refer to in this Prospectus as the Investment Manager), a private investment partnership he founded in 1999. Based in Dallas, Texas, the Investment Manager is a small-cap investment fund managing money for high net worth and institutional clients. Mr. Box is also the President of BFM, which is the general partner of the Investment Manager, the investment manager of Bonanza Master Fund, Ltd (which we sometimes refer to in this Prospectus as the Master Fund), the largest holder of shares of our common stock. Mr. Box has over 20 years of investment experience and is a graduate of Baylor University. Mr. Box is 47 years old.

          Charles B. Brewer has served as a director since January 2004. Mr. Brewer serves as President and Chief Executive Officer of Senior Quality Lifestyle Corporation, a non-profit corporation that operates upscale retirement and assisted living communities in Dallas, Houston and Barton Creek, Texas. Mr. Brewer serves on the board and as chairman of each of the non-profit boards for these communities and for new communities being developed in Fort Worth and Corpus Christi. Mr. Brewer is an attorney and has served as a director of a number of publicly traded companies. He has been principally employed for the last 18 years in restructuring financially troubled companies on behalf of various creditor groups. In the past five years, Mr. Brewer has served as an executive officer, and/or chief executive officer and as a director at Capital Gaming Corporation and American Eco Corporation, and was employed during periods when each of those companies sought to reorganize under Chapter 11 of the United States Bankruptcy Code. Mr. Brewer holds B.A. and J.D. degrees from Southern Methodist University. Mr. Brewer is 60 years old.

          Russell N. Crawford has served as a director since June 2005. Mr. Crawford is Chief Operating Officer of Electrical Distributors, LLC doing business primarily in Texas. Electrical Distributors, LLC is a wholesale electrical supplier and Electrical Distributors, LLC is privately held. Mr. Crawford was formerly General Manager of Diverse Construction, a general contracting firm. Prior to Diverse Construction, Mr. Crawford was Principal of Crawford Consulting Services, a consultancy focusing on the construction industry. From 2001 to 2004, Mr. Crawford served as Vice President and Chief Marketing Officer of Mills Electrical Contractors, a division of Integrated Electrical Services, Inc., in Dallas, Texas. His long career in the electrical services industry has included, among other executive and management positions, the founding and serving as President of Crawford Electric Supply Company in Dallas, Texas from 1986 to 1997. Mr. Crawford holds a B.S. degree in Biology and Chemistry from Stephen F. Austin State University. Mr. Crawford is 61 years old.

          Gayle C. Tinsley has served as a director since April 1998. From April 1998 to September 2001, Mr. Tinsley was also Chief Operations Officer of the Company. Since October 2001, Mr. Tinsley has served as chief operating officer of CW Dalcan Management Services, Ltd., a real estate management company that owns and operates multiple commercial buildings in Texas and Louisiana. Mr. Tinsley has more than 40 years of senior management experience with high-tech companies ranging in size from startup to Fortune 500 corporations. Mr. Tinsley has also served as a consultant to small businesses in the areas of business and marketing plan development and capital funding. Mr. Tinsley has held positions as Vice President of Sales, Marketing and Technical Services with VMX Corporation, President and Chief Executive Officer of Docutel/Olivetti Corporation and various management positions with Xerox Corporation, Recognition Equipment, Inc. and IBM Corporation, where he began his business career. Mr. Tinsley received both his B.S. and Master's Degrees from East Texas State University, now Texas A & M University, Commerce. Mr. Tinsley is 78 years old.

          Murrey Wanstrath has served as a director of the Company since June 2006. He has been hired by the Company as its Chief Financial Officer as of April 15, 2009. Mr. Wanstrath previously acted as the Company's interim Chief Financial Officer, Secretary and Treasurer from November 19, 2007 until May, 2008 pursuant to a Services Agreement entered into by the Company and BFM. He subsequently provided financial consulting services to the Company under an Agreement entered into by the Company and DIAL Capital, LLC, Mr. Wanstrath being the President of DIAL Capital, LLC. and was previously Managing Director with the Investment Manager from November 2005. Mr. Wanstrath was an investment banker with Stonegate Securities from December 2004 through October 2005, as well as a senior equity analyst for Hibernia Southcoast Capital from October 2001 through May 2004. Mr. Wanstrath also worked as a manager in the transaction services group for Ernst & Young from January 1999 through October 2001, and from May through December of 2004. Mr. Wanstrath, CPA, has earned the Chartered Financial Analyst designation, and graduated from the University of Arkansas in Fayetteville with a Bachelor of Business Administration in Accounting. Mr. Wanstrath is 35 years old.

          Stephen B. Watson has served as a director since January 2004. Mr. Watson is the International Chairman of Stanton Chase International, an executive search firm, having previously served as Managing Director of Stanton Chase International's Dallas office since December 2001. Prior to Stanton Chase International, Mr. Watson was a managing director at Russell Reynolds Associates, a senior partner at Heidrick & Struggles and the technology practice leader and board member of Ray & Berndtson. Mr. Watson previously served as Chairman, President and CEO of Micronyx, a leading supplier of security products, spent nine years at Tandem Computers where he was regional director and over 13 years at Burroughs Corporation, where he held various management positions. Mr. Watson received his B.S. degree in electrical engineering from the University of Wisconsin, and his M.B.A. from Southern Methodist University. Mr. Watson is 61 years old.

Independence of Directors

          The Board has affirmatively determined, as a result of its annual review of director independence, that each of the directors, except Messrs. Box and Wanstrath has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an "independent director" as defined in the marketplace rules of The Nasdaq Stock Market. With respect to the determination of the independence of our directors, the Board has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the Securities and Exchange Commission (which we sometimes refer to in this Prospectus as the SEC) and The NASDAQ Stock Market rules. The applicable standards for independence for the Board are contained in our Governance Principles which are posted on our website at www.TNFG.com. In determining the independence of our directors, the Board considered whether there were any transactions or relationships between directors, their organizational affiliations or any member of their immediate family, on the one hand, and us, our subsidiaries, our affiliates and our executive management, on the other hand (including those discussed under "Certain Relationships and Related Transactions" below). The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

Compensation of the Board

          Prior to December, 2007, each non-employee director received $500 for each Board or committee meeting he attended in person and $250 for each Board or committee meeting he attended telephonically. Such amounts were payable in cash or stock at the director's election. In December 2007, the Board changed the compensation payable to directors to provide that, on an annual basis, each non-employee director will receive an annual fee of $15,000 for their service on the Board. In addition, non-employee directors will be entitled to receive a fee of $1,250 for each Board and committee meeting attended. Directors who are appointed at a date other than the Annual Meeting will be entitled to receive a pro rata portion of the annual director compensation. Mr. Box waived his right to receive any compensation for serving on the Board since the last annual meeting of the shareholders of the Company and has indicated his intention to waive his right to receive any compensation for serving on the Board in 2008 as an employee director. In 2008, Mr. Wanstrath resigned from Bonanza Fund Management, Inc ("BFM") and thus became a non-employee director granting him the annual fee of $15,000 along with entitlement of $1,250 per each meeting he attends.

          The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2008. It does not reflect certain payments made by the Company to BFM pursuant to a services agreement, effective as of November 19, 2007, which the Company entered with BFM. BFM agreed to provide the services of Mr. Wanstrath, one of its employees, to act as our interim Chief Financial Officer, Secretary and Treasurer which was effective until May 23, 2008. For a description of the services agreement please refer to "Certain Relationships and Related Transactions" below.

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option and Warrant Awards(2) ($)	Total ($)
Bernay Box	--	--	--	--

Gayle C. Tinsley	22,500	--	--	22,500

Charles B. Brewer	32,500	--	--	32,500

Russell N. Crawford	36,250	--	--	36,250

Murrey Wanstrath	21,250	--	--	21,250

Stephen B. Watson	28,750	--	--	28,750

(1)	As of December 2007 the Board waived equity compensation.

(2)	Set forth below is the total number of stock option and warrant awards made to each non-employee director in his role as a director for the year ended December 31, 2008.

Director	Number of Stock Options Outstanding as of December 31, 2008(a)	Number of Warrants Outstanding as of December 31, 2008(a)
Bernay Box	--	--

Gayle C. Tinsley	2,000	100,000

Charles B. Brewer	2,000	75,000

Russell N. Crawford	1,000	75,000

Murrey Wanstrath	--	--

Stephen B. Watson	2,000	75,000

(a)	Includes, for each director, warrants issued and options granted to such director. Warrants to purchase 75,000 shares of our common stock at an exercise price of $2.50 per share were granted to each of Messrs. Crawford, Watson and Brewer on August 4, 2006. Warrants to purchase 100,000 shares of our common stock at the same exercise price were granted on the same date to Mr. Tinsley. 25% of such warrants vested and became exercisable on August 4, 2007. 25% of such warrants vested and became exercisable on August 4, 2008. The remaining 50% of such warrants will vest and become exercisable on August 4, 2009.

Director Stock Ownership Guidelines

          Our Board believes that it is important to align the interests of our directors with those of our shareholders and for directors to hold equity ownership positions in the Company that are meaningful in their individual circumstances. Directors are required to own common stock of the Company that has a value of at least three times their annual retainer. Included in this total are shares of common stock and restricted shares of common stock, but not stock options or warrants. Each director is given three years from the date of his or her initial appointment or election to reach this ownership level. 2007 was the first year the directors received an annual retainer and the Nominating and Corporate Governance Committee intends to review its current policy with respect to minimum share ownership requirements for directors.

Policies on Business Conduct and Ethics

          The Company has a Code of Business Conduct and Ethics, which was last revised as of March 2008. The Code, which applies to all our directors, officers, consultants and employees, is available on our website at www.TNFG.com. Any amendment to, or waiver of, any provisions of the Company's Code of Business Conduct and Ethics for executive officers and directors will be promptly disclosed on our website in accordance with applicable laws and regulations.

MANAGEMENT

The following provides information regarding each of the Company's executive officers as of the date of this Prospectus.

          Michael G. Nolan was appointed Chief Executive Officer of the Company in August 2006. Mr. Nolan is also President of Terra Nova Financial, LLC, a position he has held since the acquisition of Terra Nova Financial, LLC (which we sometimes refer to in this Prospectus as TNT) by the Company in 2006. Mr. Nolan's responsibilities increased over time since he joined TNT in 1997 to encompass management of the firm's, risk, operations, trading, administration and technology functions, which in turn led to his appointment as TNT's Chief Operations Officer in January 2000, a position he held until May 2006. Previously, Mr. Nolan held positions with financial institutions Archipelago, Chicago Partnership Board of Directors, Man Financial, Geldermann Securities, and A.G. Edwards. Mr. Nolan currently serves as a Director of the Judd Goldman Adaptive Sailing Foundation, Chicago. Mr. Nolan holds a B.A. from Michigan State University. Mr. Nolan is 40 years old.

          Jerald G. Kallas joined the Company in August 2005 and is serving as Managing Director. Mr. Kallas leads the Institutional and Wholesale sales and trading effort at Terra Nova and came to Terra Nova with over 25 years of trading and sales experience. From 1980 to 2005, Mr. Kallas was a partner with the institutional floor brokerage firm Engelman Securities, which was acquired by E-Trade Financial in 2002. Mr. Kallas was a member of the Chicago Stock Exchange from 1981 to July 2006, and during his tenure served on various committees of the exchange. Mr. Kallas is a member of the Securities Traders Association of Chicago, sits on the board of directors of the Wall Street Committee for St. Jude Children's Research Hospital and is a member of the St. Xavier University Advisory Council. Mr. Kallas has a Bachelor of Arts degree from St. Xavier University. Mr. Kallas is 51 years old.

          Cristian M. Doloc joined the Company as a consultant during the first quarter of 2007 and became its Chief Technology Officer in July 2007. Mr. Doloc has more than 18 years of experience in the information technology industry. Mr. Doloc was the founder and chief executive officer of Quantras Research Ltd., a research and development firm specialized in providing expert advice regarding financial engineering, quantitative trading and platform development for electronic trading. Mr. Doloc has extensive experience building electronic trading systems and writing advanced automated trading strategies as a result of analyst and software development positions he held at Ritchie Capital Management (senior quantitative analyst), Goldenberg, Hehmeyer & Co. (director of software development) and Townsend Analytics, Ltd. (software development lead). Mr. Doloc holds a Master of Science in Nuclear Engineering from the University of Bucharest, Romania, and a Ph.D. in Computational Plasma Physics from the University of Orleans, France. Mr. Doloc is 45 years old.

          Murrey Wanstrath has served as a director of the Company since June 2006. He has been hired by the Company as its Chief Financial Officer as of April 15, 2009. Mr. Wanstrath previously acted as the Company's interim Chief Financial Officer, Secretary and Treasurer from November 19, 2007 until May, 2008 pursuant to a Services Agreement entered into by the Company and BFM. He subsequently provided financial consulting services to the Company under an Agreement entered into by the Company and DIAL Capital, LLC, Mr. Wanstrath being the President of DIAL Capital, LLC. and was previously Managing Director with the Investment Manager from November 2005. Mr. Wanstrath was an investment banker with Stonegate Securities from December 2004 through October 2005, as well as a senior equity analyst for Hibernia Southcoast Capital from October 2001 through May 2004. Mr. Wanstrath also worked as a manager in the transaction services group for Ernst & Young from January 1999 through October 2001, and from May through December of 2004. Mr. Wanstrath, CPA, has earned the Chartered Financial Analyst designation, and graduated from the University of Arkansas in Fayetteville with a Bachelor of Business Administration in Accounting. Mr. Wanstrath is 35 years old.

EXECUTIVE COMPENSATION

Summary Compensation Table For Years Ended December 31, 2008 and December 31, 2007

          The following table sets forth the compensation for the services in all capacities to us or our subsidiary companies or their predecessors for the years ended December 31, 2008 and December 31, 2007 of (a) our Chief Executive Officer, and (b) the two most highly compensated executive officers, other than our Chief Executive Officer, employed by us as of December 31, 2008, referred to as the "named executive officers" in this Prospectus.

          Our Chief Financial Officer, Mr. Wanstrath, was not an employee of the Company in 2008. Our prior Chief Financial Officer, Jonathan Walsh, is employed by Solomon Edwards Group, LLC, which provided his services to the Company under a services agreement. Mr. Walsh did not receive any separate compensation from the Company for his services as Chief Financial Officer.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total(4) ($)

Michael G. Nolan	2008	$230,519	$150,000	--	$6,951	$387,470
(Chief Executive Officer)	2007	$224,519	$147,500	$100,000	$5,299	$477,318

Jerald G. Kallas	2008	$204,616	$25,000	--	$6,939	$236,555
(Managing Director)	2007	$149,999	$120,000	--	$6,351	$276,350

Cristian Doloc	2008	$204,616	$45,000	--	$6,951	$256,567
(Chief Technology Officer)	2007	$88,462	$50,000	$114,300	$23,064 (5)	$275,826

(1)	Mr. Nolan's employment as Chief Executive Officer became effective in August 2006 and was based on an annual compensation of $200,000. Mr. Kallas' employment as Managing Director became effective in October 2006 and was based on an annual compensation of $150,000. The compensation included in the table above for Messrs. Nolan, Kallas and Doloc includes compensation for their services to both us and subsidiaries.

(2)	Represents the compensation cost recognized by us in 2007 related to stock option awards to named executive officers computed in accordance with SFAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The awards for which cost is shown in this table include the awards granted in 2007 as well as awards granted in prior years for which we continued to recognize compensation cost in 2007. The assumptions used in determining the SFAS 123R values are set forth in Note 13 to our consolidated financial statement included in this Prospectus.

(3)	The amounts shown in this column consist of the following components:

Name	Year	Company 401k Match (a) ($)	Life Insurance Premiums Paid by Company ($)	Severance Payments ($)	Total ($)

Michael G. Nolan	2008	$6,900	$51	--	$6,951
	2007	$5,248	$51	--	$5,299

Jerald G. Kallas	2008	$6,888	$51	--	$6,939
	2007	$6,300	$51	--	$6,351

Cristian Doloc	2008	$6,900	$51	--	$6,951
	2007	$1,847	$17	--	$1,864

(a).	Represents matching contributions to the 401k account under the Company's defined contribution 401k plan of each named executive officer. See the description of the plan in "Retirement Plans" below for more information.

(4)	Represents the sum of the amounts in all of the columns of the Summary Compensation Table for each named executive officer.

(5)	Prior to his appointment as Chief Technology Officer of the Company Mr. Doloc was an independent contractor for the Company, and he was paid $21,200 for his services in such capacity.

          All of our executives operate under a compensation structure whereby they are entitled to an initial base salary and a discretionary annual target bonus, which may be paid in cash, stock or a combination of both, the amount of which depends on the degree to which the Company achieves certain financial targets (such as growth of revenues), certain operational metrics and the successful implementation of various initiatives, and such other criteria as may be approved by our Board.

          Our 2005 Long-Term Incentive Plan was originally approved by our shareholders in June 2005 and was subsequently amended in May 2007 to consolidate the Long-Term Incentive Plan with other prior stock-based plans in order to streamline the time and costs associated with administrating such prior costs. The Long-Term Incentive Plan provides that key employees, consultants and non-employee directors of the Company may be granted (i) incentive and non-qualified options to acquire shares of the Company's common stock, (ii) performance based awards, (iii) shares of restricted common stock, (iv) stock appreciation rights and (v) "phantom" stock awards. As of December 31, 2008 1,425,753 stock options were authorized for issuance under the Long-Term Incentive Plan and 836,479 were available for grants under the plan.

          The Company adopted the 2006 Warrant Incentive Plan in May 2006 to provide for the grant of warrants to encourage certain employees and directors of the Company to acquire a proprietary interest in the Company and to share in the future success of the Company's business, to attract and retain outstanding management personnel and directors and to promote a close identity of interests between the Company's employees and directors and the Company's stockholders. As of December 31, 2008 3,500,000 warrants were authorized for issuance under the Warrant Incentive Plan and 472,500 were available for grant under the plan.

          The compensation of our Chief Executive Officer, Mr. Nolan, is determined by the Board annually. The Board has delegated authority to our management regarding matters related to the compensation of the Company's other employees. The Board periodically reviews certain matters regarding compensation in accordance with the terms of the charter of the Compensation Committee. The material terms of certain option grants are set forth in the notes to the "Outstanding Equity Awards at Fiscal Year-End" table below.

          All employees of the Company are employed at will with no specific or non-standard employment agreement. All employees, as a condition of employment, sign a standard employee confidentiality agreement and other various documents that protect the Company and its employees.

          The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2008:

Outstanding Equity Awards at Fiscal Year-End 2008

Option Awards (1)

	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date

Michael G. Nolan	50,000	--	$2.50	12/31/2011
(Chief Executive Officer)	78,137	78,137 (2)	$1.53	12/13/2012
	13,334	--	$3.00	05/15/2011
	180,000	180,000 (3)	$2.50	08/04/2011

Cristian Doloc	37,500	112,500 (4)	$1.65	09/07/2012
(Chief Technology Officer)

Jerald G. Kallas	166,667	--	$3.00	05/15/2011
(Managing Director)	38,250	38,250 (5)	$2.50	08/04/2011

(1)	Includes warrants issued and options granted to the named executive officers.

(2)	Options to purchase 156,274 shares of common stock at an exercise price of $1.53 per share granted on December 13, 2007. 50% of such options vested and became exercisable on December 13, 2008 and 50% will vest and become exercisable December 13, 2009, respectively.

(3)	Warrants to purchase 360,000 shares of common stock at an exercise price of $2.50 per share granted on August 4, 2006. 25% of such warrants vested and became exercisable on August 4, 2007 and August 4, 2008, respectively. 50% of such warrants will vest and become exercisable on August 4, 2009.

(4)	Options to purchase 150,000 shares of common stock at an exercise price of $1.65 per share granted on September 7, 2007. 25% of such options vested and became exercisable on September 7, 2008, 25% will vest and become exercisable on September 7, 2009 and the remaining 50% of such options will vest and become exercisable on September 7, 2010.

(5)	Warrants to purchase 76,500 shares of common stock at an exercise price of $2.50 per share granted on August 4, 2006. 25% of such warrants vested and became exercisable on August 4, 2007 and August 4, 2008, respectively. 50% of such warrants will vest and become exercisable on August 4, 2009.

Retirement Plans

          The Company provides retirement benefits to eligible employees (including the named executive officers) through a defined contribution 401k plan (which we sometimes refer to in this Prospectus as the 401k Plan). All employees are presently eligible to enroll in the 401k Plan after they reach the age of twenty-one and have completed thirty days of employment with the Company. The Company makes a matching contribution each pay period. The participants' salary deferrals up to 6% are matched by the Company at 50%. Any participant contributions over 6% of their compensation are not matched by the Company. The 401k Plan by federal statute can not withhold funds from an employee's salary if annual compensation is in excess of $245,000 in 2009 but it may be adjusted in the future for cost of living increases. The Company match is subject to the following vesting schedule: 20% vested after two years and vest an additional 20% each subsequent year, with full vesting achieved after six years of employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Since January 1, 2007, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the years ended December 31, 2008 and 2007 and in which any current director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.

          On February 14, 2008, the Company entered into a Services Agreement, effective as of November 19, 2007, with BFM pursuant to which BFM agreed to provide the services of Murrey Wanstrath to act as the Company's interim Chief Financial Officer, Secretary and Treasurer. Mr. Wanstrath was an employee of BFM, as well as a current director of the Company, and had been serving as our interim Chief Financial Officer since Ms. Kane's departure in November 2007. Mr. Box, Chairman of the Board of the Company, is the President of BFM, which is the general partner of Bonanza Capital, Ltd., the investment manager of Bonanza Master Fund, Ltd. Bonanza Master Fund, Ltd. is a shareholder of the Company. Pursuant to the agreement, BFM agreed to make Mr. Wanstrath available to serve as the Company's interim Chief Financial Officer, Secretary and Treasurer. During the term of the agreement, Terra Nova paid BFM the amount of $4,330 per week and reimbursed BFM for Mr. Wanstrath's reasonable travel and temporary housing costs incurred in connection with providing his services to the Company. On May 23, 2008, Terra Nova sent to BFM notice that Terra Nova intended to terminate, effective the close of business on May 23, 2008, that certain Services Agreement dated February 14, 2008 between BFM and Terra Nova. Terra Nova terminated the Services Agreement in May 2008 in connection with its determination to engage Mr. Walsh to serve as interim Chief Financial Officer, Treasurer and Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information, as of March 30, 2009 unless otherwise specified, concerning:

•	beneficial ownership of our common stock by (1) Bonanza Master Fund, Ltd. and Bonanza Capital Ltd., (2) Wellington Management Company, LLP, referred to as "Wellington Management", (3) PAR Investment Partners, L.P., and (4) Forest Hill Capital, L.L.C., referred to as "Forest Hill", which are the only beneficial owners of 5% or more of our common stock; and

•	beneficial ownership of our common stock by (1) all of our current directors, (2) those executive officers, referred to as the "named executive officers" in the Summary Compensation Table included in this Prospectus, and (3) all of our current directors and executive officers together as a group.

          The number of shares beneficially owned by each entity, person, current director, director nominee or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all current executive officers and directors is c/o Terra Nova Financial Group, Inc., 100 South Wacker Drive, Suite 1550, Chicago, Illinois 60606.

          We have relied upon the filings made with the SEC by the beneficial owners named in this table and have not made any independent inquiries with respect to their equity ownership.

Equity Ownership of Certain Beneficial Owners
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percent of Class

Bonanza Master Fund, Ltd. 300 Crescent Court, Suite 250 Dallas, TX 75201	8,693,074 (1)	34.1%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	3,319,135 (2)	13.0%

PAR Investment Partners, L.P. One International Place, Suite 2400 Boston, Massachusetts 02110	2,947,600 (3)	11.6%

Forest Hill Capital, L.L.C. 100 Morgan Keegan Drive, Suite 430 Little Rock, Arkansas 72202	2,960,193 (4)	11.6%

(1)	According to a Schedule 13D/A filed with the SEC on March 20, 2009, each of Bonanza Master Fund, Ltd. and Bonanza Capital, Ltd. is deemed to be the beneficial owner of 13,399,615 shares of our common stock, (including shares underlying warrants, described in the Schedule 13D/A as being currently exercisable, to purchase 4,706,541 shares of our common stock) and currently shares power to vote or direct the vote of such shares. The Company does not believe that the warrants described in the Schedule 13D/A are currently exercisable. The Schedule 13D/A indicates that Bonanza Capital, Ltd. is responsible for making investment decisions with respect to Bonanza Master Fund, Ltd. and that it may be deemed to be the beneficial owner of the 13,399,615 shares but that it disclaims beneficial ownership in such shares except to the extent of any pecuniary interest in such shares. Bernay Box, Chairman of the Board of the Company, is the President of Bonanza Master Fund, Ltd.

(2)	According to a Schedule 13G filed with the SEC on February 17, 2009, Wellington Management currently shares power to vote or direct the vote of 2,852,468 shares of our common stock owned of record by clients of Wellington Management and shares power to dispose or direct the disposition of 3,319,135 shares of our common stock owned of record by clients of Wellington Management.

(3)	According to a Form 4 filed with the SEC on July 18, 2008 by PAR Investment Partners, L.P. ("PIP"), PAR Group, L.P. ("PAR Group") and PAR Capital Management, Inc. ("PAR Capital"), PIP, PAR Group and Par Capital beneficially own 3,947,600 shares of our common stock. According to the Form 4, each of PIP, PAR Group and Par Capital has sole power to vote and dispose of the 3,947,600 shares of common stock beneficially owned by it. The number of shares indicated as beneficially owned by each of PIP, PAR Group and Par Capital in the Form 4 includes shares underlying warrants as being currently exercisable to purchase 1,000,000 shares of common stock at an exercise price of $3.00 per share. The Company does not believe that the warrants described in the Schedule Form 4 are currently exercisable. The shares and the warrants are directly held by PIP.

(4)	According to a Schedule 13G filed with the SEC on September 20, 2007 on behalf of Forest Hill, an investment adviser, and Mark Lee, the principal of Forest Hill, Forest Hill and Mr. Lee beneficially own 2,960,193 shares of our common stock. According to a Schedule 13G, Forest Hill has sole power to vote and dispose of the 2,960,193 shares of our common stock beneficially owned by it. As the principal of Forest Hill, Mr. Lee may direct the vote and disposition of the 2,960,193 shares of our common stock beneficially owned by Forest Hill. According to the Schedule 13G, these shares were purchased by Forest Hill for the account of (i) Forest Hill Select Fund, L.P., of which Forest Hill is the general partner, and (ii) Forest Hill Select Offshore Fund, Ltd, to which Forest Hill acts as investment advisor.

Equity Ownership of Directors and Management
Name	Number of Shares Beneficially Owned	Approximate Percent of Class

Jerald G. Kallas	540,752 (1)	2.1%

Michael G. Nolan	358,138 (2)	1.4%

Gayle C. Tinsley	58,384 (3)	*

Russell N. Crawford	43,896 (4)	*

Charles B. Brewer	44,381 (5)	*

Murrey Wanstrath	--	--

Stephen B. Watson	45,232 (6)	*

Cristian M. Doloc	37,500 (7)	*

Bernay Box	8,693,074 (8)	34.1%

All Officers and Directors as a group (9 persons)	9,821,356	37.5%

*Percentage of shares beneficially owned does not exceed 1% of the outstanding common stock.

(1) Includes shares underlying currently exercisable warrants to purchase 204,917 shares of our common stock, of which 166,667 are exercisable at an exercise price of $3.00 per share and 38,250 are exercisable at an exercise price of $2.50 per share.

(2) Includes shares underlying currently exercisable (A) warrants to purchase 193,334 shares of our common stock, of which 13,334 are exercisable at an exercise price of $3.00 per share and 180,000 are exercisable at an exercise price of $2.50 per share, and (B) options to purchase 128,137 shares of our common stock, 50,000 of which are exercisable at an exercise price of $2.50 per share and 78,137 of which are exercisable at an exercise price of $1.53 per share.

(3) Includes shares underlying currently exercisable (A) warrants to purchase 50,000 shares of our common stock which are exercisable at an exercise price of $2.50 per share and (B) options to purchase 2,000 shares of our common stock, 1,000 of which are exercisable at an exercise price of $3.80 per share, and 1,000 of which are exercisable at an exercise price of $2.00 per share.

(4) Includes shares underlying currently exercisable (A) warrants to purchase 37,500 shares of our common stock which are exercisable at an exercise price of $2.50 per share and (B) options to purchase 1,000 shares of our common stock exercisable at an exercise price of $2.00 per share.

(5) Includes shares underlying currently exercisable (A) warrants to purchase 37,500 shares of our common stock which are exercisable at an exercise price of $2.50 per share and (B) options to purchase 2,000 shares of our common stock, 1,000 of which are exercisable at an exercise price of $2.00 per share, and 1,000 of which are exercisable at an exercise price of $3.80 per share.

(6) Includes shares underlying currently exercisable (A) warrants to purchase 37,500 shares of our common stock which are exercisable at an exercise price of $2.50 per share and (B) options to purchase 2,000 shares of our common stock, 1,000 of which are exercisable at an exercise price of $2.00 per share, and 1,000 of which are exercisable at an exercise price of $3.80 per share.

(7) Includes shares underlying currently exercisable options to purchase 37,500 shares of our common stock which are exercisable at an exercise price of $1.65 per share.

(8) Mr. Box may be deemed a beneficial owner of the securities held by Bonanza Master Fund, Ltd by virtue of his role as President of Bonanza Fund Management, inc. which is the general partner of Bonanza Capital Ltd. which is the investment manager of Bonanza Master Fund, Ltd.

Equity Compensation Plan

The following table sets forth the Company's employee equity compensation plans information at December 31, 2008:

	(a)	(b)	(c)
Equity Compensation Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,616,774	$2.42	1,308,979

Equity compensation plans not approved by security holders	-	-	-
Total	3,616,774	$2.42	1,308,979

DESCRIPTION OF SECURITIES

          The securities to be registered consist of shares of the Registrant's Common Stock, $0.01 par value (the "Common Stock"). The Registrant is authorized to issue 150,000,000 shares of Common Stock and is also authorized to issue 5,000,000 shares of preferred stock, $10.00 par value. No preferred stock is currently outstanding.

          The Common Stock may be divided into additional classes. The terms of a class, including all rights and preferences, shall be as specified in the resolution or resolutions adopted by the board of directors of the Registrant (the "Board of Directors") designating such class.

          Except as otherwise provided in any resolution or resolutions adopted by the Board of Directors providing for the issuance of a class of Common Stock, the Common Stock shall (a) have the exclusive voting power of the Registrant; (b) entitle the holders thereof to one vote per share at all meetings of the stockholders of the Registrant; (c) entitle the holders to share ratably, without preference over any other shares of the Registrant in all assets of the Registrant in the event of any dissolution, liquidation or winding up of the Registrant; and (d) entitle the record holders thereof on such record dates as are determined, from time to time, by the Board of Directors to receive such dividends, if any, if, as and when declared by the Board of Directors.

          The Common Stock does not have cumulative voting rights. Shareholders do not have any preemptive rights to purchase shares of the Registrant. When a quorum is present at a meeting of shareholders, the vote of the holders of a majority of all the shares present, whether in person or by proxy, shall be required for the election of any director.

Possible Anti-Takeover Provisions

          The Registrant's Bylaws and Articles of Incorporation (the "Articles") provide that special meetings of shareholders may be called by shareholders only if the holders of at least 66 2/3% of the Common Stock join in such action. The Bylaws and the Articles also provide that shareholders desiring to nominate a person for election to the Board of Directors must submit their nominations to the Registrant at least 60 days in advance of the date on which the last annual shareholders' meeting was held, and provide that the number of directors to be elected (within the minimum-maximum range of 3 to 7 set forth in the Articles and Bylaws) shall be determined by the Board of Directors or by the holders of at least 66 2/3% of the Common Stock. While these provisions of the Articles and Bylaws have been established to provide a more cost-efficient method of calling special meetings of shareholders and a more orderly and complete presentation and consideration of shareholder nominations, they could have the effect of discouraging certain shareholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose shareholder nominees or hostile actions by shareholders. The affirmative vote of holders of at least 66 2/3% of the Common Stock is necessary to amend, alter or adopt any provision inconsistent with, or to repeal any of these provisions.

LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for us by the law firm of Neal, Gerber & Eisenberg LLP of Chicago, Illinois.

CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          We have no disagreements with our independent registered public accounting firm on any matter of accounting principles or with any financial statement disclosures.

EXPERTS

          Our financial statements as of December 31, 2008 and 2007, and for the years then ended, included in this Prospectus have been audited by KBA Group LLP, independent registered public accounting firm, as set forth in their report therein included, and have been so incorporated by reference in reliance upon such report being given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed Post-Effective Amendment No. 2 to our registration statement on Form SB-2 on Form S-1/A with the SEC under the Securities Act of 1933. This Prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material also can be obtained at the SEC's website, www.sec.gov, or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public, free of charge, on our corporate website, www.TNFG.com. Our common stock is traded on the OTC Bulletin Board.

          You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information about us or the securities. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any other date than the date on the front of this document or that the documents incorporated by reference in this Prospectus are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

TERRA NOVA FINANCIAL GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of Terra Nova Financial Group, Inc:

        We have audited the accompanying consolidated balance sheets of Terra Nova Financial Group, Inc. and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Terra Nova Financial Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KBA GROUP LLP

Dallas, Texas
March 30, 2009

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
	December 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$7,889,553	$7,937,880
Cash segregated in compliance with federal regulations	141,159,364	144,225,499
Receivables from brokers, dealers and clearing organizations	13,568,459	24,902,262
Receivables from customers and non-customers, net	4,858,360	47,261,886
Property and equipment, net	1,221,066	1,150,312
Capitalized software development costs, net	2,060,015	1,883,375
Intangible assets, net	4,111,514	5,481,660
Income tax receivables	1,446,264	-
Goodwill	7,501,408	7,501,408
Deferred income taxes, net	1,784,761	1,569,892
Other assets	1,346,764	1,309,190
Total assets	$186,947,528	$243,223,364

LIABILITIES AND SHAREHOLDERS' EQUITY
Line of credit	$-	$10,848,000
Payables to brokers, dealers and clearing organizations	913,621	694,148
Payables to customers and non-customers	151,970,566	194,493,946
Accounts payable and accrued expenses	2,525,692	3,407,832
Accrued preferred stock dividends	-	29,950
Income tax liability	-	592,918
Total liabilities	155,409,879	210,066,794

Commitments and contingencies

Shareholders' equity
Preferred stock - $10 par value; 5,000,000 shares authorized
Preferred stock - cumulative; $10 par value; 38,792 shares authorized; none issued and outstanding at December 31, 2008 and 14,350 shares issued and outstanding at December 31, 2007	-	143,500
Preferred stock - convertible cumulative; $10 par value; 835,000 shares authorized; none issued and outstanding at December 31, 2008 and 49,480 shares issued and outstanding at December 31, 2007	-	494,800
Common stock; $0.01 par value; 150,000,000 shares authorized; 25,482,942 shares issued and outstanding at December 31, 2008 and 26,531,557 shares issued and outstanding at December 31, 2007	254,829	265,316
Additional paid-in capital	52,005,418	53,339,299
Accumulated deficit	(20,722,598)	(21,086,345)
Total shareholders' equity	31,537,649	33,156,570
Total liabilities and shareholders' equity	$186,947,528	$243,223,364

See accompanying notes to consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2008	2007
REVENUES
Commissions and fees	$31,869,752	$34,452,151

Interest income	5,314,233	13,971,377
Interest expense on brokerage accounts	1,075,883	6,407,478
Net interest income	4,238,350	7,563,899

Software fees, net	852,133	754,317
Other revenue	135,316	514,989

Net revenues	37,095,551	43,285,356

OPERATING EXPENSES
Commissions and clearing	10,227,524	12,916,474
Compensation and benefits	9,089,147	9,982,675
Software and market data	5,808,438	6,064,341
Advertising and promotional	929,126	642,124
Professional fees	2,815,477	2,138,896
Communications and information technology	864,638	814,432
Depreciation and amortization	2,307,628	1,519,190
Bad debt expense	3,604,685	-
Other general and administrative expenses	1,362,875	3,072,213

Total operating expenses	37,009,538	37,150,345

Operating income	86,013	6,135,011

Interest expense	-	(65,373)

Income before income taxes	86,013	6,069,638

Income tax benefit (provision)	277,734	(2,450,905)

Net income	363,747	3,618,733

Dividends on preferred stock	(20,113)	(145,827)

Net income attributable to common shareholders	$343,634	$3,472,906

Net income per common share:
Basic	$0.01	$0.13

Diluted	$0.01	$0.13

Weighted average common shares outstanding:
Basic	25,860,874	27,124,661

Diluted	25,860,874	27,521,696

See accompanying notes to consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY Years Ended December 31, 2008 and 2007

	Preferred Stock	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2006	$635,430	27,184,294	$271,843	$54,404,134	$(24,705,078)	$30,606,329
Preferred stock dividends	-	-	-	(145,827)	-	(145,827)
Preferred stock adjustment	2,870	-	-	(2,870)	-	-
Stock options exercised	-	17,510	175	14,074	-	14,249
Common stock issued as director fees	-	1,957	20	3,987	-	4,007
Common stock adjustment for reverse split	-	90	-	-	-	-
Repurchase and retirement of common stock	-	(672,294)	(6,722)	(1,033,888)	-	(1,040,610)
Share-based compensation	-	-	-	90,189	-	90,189
Other	-	-	-	9,500	-	9,500
Net income	-	-	-	-	3,618,733	3,618,733
Balance at December 31, 2007	638,300	26,531,557	265,316	53,339,299	(21,086,345)	33,156,570

Preferred stock dividends	-	-	-	(20,113)	-	(20,113)
Preferred stock redeemed	(638,300)	-	-	(142,800)	-	(781,100)
Repurchase and retirement of common stock	-	(1,048,615)	(10,487)	(1,305,030)	-	(1,315,517)
Share-based compensation	-	-	-	143,562	-	143,562
Other	-	-	-	(9,500)	-	(9,500)
Net income	-	-	-	-	363,747	363,747
Balance at December 31, 2008	$-	25,482,942	$254,829	$52,005,418	$(20,722,598)	$31,537,649

See accompanying notes to consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2008	2007
OPERATING ACTIVITIES
Net income	$363,747	$3,618,733
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	143,562	94,196
Depreciation and amortization	2,307,628	1,519,190
Impairment of intangible asset	-	69,500
Amortization of debt discount	-	8,853
Gain on sale of seat on exchange	(324,858)	-
Gain on settlement of liabilities	-	(70,661)
Deferred income taxes	(214,869)	512,180
Reversal of legal reserve	(140,000)	-
Gain on extinguishment of liabilities	(843,711)	-
Loss on write-off of assets	207,028	-
Change in operating assets and liabilities:
(Increase) decrease in assets:
Cash segregated in compliance with federal regulations	3,066,135	12,525,525
Receivables from brokers, dealers and clearing organizations	11,333,803	30,495,009
Receivables from customers and non-customers	42,403,526	9,707,663
Income tax receivables	(1,446,264)	-
Other assets	(206,573)	384,202
Increase (decrease) in liabilities:
Payables to brokers, dealers and clearing organizations	219,473	(217,113)
Payables to customers and non-customers	(42,523,380)	(44,129,046)
Accounts payable and accrued expenses	101,571	(1,595,518)
Income tax liability	(592,918)	592,918

Net cash provided by operating activities	13,853,900	13,515,631

INVESTING ACTIVITIES
Proceeds from sale of seat on exchange	334,358	-
Seat purchase	-	9,500
Purchases of property and equipment	(503,945)	(970,638)
Capitalization of software development costs	(737,960)	(542,668)

Net cash used in investing activities	(907,547)	(1,503,806)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	-	14,249
Repurchase and retirement of common stock	(1,315,517)	(1,040,610)
Preferred dividends paid	(50,063)	(374,397)
Payment of convertible notes payable to related parties	-	(133,333)
Payment of convertible notes payable	-	(166,667)
Payment of convertible bonds payable (including $110,000 to related parties)	-	(330,000)
Redemption of preferred stock	(781,100)	-
Net payments on line of credit	(10,848,000)	(7,777,000)
Net cash used in financing activities	(12,994,680)	(9,807,758)
Net (decrease) increase in cash and cash equivalents	(48,327)	2,204,067
Cash and cash equivalents at beginning of year	7,937,880	5,733,813
Cash and cash equivalents at end of year	$7,889,553	$7,937,880

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$1,075,883	$6,407,478

Cash paid for income taxes	$1,933,316	$1,345,807

See accompanying notes to consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS, continued

	Years Ended December 31,
	2008	2007
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Preferred stock dividends accrued	$20,113	$145,827

See accompanying notes to consolidated financial statements.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2008 and 2007

Note 1 - Nature of Operations and Basis of Presentation

          Terra Nova Financial Group, Inc. (the "Company") is a holding company that operates through three primary subsidiaries: Terra Nova Financial, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of Financial Industry Regulatory Authority which provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers; Tradient Technologies, Inc., a financial technology development business which provides proprietary applications for electronic trade execution, order routing and clearing; and SC QuantNova Research SRL, based in Bucharest, Romania, which provides software development, architecture and engineering for Tradient and back office clearing systems. Terra Nova Financial Group, Inc. trades under the stock symbol "TNFG" and is listed on the OTC Bulletin Board.

          On June 20, 2008 the Company changed its state of incorporation from Texas to Illinois. Other than the change in corporate domicile, this reincorporation did not result in any change in the business, physical location, management, assets, liabilities or net worth of the Company, nor did it result in any change in location of the Company's employees, including the Company's management. Furthermore, the Company's common stock will continue to trade on the OTC Bulletin Board under ticker symbol "TNFG" and there is no change in the Company's CUSIP number.

          Terra Nova, a specialized financial services firm focused on supporting trading professionals and a wholly-owned subsidiary of the Company, was acquired on May 17, 2006. Terra Nova is registered with the following exchanges, registered clearing agencies, and regulatory organizations:

•	Securities and Exchange Commission ("SEC") as a broker-dealer
•	Financial Industry Regulatory Authority ("FINRA") as a broker-dealer
•	Securities Investor Protection Corporation
•	National Futures Association ("NFA") as a futures commission merchant
•	The Depository Trust Company
•	National Securities Clearing Corporation
•	The Options Clearing Corporation
•	Chicago Stock Exchange
•	CBOE Stock Exchange
•	Boston Options Exchange
•	International Securities Exchange
•	National Stock Exchange
•	NYSE Arca Options
•	NYSE Arca Equities
•	NYSE Alternext US
•	NYSE Euronext
•	NASDAQ OMX Group, Inc.
•	NASDAQ OMX PHLX

          Terra Nova offers a broad array of services for the execution and clearing of trading products including equities, options, futures and commodity options, ETFs, fixed income and mutual funds as well as prime brokerage, clearing and back office services for institutions. Terra Nova serves a diverse client base of professional traders, hedge funds, money managers, correspondent introducing brokers, registered representatives, registered investment advisors and foreign brokers located in the United States and in certain foreign countries. Primary sources of revenue for Terra Nova include commissions, account fees and interest.

          Tradient Technologies, Inc. ("Tradient"), a wholly-owned subsidiary of the Company, is a technology development entity that builds applications for electronic trade execution, order routing and clearing. Tradient applications are marketed to broker-dealers, institutional portfolio managers and traders. Primary sources of revenue for Tradient include software licensing and routing fees.

          SC QuantNova Research SRL ("QuantNova"), a wholly-owned subsidiary of the Company, provides consulting, software development, electronic data processing, software architecture and engineering for the Tradient trading platforms and backoffice clearing software. QuantNova is based in Bucharest, Romania and as of December 31, 2008 has six full-time employees and two contract employees.

          The Company also maintains the following wholly-owned subsidiaries:

•	Market Wise Stock Trading School, LLC ("MW School"), provides analysis tools to individuals and entities
•	Market Wise Securities, LLC ("MW Securities"), inactive FINRA broker-dealer

Note 2 - Summary of Significant Accounting Policies

(a) Consolidation Policy

          The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (collectively, the "Company," "we," "us" or "our"). All significant intercompany transactions have been eliminated in consolidation.

(b) Fair Value of Financial Instruments

          The carrying amounts of the Company's short term financial instruments, which consist of cash and cash equivalents, cash segregated in compliance with federal regulations, receivables from brokers, dealers and clearing organizations, receivables from customers and non-customers, payables to brokers, dealers and clearing organizations, payables to customers and non-customers and accounts payable and accrued expenses approximate their fair value due to their short term nature.

(c) Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Actual amounts could differ from those estimates.

(d) Foreign Currency Translation

          The local currency of the Company's foreign operations, QuantNova, is considered to be its functional currency. Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using average rates in effect during the year, with the resulting adjustments included as a component of stockholders' equity and are considered to be a component of other comprehensive income (loss), if material. The foreign currency adjustment for the year ended December 31, 2008 and 2007 was immaterial.

(e) Cash and Cash Equivalents

          The Company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents. Cash and cash equivalents consists primarily of cash held in liquid commercial bank accounts or clearing organization accounts paying a "money market" rate of interest. The Company also has a sweep account which deposits excess operating bank balances overnight into a money market account.

(f) Cash Segregated in Compliance with Federal Regulations

          Cash segregated in compliance with federal regulations is in special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934. We maintain special reserve accounts with multiple qualified banking institutions to mitigate credit risk. In the special reserve accounts we invest in a combination of qualified securities including short-term U.S. government securities, reverse repurchase agreements collateralized by U.S. government securities, qualified trust products, and interest bearing cash accounts. These special reserve accounts are in full compliance with all regulatory requirements.

(g) Long-Lived Assets Including Definite Lived Intangible Assets

          Long-lived assets including definite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties.

(h) Receivables from Brokers, Dealers and Clearing Organizations

          Receivables from brokers, dealers and clearing organizations consist primarily of securities borrowed, commissions receivable, securities related to the clearance of transactions and deposits with clearing organizations. Transactions involving borrowed securities require the Company to provide the counterparty with collateral in the form of cash. The Company adjusts this amount on a daily basis as the value of the securities borrowed may change. The Company utilizes various third-party clearing brokers for institutional, prime brokerage, equity and option clearing business and fully-disclosed futures business.

(i) Receivables from Customers and Non-Customers

          Receivables from customers consist of margin loans to brokerage customers. Margin loans are secured by securities in brokerage customers accounts. Such collateral is not reflected in the consolidated financial statements. Terra Nova charges interest on debit balances in brokerage customer accounts. Margin requirements determine the amount of equity required to be held in an account relative to the purchase and sale of equity transactions. Margin lending is subject to the rules and regulations of the Federal Reserve System, FINRA, exchanges, various clearing firms and the internal policies of Terra Nova. Terra Nova assumes risk that the collateral securing margin debits may reduce in value to an amount that renders the margin loan unsecured. Margin requirements are amended by Terra Nova as deemed necessary for certain accounts and securities. Terra Nova also reserves the right to close-out any and all positions in an account should it be deemed necessary to protect itself from loss. Although Terra Nova monitors risk and margin of trading accounts, there is no assurance that a customer will satisfy a margin call or pay unsecured indebtedness owed to Terra Nova. The Company has an allowance for potential credit losses based upon its assessment of specifically identified unsecured receivables and other factors. At December 31, 2008 and 2007, allowance for doubtful accounts totaled $15,000 and $100,000, respectively.

(j) Payables to Customers and Non-Customers

          Customers funds are maintained in customer segregated accounts and relate to item (f) discussed above. Payables to customers are free credit balances on deposit with the Company related to its self-clearing business which, are subject to Rule 15c3-3 of the Securities Exchange Act of 1934. The customer funds have been segregated in special reserve accounts earning interest. This payable to customers does not include customer securities positions as customer owned securities represent an off-balance sheet item.

          Payables to non-customers are Proprietary Accounts of Introducing Brokers ("PAIB") in accordance with the customer reserve computation set forth in Rule 15c3-3 of the Securities Exchange Act of 1934 ("customer reserve formula"). The Company has established and maintains a separate "Special Reserve Account for the Exclusive Benefit of Customers" with a bank in conformity with the standards of Rule 15c3-3 ("PAIB Reserve Account"). Cash and/or qualified securities as defined in the customer reserve formula are maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

(k) Revenue Recognition

          Revenues primarily consist of commission and fees, interest income and software related licensing fees. Commission revenue and related expenses on securities transactions are recorded on a settlement date basis. Other revenue consists of account and transaction fees and is recorded on a settlement date basis as security transactions occur. Software fees are charges for the use of the Company's software execution platform. Revenues from software fees are recognized on a monthly basis as services are provided to clients. Interest income is primarily generated by charges to clients on margin balances and revenue from client cash held and invested by Terra Nova as a clearing firm offset by interest paid to clients on their credit balances. Interest income and brokerage interest expense are recorded on an accrual basis as earned or incurred.

(l) Goodwill

          Goodwill is reviewed for impairment annually or more frequently if impairment indicators arise. The first step of this process is to identify potential goodwill impairment by comparing the fair value of the reporting unit to its carrying value. The Company estimates fair value using a combination of the market price of the Company's common equity and discounted cash flows. If the carrying value is less than fair value, the Company would complete step two in the impairment review process which measures the amount of goodwill impairment. Management tests the reasonableness of the inputs and outcomes of the discounted future cash flow analysis and the evaluation of the market price of its common equity against other available comparable market data. The entire amount of goodwill at December 31, 2008 and 2007 of $7,501,408 was created from the Terra Nova, MW School and MW Securities acquisition in May 2006 and has been assigned to the Terra Nova reporting unit within the Brokerages Services Segment. The Company performed its annual impairment test of goodwill at December 31, 2008 and December 31, 2007 and determined that there was no impairment. During 2007, the Company determined that as a result of the May 2006 acquisition, it was more-likely-than not that the Company would realize a portion of its deferred tax asset relating to its net operating loss carryforward. Accordingly, the Company reduced the valuation allowance on its net deferred tax asset by $2,082,072 with an offsetting reduction to goodwill.

          During 2008, the financial services industry and securities markets were materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity in the credit markets. Our stock price, consistent with stock prices in the broader financial services sector declined significantly during this period of time. During the fourth quarter of 2008, our market capitalization fell below tangible book value. The Company believes that it is reasonable to consider market capitalization as an indicator of fair value over a reasonable period of time when we test our goodwill for impairment. If the current economic market conditions persist and if there is a prolonged period of weakness in the business environment and financial markets our businesses may be adversely affected which could result in an impairment of goodwill in the future.

(m) Line of Credit

          From time to time, Terra Nova may obtain short-term bank loans to facilitate its broker-dealer settlement and clearing operations due to customer margin debits. These loans are all secured with customer marginable positions.

(n) Advertising and Promotional

          Costs associated with advertising and promoting products and services are expensed as incurred. Advertising expense totaled approximately $929,126 and $642,124 in 2008 and 2007, respectively.

(o) Segment Information

          Segment information is required to be presented in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires segmentation if warranted by management's approach to the Company's business and the Company's internal organization and disclosure of revenue and operating income based upon internal accounting methods. In March 2008, the segment Investment/Brokerage Services was renamed to Brokerage Services with the same reporting companies to better reflect the business activity in the segment. In addition, the Other Services Segment was determined not to reflect an operating segment and was renamed Unallocated and will continue to reflect the same reporting companies. During the year ended December 31, 2008 management evaluated and operated its business as two segments: Brokerage Services and Software Services.

(p) Income Taxes

          The Company files a consolidated federal income tax return with its subsidiaries. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

          Effective January 1, 2007, the Company adopted FASB Interpretation No. 48,"Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also prescribes guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 did not have a material impact on the consolidated financial statements of the Company.

(q) Share-Based Compensation

          Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. Compensation cost is recorded based on the grant date fair value of awards over respective requisite service periods less estimated forfeitures.

(r) Reclassifications

          Certain reclassifications have been made to prior year amounts to conform to current year classifications. The Company reclassified interest expense on brokerage accounts to net against interest income to conform to standard industry practices.

(s) Recently Issued Accounting Pronouncements

          In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS 157 is partially effective for fiscal years beginning after November 15, 2007. In February 2008 the FASB issued FSP FAS 157-2 "Effective Date of FASB Statement No. 157" ("FSP 157-2") which defers the effective date of SFAS 157 to fiscal years beginning after December 31, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). On January 1, 2008, SFAS 157 was adopted except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP 157-2. The partial adoption of SFAS 157 did not have a material impact on consolidated financial position, results of operations or cash flows of the Company.

          In February 2007, FASB issued Statement No. 159 ("SFAS 159"), "The Fair Value Option for Financial Assets and Financial Liabilities." This statement expands the standards under SFAS 157 to provide entities the one-time election (Fair Value Option or FVO) to measure financial instruments and certain other items at fair value. SFAS 159 also amends Statement No. 115 to require the presentation of investments in available-for-sale securities and trading securities: (a) in the aggregate of those fair value and non-fair-value amounts in the same line item and parenthetically disclose the amount of fair value included in the aggregate amount or (b) in two separate line items to display the fair value and non-fair-value carrying amounts. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on consolidated financial position, results of operations or cash flows of the Company.

          In December 2007, FASB issued Statement No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"). SFAS 141R improves reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. The adoption of SFAS 141R will change the accounting treatment for new business combinations on a prospective basis beginning January 1, 2009.

Note 3 - Net Income Per Common Share

          Basic net income per common share (EPS) is computed by dividing net income attributable to common shareholders by the weighted average common shares outstanding for the period. Diluted EPS is computed by dividing net income attributable to common shareholders by the weighted average common shares outstanding plus the additional shares that would have been outstanding if potentially dilutive shares, such as shares that would satisfy outstanding warrants and options, had been issued applying the treasury stock method.

          For years ended December 31, 2008 and 2007 the components of basic and diluted weighted average shares outstanding are as follows:

	2008	2007
Weighted average shares outstanding - Basic	25,860,874	27,124,661
Dilutive non-employee warrants	-	397,035
Weighted average shares outstanding - Diluted	25,860,874	27,521,696

          Common stock equivalents totaling 18,000,974 and 17,852,149 for the year ended December 31, 2008 and 2007, respectively, are excluded from the calculation of diluted EPS as their effect would have been anti-dilutive.

Note 4 - Capitalization

(a) Common Stock

          The Company had 150,000,000 shares of common stock authorized and 25,482,942 shares issued and outstanding as of December 31, 2008. As of December 31, 2007, the Company had 150,000,000 shares of common stock authorized and 26,531,557 shares of common stock issued and outstanding.

(b) Reverse Stock Split

          A special meeting of shareholders of the Company was held on July 12, 2007 in Chicago, Illinois. At the meeting shareholders approved the recommendation of the Company's Board of Directors of a one-for-ten reverse split of the Company's outstanding shares of common stock. On August 1, 2007 the Company announced notification from NASDAQ of approval of a one-for-ten reverse stock split and a symbol change from TNVF to TNFG. The reverse stock split became effective at the opening of the stock market on August 1, 2007. Any fractional shares that resulted from the reverse split were rounded up to the next highest share and no shareholders were reduced to less than one share. Under the terms of the reverse stock split, each ten shares of issued and outstanding common stock automatically combined into and become one share of common stock. In addition, the shareholders approved an amendment to the Amended and Restated Articles of Incorporation to reduce the total number of authorized shares of common stock of the Company, par value $0.01 per share, from 800,000,000 to 150,000,000.

All share and per share amounts have been restated for all periods presented to reflect this one-for-ten reverse stock split.

(c) Stock Repurchase Program

          On September 28, 2007 the Board of Directors authorized the use of up to $5,000,000 to repurchase the Company's outstanding common stock. Stock repurchases were made in the open market, in block transactions, or in privately negotiated transactions from time to time or in one or more larger repurchases, all as determined by the officers of the Company at their discretion. The Company conducted the repurchases in compliance with Securities and Exchange Commission Rule 10b-18. The program commenced on September 28, 2007 and expired on September 30, 2008 and was not renewed. The Company repurchased a total of 1,048,615 shares of common stock for $1,315,517 during the year ended December 31, 2008 which was retired. In 2007, the Company repurchased 672,294 shares valued at $1,040,610 which was retired.

          The Company spent approximately $2.4 million for repurchase of 1,720,909 shares of common stock since the implementation of the common stock repurchase program. The program ended on September 30, 2008.

          The following table sets forth information on our common stock repurchase program from inception in September 2007 to expiration in September 2008:

Quarter ending	Total number of shares purchased in quarter	Total number of shares purchased as part of publicly announced plan	Average price paid per share	Approximate dollar value of shares purchased under the plan
December 2007	672,294	672,294	$1.55	$1,040,611
March 2008	476,500	1,148,794	$1.32	$629,199
June 2008	526,000	1,674,794	$1.20	$634,283
September 2008	46,115	1,720,909	$1.12	$52,044
Totals	1,720,909		$1.38	$2,356,137

(d) Non-employee Warrants

          Non-employee warrants outstanding as of December 31, 2008 totaled 14,384,200 with a weighted average exercise price of $2.93. During the years ended December 31, 2008 and 2007 no non-employee warrants were granted.

A summary of non-employee warrant activity for years ended December 31, 2008 and 2007 are presented below:

Non-Employee Warrants	Non-Employee Warrants Outstanding	Weighted Average Exercise Price
Balance at December 31, 2006	14,492,200	$2.93
Granted	-	-
Exercised	-	-
Cancelled	(108,000)	$2.58
Balance at December 31, 2007	14,384,200	$2.93
Granted	-	-
Exercised	-	-
Cancelled	-	-
Balance at December 31, 2008	14,384,200	$2.93
Warrants exercisable at December 31, 2008	14,384,200	$2.93

(e) Preferred Stock

          There were no preferred stock dividends in arrears as of December 31, 2008. During the second quarter of 2008 the Company redeemed or repurchased all 63,830 shares outstanding under all series of preferred stock of the Company with a liquidation value of $781,100. In addition, during 2008, $50,063 of stock dividends in arrears were paid in full on all series of preferred stock.

          Total issued and outstanding preferred stock, as of December 31, 2007, was 63,830 shares with a liquidation value of $811,050. On September 28, 2007 the Board of Directors declared all accumulated dividends payable with regard to all shares outstanding under all series of Preferred Stock of the Company, to holders of record on September 28, 2007. The Company made dividend payments to all holders of record fifteen business days after they were declared totaling $374,397. The dividends in arrears as of December 31, 2007 totaled $29,950.

The following table represents the outstanding shares of each series of preferred stock:

Preferred Stock	December 31, 2007	Issued	Redeemed	December 30, 2008
9% Cumulative	2,000	-	(2,000)	-
Series A	12,350	-	(12,350)	-
Series B	9,520	-	(9,520)	-
Series C	37,960	-	(37,960)	-
Series E	-	-	-	-
Series 2002A	2,000	-	(2,000)	-
Total	63,830	-	(63,830)	-

(f) Restricted Stock

As of December 31, 2008, the Company had no outstanding non-vested shares related to equity incentive plans.

Note 5 - Debt

(a) Convertible Bonds

The Company had no issued and outstanding convertible bonds as of December 31, 2008.

          During 2007, the Company fully repaid all principal and interest related to convertible bonds. The amount of the principal paid was $330,000 and the accrued interest paid was $180,034.

(b) Convertible Notes Payable

          As of December 31, 2007 the Company had settled all convertible demand notes. On May 11, 2007, the Company paid $190,000 to the holders of convertible notes as settlement of $166,667 of principal and $78,123 of accrued interest for a gain of $54,790.

Note 6 - Risks and Uncertainties

          In the ordinary course of business, there are certain contingencies which are not reflected in the financial statements. These activities may expose the Company to credit risk in the event that broker-dealer clients are unable to fulfill their contractual obligations.

          Many client accounts are margin accounts in which the Company, in effect, loans money to clients. In margin transactions, the Company may be obligated for client losses when credit is extended to clients directly that is not fully collateralized by cash and securities in the clients' accounts. In connection with securities activities, Terra Nova executes client transactions involving the sale of securities not yet purchased ("short sales"), all of which are transacted on a margin basis subject to federal, self-regulatory organizations, individual exchange regulations and Terra Nova's internal risk management policies. In all cases, such transactions may expose the Company to significant off-balance sheet credit risk in the event that client collateral is not sufficient to fully cover losses that clients may incur. In the event that clients fail to satisfy their obligations, Terra Nova would be required to purchase or sell financial instruments at prevailing market prices to fulfill the clients' obligations.

          Terra Nova seeks to control the risks associated with its clients' activities by requiring clients to maintain collateral in their margin accounts in compliance with various regulatory requirements and internal risk management requirements. Terra Nova monitors required margin levels on an intra-day basis and, pursuant to such guidelines, requires the clients to deposit additional collateral or to reduce positions when necessary.

          Terra Nova provides guarantees to clearing organizations and exchanges under their standard membership agreements, which require members to guarantee the performance of other members. Under these agreements, if a member becomes unable to satisfy its obligations to the clearing organization and exchanges, other members may be called upon to meet such shortfalls. The Company's liability under these arrangements is not quantifiable and may exceed the cash and securities it has posted as collateral. However, management believes the possibility of being required to make payments under these arrangements is remote. Accordingly, no liability has been recorded for these potential events.

Note 7 - Segment Information

          The Company organizes its operations into two operating segments for the purpose of making operating decisions and assessing performance. Segments have been identified based on products and services offered as well as risks assumed in a manner consistent with the data utilized by management in evaluating operations. The Company's broker-dealer related services have been included in the Brokerage Services Segment which includes Terra Nova and MW Securities. The Software Services Segment is comprised of Tradient and QuantNova which are the Company's technology development subsidiaries. Corporate and Unallocated is not an operating segment and is comprised mainly of corporate expenses.

          The assets of the Company are used primarily to support the operations of the two primary subsidiaries, Terra Nova and Tradient. The following summarizes the Company's segment information.

	Years Ended December 31,
	2008	2007
Revenues:
Brokerage Services
Revenues, excluding interest	$31,985,859	$34,947,902
Interest revenue	5,314,233	13,971,377
Interest expense	(1,075,883)	(6,407,478)
Totals	36,224,209	42,511,801

Software Services
Revenues	2,982,111	756,703

Elimination of intercompany charges from the Software segment to Brokerage segment	(2,129,978)	(2,386)
Totals	852,133	754,317

Corporate and Unallocated
Revenues	19,209	19,238
Net revenues	$37,095,551	$43,285,356

Depreciation and amortization:
Brokerage Services	$1,566,740	$971,766
Software Services	346,772	293,367
Corporate and Unallocated	394,116	254,057
Totals	$2,307,628	$1,519,190

Income (loss) before income taxes:
Brokerage Services	$1,885,425	$8,817,663
Software Services	489,547	(1,515,959)
Corporate and Unallocated	(2,288,959)	(1,232,066)
Totals	$86,013	$6,069,638

	December 31,
Total assets:	2008	2007
Brokerage Services	$181,868,725	$240,126,286
Software Services	733,125	375,377
Corporate and Unallocated	4,345,678	2,721,701
Total assets	$186,947,528	$243,223,364

Note 8 - Commitments and Contingencies

(a) Leases

          The Company leases its offices at its corporate headquarters in Chicago, Illinois along with the Company's two co-location data centers located in Chicago, Illinois. We have a seven year, three month lease which expires August 31, 2012 on our corporate headquarters located in Chicago, Illinois. We also lease space for two co-location data centers located in Chicago, Illinois. One co-location lease expires in October, 2009 and the other co-location lease is a month-to-month arrangement.

          We have an office located in New York, New York which has a five year lease expiring in March, 2012 and we also rent space in Bucharest, Romania for technology support which has a one year lease expiring in October, 2009. None of our operating leases contain any lease incentives.

          We have a three year lease on our facility located in Dallas, Texas which expired in January, 2009 and a co-location data center in Dallas, Texas with an expiration of May, 2009. We are not renewing either lease and are closing both locations. In addition, we rented space for an office in Boulder, Colorado which had a one year lease which expired in July, 2008 and was not renewed.

The future minimum lease obligations for each of the four succeeding years are summarized as follows:

Years Ending December 31,	Operating Lease Obligation
2009	$335,118
2010	293,806
2011	297,465
2012	168,163
Thereafter	-
Total	$1,094,552

          Rent expense under these operating leases was approximately $475,000 and $417,000 in 2008 and 2007, respectively, and is included in "Other general and administrative expenses" on the accompanying consolidated statements of income.

(b) Litigation and Claims

          In September 2008, an automated program used by Hsu-Tung Lee ("Lee"), a client of the Company, resulted in erroneous trades far exceeding the buying power in Lee's account with the Company. While the exchange canceled a large number of these trades, Lee was left in a short position that the Company was forced to cover, resulting in a large debit position in Lee's account with the Company. The Company brought a collection action against Lee by filing arbitration Case Number 08-4728 before the Financial Industry Regulatory Authority ("FINRA"). On February 13, 2009, Lee filed a counterclaim against the Company alleging that the Company's supervisory procedures should have prevented the mistaken trades from being sent to the market. This counterclaim seeks actual damages of no less than $62,000 and punitive damages of $2,802,077, the amount of punitive damages being the same amount as the Company is seeking as damages against Lee in this matter. The Company believes that it has strong defenses against this counterclaim and intends to vigorously defend against this claim. This matter is further discussed in Note 9 (Bad Debt Expense) resulting from unusual trading by an individual client which resulted in a loss of approximately $2.8 million during the third quarter of 2008. The Company further believes that even if Lee were to prevail in his counterclaim that any imposition of punitive damages would be unwarranted. Further, many aspects of the Company's business involve substantial risk of liability and from time to time and the Company may become involved in additional lawsuits, arbitrations, claims and other legal proceedings at any time. There is a relatively high incidence of litigation involving the securities brokerage industry as compared to certain other industries. As with other securities brokerage firms, there is a reasonable likelihood that from time to time the Company will be threatened with additional litigation, arbitration or possibly named as a defendant in administrative proceedings. Compliance and trading problems that are reported to federal and state securities regulators, securities exchanges or other self-regulatory organizations by dissatisfied clients are investigated by such regulatory bodies, and, if pursued by such regulatory body or such clients, may rise to the level of arbitration or disciplinary action.

          The Company also is subject to periodic regulatory audits, inquiries and inspections. On December 19, 2008, FINRA notified Terra Nova that it had made a preliminary determination to recommend disciplinary action against the Company as well as one current and two former employees based on alleged violations primarily related to soft dollar accounts, including without limitation alleged improper soft dollar payments, failure to adequately supervise soft dollar payments, failure to maintain adequate written supervisory procedures and improper record keeping. The charges mainly relate to activities that occurred in 2004 and 2005. A formal response to the charges has been filed and the Company is anticipating further discussions with FINRA to resolve the matter. Management believes it is probable that the Company will settle the issue and/or pay a fine related to this matter. Management has estimated and accrued a reserve in an amount that it believes is reasonably sufficient for the settlement of this matter. The reserve is being reflected under the category "Accounts payable and accrued expenses" on the accompanying consolidated financial statements as of December 31, 2008. Also, a FINRA audit for 2007 which had resulted in a preliminary determination to recommend disciplinary action against Terra Nova and the former chief financial officer of the Company based on alleged violations related to, among other things, anti-money laundering compliance programs, reserve formula calculations and the filing of allegedly inaccurate FOCUS Part II Reports, is being resolved, as the Company has agreed to an acceptance, waiver and consent letter with FINRA which includes an agreement to pay a fine in the amount of $100,000, which has been accrued under the category "Accounts payable and accrued expenses" on the accompanying consolidated financial statements as of December 31, 2008. It is possible other regulatory agencies may make further inquiries into the matters which were the subject of the FINRA concern.

Note 9 - Bad Debt Expense

          The Company experienced two instances where two separate clients performed trades that exposed the Company to significant credit risk and resulted in material losses to the Company during the month of September 2008. Each instance was unique and the Company implemented preventative measures and internal risk management policies to avoid recurrence of the events which caused such losses in the future. Even if the clients are unable to cover the losses that resulted in $3.6 million in bad debt expense in 2008 the Company continues to exceed all regulatory capital requirements. Each of the two instances of customer trading losses is described in further detail below.

          Unusual trading by an individual client resulted in a loss of approximately $2.8 million during the third quarter of 2008. Near the end of the trading day, the client initiated a large number of program orders in excess of the client's financial capacity. As a result of this activity, the client incurred losses of approximately $2.8 million. None of our other clients were affected. The application programming interface ("API") of one of our third-party trading software platforms, which allowed in this one instance the unusual trading, has been isolated and operational changes have been made which we believe will eliminate the possibility that any client in the future can execute trades in excess of their financial capacity with us. Moreover, the API software has been modified by our third-party software provider to permanently correct this issue. The API links applications directly to the third-party software platform which facilitates program trading. These modifications to the API did not affect the reliability of our proprietary or other third-party trading platforms or have any material impact on our other clients. We did, however, suspend the enrollment of new clients using this third-party software provider's API until the modifications were completed. We have fully expensed the $2.8 million uncollectible account which is reflected under the category "Bad debt expense" on the accompanying consolidated statement of income for the year ended December 31, 2008.

          A second client generated a loss of approximately $1.3 million from trading in a margin account. In this instance, the client sold put options in a certain securities shortly before the market close on a Friday afternoon. The U.S. government took over ownership of the issuer of these securities prior to the market opening on the following Monday and therefore this client's investment resulted in a loss of $1.3 million. The Company was able to reach an agreement with the client to recover $328,000 in cash and a promissory note for an additional $172,000 payable over seven years. The remaining amount of the loss of approximately $771,000 is recorded as "Bad debt expense" on the accompanying consolidated statement of income for the year ended December 31, 2008.

Note 10 - Reversal of Liabilities

          During the year ended December 31, 2008 the Company determined the statute of limitations had expired on various debts and insurance claims totaling approximately $680,000 and $163,000, respectively. Accordingly, the Company reversed these liabilities from the consolidated balance sheet on the respective dates. The gain on the extinguishment of these liabilities is reflected under the category "Other general and administrative expenses" on the accompanying consolidated statements of income for the year ended December 31, 2008. All of these unpaid debts and insurance claims originated prior to the May 2006 acquisition of Terra Nova, MW Securities and MW School.

          During the second quarter of 2006 the Company recorded an accrual of $140,000 for a contingent liability related to an anticipated fine. During the second quarter of 2008, the anticipated fine was not levied and the Company reversed the $140,000 legal accrual. The reversal is reflected under the category "Professional fees" on the accompanying consolidated statement of income for the year ended December 31, 2008.

Note 11 - Income Taxes

The components of income tax benefit (provision) for the years ended December 31, 2008 and 2007 are as follows:

Current income tax benefit (provision):	2008	2007
Federal	$(260,360)	$(1,284,340)
State	323,225	(654,385)
	62,865	(1,938,725)
Deferred income tax benefit (provision):
Federal	62,404	(512,180)
State	152,465	-
	214,869	(512,180)
Total income tax benefit (provision)	$277,734	$(2,450,905)

          Deferred income tax assets (liabilities) are recorded when revenues and expenses are recognized in different periods for financial and income tax reporting. The temporary differences that created deferred income tax assets (liabilities) are as follows as of December 31, 2008 and 2007:

Deferred tax assets	2008	2007
Allowance for doubtful accounts	$5,850	$34,000
Accrued liabilities	-	95,915
Intangible assets	505,855	137,034
Share-based compensation	1,208,914	1,053,925
Net operating loss carryforward	3,038,434	3,143,787
Other	115,920	-
	4,874,973	4,464,661

Valuation allowance	(2,513,638)	(2,513,638)
Total deferred tax assets	$2,361,335	$1,951,023

Deferred tax liabilities
Goodwill	(556,187)	(314,849)
Property and equipment	(20,387)	(66,282)
Total deferred tax liabilities	$(576,574)	$(381,131)

Net deferred tax asset	$1,784,761	$1,569,892

          While the Company had generated substantial tax loss carryforwards in prior years, the ability to use these loss carryforwards has been substantially affected as a result of an ownership change (as defined in Section 382 of the Internal Revenue Code) that occurred in connection with the 2006 issuance and sale of Series E Preferred Stock in order to fund the acquisition of Terra Nova. The Company believes that the use of loss carryforwards generated prior to the issuance and sale of Series E Preferred Stock will be limited to approximately $491,000 per year for the next eighteen years for federal tax purposes. Future benefits derived from the use of these loss carryforwards will be applied first to reduce to zero any goodwill resulting from the acquisition of Terra Nova, second to reduce to zero other non-current intangible assets related to the acquisition and, third, to reduce income tax expense.

          At December 31, 2008, the Company has an income tax receivables balance of $1,446,264 which represents an overpayment in estimated federal and state tax payments for 2008 of $1.1 million, $196,000 State of Illinois refunds resulting from amendments to filing on a unitary basis, and $123,000 State of Illinois refunds for overpayment of state taxes in prior years.

          During 2007, the Company determined that it was more-likely-than not that a portion of its net deferred tax asset was realizable and accordingly reduced its deferred tax asset valuation allowance by $2,082,072 with an offsetting reduction to goodwill. This assessment was based on the historical profitability of Terra Nova and management's forecasts of future profitability of the Company. A valuation allowance remains against the portion of the Company's net deferred tax asset whose realization is uncertain under the more-likely-than not criteria. For 2008, the Company determined that there would be no change in the valuation allowance.

          A reconciliation of the difference between the expected income tax provision using the statutory federal tax rate (34% in both 2008 and 2007) and the actual income tax benefit (provision) is as follows:

	2008	2007
Computed "expected" federal income tax expense (benefit) (34%)	$(29,245)	$(2,063,677)
State income taxes, net of federal benefit	(11,768)	(429,606)
Permanent differences	(7,721)	24,884
Changes in deferred taxes as a result of filing on a unity basis	138,198	-
Refunds from amending prior year state returns	196,475	-
Refunds from overpayment of state taxes in prior years	144,580	-
Additional federal taxes due for 2007	(208,224)	-
Change in valuation allowance	-	2,157,041
Reduction in valuation allowance offset against goodwill	-	(2,082,072)
Other	55,039	(57,475)
Reported income tax provision (benefit)	$277,334	$(2,450,905)

Note 12 - Regulatory Requirements

          Terra Nova and MW Securities are subject to the Securities and Exchange Commission Uniform Net Capital Rule ("Rule 15c3-1") under the Securities Exchange Act of 1934 which requires the maintenance of minimum net capital. Terra Nova is also subject to the Commodity Futures Trading Commission's ("CFTC") financial requirement ("Regulation 1.17"). Terra Nova calculates its net capital using the ''alternative method,'' which requires the maintenance of minimum net capital, as defined by the rules, equal to the greater of (i) $1,500,000 or (ii) 2.0% of aggregate debit items. MW Securities is subject to a minimum capital requirement of $5,000 as a FINRA broker-dealer. The net capital requirements as of December 31, 2008 are as follows:

		Net capital requirement		Excess net capital
	Net Capital	FINRA	CFTC	FINRA	CFTC
Terra Nova Financial, LLC	$11,379,130	$1,500,000	$500,000	$9,879,130	$10,879,130
Market Wise Securities, LLC	$42,223	$5,000	$-	$37,223	$-

Note 13 - Share-Based Compensation

Stock Options and Warrants

          The fair value of each share-based award is estimated on the date of grant using the Black-Scholes option pricing model. Expected volatility is based on management's estimate of future volatility of the Company's common stock. Expected life is determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

          For the options and warrants granted after the Company's 2006 business combination, management estimated that the volatility rate would be in the 35% to 45% range. Management believed that the business combination resulted in an entirely new business and that an extended look back beyond two years was irrelevant. Management analyzed historical volatility over various look back periods in an attempt to validate the estimated relevant range. The volatility over a two year look back, for the May and August grants of 2006, produced a calculated 43% volatility which was used to estimate the value of share-based payments. Management believes that the analysis and estimate was appropriate and in line with the SAB 107, Topic 14: "Share Based Payment - Certain Assumptions Used in Valuation Methods - Expected Volatility."

          On September 7, 2007 the Company granted 486,300 employee stock options to multiple employees with an exercise price of $1.65 which was the closing market price of the Company's common stock. As provided by SFAS 123R the fair value of the stock option grant was $370,454 estimated on the date of grant using the Black-Scholes option pricing model. The fair value of these awards was estimated based on the following assumptions: expected volatility of 46% based on management's estimate of future volatility of the Company's common stock; expected life of five years based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior; risk free rate of 4.38% based on the U.S. Treasury yield curve in effect at the time of grant, and a dividend yield of 0%. These stock options were issued with a term of five years from the grant date and vest 25% after 12 months from the grant date; another 25% after 24 months from the grant date; and the remaining 50% after 36 months from the grant date.

          On December 13, 2007 the Company granted 156,274 employee stock options to the chief executive officer with an exercise price of $1.53 which was also the closing market price of the Company's common stock. The fair value of the stock option grant was $99,952 estimated on the date of grant using the Black-Scholes option pricing model. The fair value of these awards was estimated based on the following assumptions: expected volatility of 40% based on management's estimate of future volatility of the Company's common stock; expected life of five years based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior; risk free rate of 4.41% based on the U.S. Treasury yield curve in effect at the time of grant, and a dividend yield of 0%. These stock options were issued with a term of five years from the grant date and vest 50% after 12 months from the grant date and the remaining 50% after 24 months from the grant date.

          The weighted average grant date fair value of stock options granted during 2007 was $0.73 per share. A summary of the assumptions used to estimate the fair value of each option grant during 2007 on the date of grant using the Black-Scholes option pricing model is as follows:

2007
Risk-free rate - 10 year bond rate	4.38 - 4.41%
Dividend yield	-
Volatility ranges	40% - 46%
Weighted-average volatility	43%

During the year ended December 31, 2008 no stock options were granted.

          On May 23, 2007, the Company's shareholders approved an amendment ("Plan Amendment") to the Company's 2005 Long-Term Incentive Plan ("LTIP"). For administrative convenience and in order to streamline the time and costs associated with administering the LTIP and the old stock-based plans listed below (collectively, the "Old Plans"), the shareholders approved the Plan Amendment in order to consolidate all of the options granted under the Old Plans so that the old options would henceforth be administered under, and governed by, the current LTIP. The stock option agreements pursuant to which options were granted under the Old Plans continue to govern the individual grants of options under the Old Plans. In addition, the Plan Amendment revised the LTIP for the provision relating to the maximum number of awards that can be outstanding under the LTIP at any one time.

          The LTIP provides that key employees, consultants, and non-employee Directors of the Company ("eligible participants") may be granted: (1) incentive and non-qualified options to acquire shares of the Company's common stock, (2) performance-based awards, (3) shares of restricted common stock, (4) stock appreciation rights and (5) "phantom" stock awards. The LTIP permits eligible participants to acquire a proprietary interest in the growth and performance of the Company. The purpose of the LTIP is to provide an incentive for employees, Directors and certain consultants and advisors of the Company to remain in the service of the Company, to extend to them the opportunity to acquire a proprietary interest in the Company so they will apply their best efforts for the benefit of the Company, and to aid the Company in attracting able persons to enter the service of the Company.

          The following describes the principal provisions of the LTIP. None of the provisions described below will be affected by the Plan Amendment.

          The total number of shares of common stock that may be subject to option awards under the LTIP will not exceed an amount equal to: (a) ten percent of the total number of shares of common stock equivalents (such as options, warrants, convertible notes and the like) outstanding from time to time, minus (b) the total number of shares of common stock subject to outstanding awards on the date of calculation awarded under any other stock-based plan. Currently, the maximum number of option awards available under the LTIP is 1,425,753.

          The LTIP is generally designed to meet the requirements of Code Section 162(m), in order to preserve the Company's ability to take compensation expense deductions in connection with the exercise of options granted and the vesting of performance-based restricted stock under the LTIP in certain circumstances. Under Code Section 162(m), a publicly held corporation is not permitted to take a federal income tax deduction for compensation recognized by certain executive officers in any year in excess of $1,000,000, unless such compensation meets the shareholder approval and other requirements of Code Section 162(m).

          The LTIP is administered by the Board of Directors or a committee ("Plan Committee") appointed by the Board of Directors. The Plan Committee may grant option awards under the LTIP to eligible participants. The Company estimates that there were approximately ninety-five employees and others who are eligible participants when the Plan Amendment was approved. The Plan Committee has the discretion, in accordance with the provisions of the LTIP, to determine the terms of the award, to whom an award is granted and the number of shares of stock subject to the award, subject to a maximum grant to an eligible participant in any year of 250,000 options or grants paid only in cash having a value determined on the date of grant in excess of $2,500,000.

          The exercise price for options may not be less than the fair market value of the stock on the date of the grant of the options. The LTIP provides that option holders may pay the exercise price: (1) in cash, (2) by delivery to the Company of shares of the Company's common stock owned by the participant, (3) in a "cashless" exercise, or (4) in any combination of cash and shares.

          An option granted under the LTIP may not be exercised later than the date specified by the Board of Directors, which in all cases is a maximum of ten years from the date of the grant.

          Effective May 19, 2006, the Company adopted the 2006 Warrant Incentive Plan (the "2006 WIP"). The purpose of the 2006 WIP is to (a) to encourage certain employees and directors of the Company, as well as employees and directors of any current or after-acquired subsidiary corporation, to acquire a proprietary interest in the Company and thus share in the future success of the Company; and (b) to enable the Company, by offering comparable incentives, to attract and retain outstanding management personnel and directors who are in a position to make important and direct contributions to the success of the Company; and (c) to promote a closer identity of interests between the Company's employees, directors and consultants and its stockholders. The Company reserved 3,500,000 shares of voting common stock for sale upon the exercise of warrants granted under the 2006 WIP. If a warrant expires or terminates for any reason without having been fully exercised, the unpurchased shares will be available for other warrants grants under the Plan. Unless the 2006 WIP is terminated earlier it shall terminate five years from its effective date.

          The table below summarizes the Company's employee stock option and warrant plans as of December 31, 2008 and December 31, 2007:

Employee Stock Option and Warrant Plans	Authorized	Outstanding	Available
2005 Long-Term Incentive Plan	1,450,574	785,574	665,000
2006 Warrant Incentive Plan	3,500,000	3,027,500	472,500
Balance at December 31, 2007	4,950,574	3,813,074	1,137,500

2005 Long-Term Incentive Plan	1,425,753	589,274	836,479
2006 Warrant Incentive Plan	3,500,000	3,027,500	472,500
Balance at December 31, 2008	4,925,753	3,616,774	1,308,979

          A summary of employee stock option activity, under the Company's LTIP, for the years ended December 31, 2008 and 2007, is presented below:

Employee Stock Options	Employee Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2006	296,826	$2.13	2.20	$2,370
Granted	642,574	1.62	4.80	-
Exercised	(38,937)	1.52	-	59,249
Cancelled	(114,889)	2.15	0.90	760
Balance at December 31, 2007	785,574	1.74	4.40	900
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	(196,300)	1.84	0.08	-
Balance at December 31, 2008	589,274	$1.71	3.65	$-
Options exercisable at December 31, 2008	235,512	$1.84	3.51	$-

The following table summarizes the employee stock options outstanding and exercisable at December 31, 2008:

Stock Options Outstanding					Stock Options Exercisable
Range of Exercise Prices		Options Outstanding	Weighted Average Remaining Contract Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
Low	High
$1.00	$2.00	525,774	3.76	$1.61	172,012	$1.60
$2.00	$3.00	60,500	2.69	2.42	60,500	2.42
$3.00	$4.00	3,000	5.08	3.80	3,000	3.80

		589,274	3.65	$1.71	235,512	$1.84

          The aggregate intrinsic value of stock options outstanding and stock options exercisable at December 31, 2008 was calculated as the number of in-the-money options times the difference between exercise price of the underlying awards and the quoted closing market price of common stock at December 31, 2008. The aggregate intrinsic value of stock options exercised is determined by the number of options times the difference between the exercise price of the underlying awards and the quoted closing market price on the exercise date.

          As of December 31, 2008 there was $176,046 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under stock option plans. The cost is expected to be recognized over a weighted-average period of approximately two years. During the years ended December 31, 2008 and 2007 compensation expense of $143,562 and $90,189, respectively, was recognized related to options vesting under option plans.

          In conjunction with the Purchase and issuance of the Series E Preferred Stock and warrants, the Company's Board of Directors authorized the issuance of warrants to purchase up to 3,500,000 shares of common stock to the employees of the Company. On May 19, 2006, the Board of Directors reserved 3,215,000 warrants for issuance to employees. The first issuance of 575,000 warrants occurred on May 19, 2006, with an exercise price of $2.80 per share. On August 4, 2006 an additional 2,452,500 warrants were issued with an exercise price of $2.50 per share. These warrants were issued with a term of five years from the grant date and vest 25% after 12 months from the grant date; another 25% after 24 months from the grant date; and the remaining 50% after 36 months from the grant date. These warrants had a calculated fair value of $530,978 and $2,445,384, respectively. These fair value amounts were determined by using the Black-Scholes option pricing model with the following assumptions: no dividend yield, four year average expected life, a volatility factor of 43% and a 5.16% and 4.91% risk free interest rate, respectively.

          A summary of employee warrant activity under the 2006 Warrant Incentive Plan as of December 31, 2008 and 2007 is presented below:

Employee Warrants	Employee Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2006	3,027,500	$2.56	4.6	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Balance at December 31, 2007	3,027,500	2.56	3.5	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Balance at December 31, 2008	3,027,500	$2.56	2.6	$-
Warrants exercisable at December 31, 2008	1,701,250	$2.58	2.5	$-

          As of December 31, 2008 and 2007 there was no unrecognized compensation cost related to employee warrant grants. The terms of the May 2006 and August 2006 warrant grants do not include an explicit service condition, only a vesting condition. As a result, the compensation cost related to these warrants was fully recognized on the date of the grant. During the years ended December 31, 2008 and 2007, there was no compensation expense related to warrants. During the years ended December 31, 2008 and December 31, 2007 no warrants were granted.

The following are additional grant awards ascribed to the LTIP:

Restricted Stock

          The Plan Committee may award "restricted" shares of the Company's common stock that are subject to risk of forfeiture or other restrictions. Shares of restricted stock are subject to such restrictions as the Plan Committee may impose, including forfeiture upon termination of employment of the recipient. To date, no restricted stock has been granted.

Stock Appreciation Rights

          The LTIP provides for grants to eligible participants of stock appreciation rights. A stock appreciation right gives the recipient a right to receive, upon exercise of the stock appreciation right, the excess of (1) the fair market value as determined by the Plan Committee of one share of common stock over (2) the exercise price of the related option (if any) or over the price specified in the agreement governing the award. The grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any stock appreciation right are determined by the Plan Committee. To date, no stock appreciation rights have been granted.

Performance Units

          The Plan Committee is authorized to grant eligible participants performance units ("Performance Units"). Performance Units granted under the LTIP may be awarded in cash or shares of common stock, payable to, or exercisable by, the recipient, in whole or in part, upon the achievement of performance goals established by the Plan Committee during the relevant performance period, and which performance goals may be modified by the Plan Committee at any time, in its discretion. If the performance goals are not met, no payment will be made to the recipient with respect to the Performance Units granted. If maximum performance is achieved or exceeded, the value of a Performance Unit will be based on the degree to which actual performance exceeded the pre-established minimum performance standards. The amount of payment is determined by multiplying the number of Performance Units granted at the beginning of the measurement period by the value of the Performance Unit, as determined by the Plan Committee. To date, the Company has not granted any Performance Units.

Phantom Stock

          The Committee is authorized to grant awards of "phantom stock," which means the grant of the value of shares of common stock, without the actual delivery of the common stock, on terms and conditions determined by the Plan Committee. The Plan Committee may impose conditions on phantom stock awards, including continuing employment or continuing service as a director or officer. Such awards may have such other terms and conditions as the Plan Committee determines. To date, no phantom stock has been issued.

Note 14 - Property and Equipment and Capitalized Software Development Costs

          The following table represents the different classes of property and equipment and capitalized software development costs as of December 31, 2008 and 2007:

		December 31, 2008		December 31, 2007
	Estimated Useful Life in Years	Property and equipment	Capitalized software development costs	Property and equipment	Capitalized software development costs
Computer and software	3-5	$668,531	$2,780,628	$1,439,966	$2,692,847
Furniture, fixtures and equipment	3-7	1,185,672	-	2,134,823	-
Leasehold improvements	5-10	119,590	-	313,400	-
		1,973,793	2,780,628	3,888,189	2,692,847

Accumulated depreciation and amortization		(752,727)	(720,613)	(2,737,877)	(809,472)
Net balance		$1,221,066	$2,060,015	$1,150,312	$1,883,375

          Depreciation and amortization related to property and equipment for years ended December 31, 2008 and 2007 was $376,162 and $435,072, respectively. Amortization related to capitalized software development costs for the years ended December 31, 2008 and 2007 was $561,320 and $413,407, respectively.

Note 15 - Intangible Assets

Intangible assets consist of the following as of December 31, 2008 and 2007:

	2008	2007
Customer list	$4,749,000	$4,749,000
Trade name	1,829,000	1,829,000
	6,578,000	6,578,000
Accumulated depreciation and amortization	(2,466,486)	(1,096,340)
Net balance	$4,111,514	$5,481,660

          The Company acquired $6,578,000 of intangible assets as part of the acquisition of Terra Nova on May 17, 2006. The acquired intangible assets comprised the values prescribed to the acquired customer list and trade name of $4,749,000 and $1,829,000, respectively. The useful life of these intangibles was initially determined to be ten years. During the first quarter of 2008 the estimated life of the customer list declined from ten years to five years based on a determination that the turnover rate of the original clients from May 2006 was higher than was originally estimated.

          The customer list and trade name are being amortized on a straight-line basis over their estimated useful lives of five and ten years, respectively. The Company evaluates the remaining useful life on an annual basis to determine if events or trends warrant a revision to the remaining period of amortization. Amortization expense for intangible assets was $1,370,146 and $657,804 for the years ended December 31, 2008 and 2007, respectively.

The following table illustrates our aggregate future amortization of intangible assets:

Years Ended December 31,	Intangible Assets Amortization
2009	$1,370,148
2010	1,370,148
2011	1,370,148
2012	1,070
Total	$4,111,514

Note 16 - Fair Value of Financial Instruments

          In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value and focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price).

          As required, the Company partially adopted SFAS 157 on January 1, 2008. The partial adoption of the standard applies to financial assets and liabilities recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of the remaining provisions of the standard have been deferred for one year in accordance with FASB Staff Position No. 157-2, "Effective Date of FASB Statement No. 157." The following table sets forth the Company's financial instruments that are recognized or disclosed at fair value in the financial statements on a recurring basis as of December 31, 2008 and 2007.

Financial instruments owned, at fair value:	2008	2007
Money market funds held in cash and cash equivalents	$7,260,666	$4,480,072
U.S. Treasury securities held in cash segregated in compliance with federal regulations	49,959,556	-
U.S. Treasury securities held as clearing deposits	998,408	1,963,644
Money market funds held as clearing deposits	6,650,000	-
Total	$64,868,630	$6,443,716

          SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table sets forth by level within the fair value hierarchy the Company's financials instruments owned at fair value as of December 31, 2008.

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Financial instruments owned, at fair value:	Level 1	Level 2	Level 3	Total
Money market funds held in cash and cash equivalents	$7,260,666	$-	$-	$7,260,666
U.S. Treasury securities held in cash segregated in compliance with federal regulations	49,959,556	-	-	49,959,556
U.S. Treasury securities held as clearing deposits	998,408	-	-	998,408
Money market funds held as clearing deposits	6,650,000	-	-	6,650,000
Total	$64,868,630	$-	$-	$64,868,630

Note 17 - Receivables From and Payables to Brokers, Dealers, and Clearing Organizations

The components of receivables from and payables to brokers, dealers and clearing organizations are as follows at December 31, 2008 and 2007:

	As of December 31, 2008		As of December 31, 2007
	Receivables	Payables	Receivables	Payables
Securities borrowed/loaned	$4,332,350	$-	$18,487,925	$-
Clearing deposits & receivables/payables	9,236,109	913,621	6,414,337	694,148

Total	$13,568,459	$913,621	$24,902,262	$694,148

          The securities borrowed/loaned represent Terra Nova's temporary borrowing of securities from broker-dealers which have been collateralized with cash in return for borrowing the security. Terra Nova borrows securities as a result of clients who have shorted securities in their trading accounts. Credit approval is required for all broker-dealers from which securities are borrowed. Terra Nova monitors the collateral value daily and requires additional collateral if warranted. At times, Terra Nova loans securities to other broker-dealers. There were no loaned securities at December 31, 2008 and 2007.

          Self-clearing related clearing deposits and receivables/payables include transactions and deposits required by various clearing and exchange organizations. Generally, the Company is obligated to meet deposit requirements on a daily basis.

Note 18 - Employee Benefit Plan

          The Company provides retirement benefits through a defined contribution 401k plan ("401k Plan"). All employees are eligible to enroll in the 401k Plan after they reach the age of twenty-one and complete one month of employment with the Company. The Company makes a matching contribution each pay period. Employee salary deferrals up to 6% of the employee's compensation each payroll period are matched at 50% and any employee contributions over 6% are not matched by the Company. The 401k Plan by federal statute can not withhold funds from an employee salary if annual compensation is in excess of $245,000 in 2009 but it may be adjusted in the future for cost of living increases. The Company match is subject to the following vesting schedule: 20% vested after two years and an additional 20% each subsequent year, with full vesting achieved after six years of employment. The Company's matching contributions for 2008 and 2007 were approximately $148,000 and $126,000, respectively.

Note 19 - Resignation Agreement

          The Company and M. Patricia Kane ("Kane"), whose departure as the Company's Chief Operating Officer and Chief Financial Officer was announced by the Company on a Form 8-K dated November 20, 2007, entered into a Resignation Agreement and Mutual Release (the "Agreement") effective December 26, 2007. Pursuant to the Agreement, (i) Kane agreed that she resigned her employment effective November 19, 2007; (ii) the Company and Kane each received a full release of all claims relating to her employment and resignation, subject to certain exceptions; (iii) Kane's warrants granted by the Company will vest pursuant to their original schedule; (iv) Kane received severance totaling $295,000 in one lump sum; (v) the Company paid Kane's medical insurance premiums for 6 months following the resignation date and (vi) Kane immediately vested in 6,250 options that otherwise would have vested at the end of December, 2007. In 2007, we expensed the lump sum payment of $295,000 which is reflected under the category "Other general and administrative expenses" on the accompanying consolidated statements of income.

Note 20 - Line of Credit

          During 2008 and 2007 the Company maintained a secured credit line with a financial institution used to facilitate its self-clearing broker-dealer operations. At December 31, 2008 no borrowings were outstanding under the line of credit. At December 31, 2007, borrowing outstanding under the line of credit totaled $10,848,000. As of December 31, 2008 and 2007, the rates that would have been charged on the line of credit would have been 3.50% and 5.10%, respectively. In January 2009, the Company entered into an additional line of credit agreement with another financial institution to facilitate future growth and mitigate credit. The line of credit is due on demand and is collateralized by customer's equity securities. The rate on the line of credit is determined daily by the bank and is based on a variable daily rate plus a predetermined spread.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

          The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions. All amounts set forth below are estimates, other than the SEC registration fee.

SEC registration fee	$3,383.88
Legal fees and expenses	-
Accounting fees and expenses	-
Miscellaneous	-
Total	$3,383.88

We will bear all of the foregoing expenses.

Item 14. Indemnification of Directors and Officers

          The Company's bylaws permit indemnification of officers and directors up to the maximum allowed under the laws of the state of Illinois. The relevant statute, 805 ILCS 5/8.75, in general terms, allows the Company to indemnify any person who acts in good faith in a manner that is reasonably believed to be in, or not opposed to, the best interest of the Company, and with no knowledge or reasonable cause to believe their action was unlawful.

Item 15. Recent Sales of Unregistered Securities

          In 2006, 10,000 shares of common stock were issued in exchange for conversion of 250 shares of convertible preferred stock; 3,853 shares of common stock were issued as payment of preferred dividends; 10,000 shares of common stock were issued upon conversion of $15,000 of convertible bonds; 2,037 shares of common stock were issued as payment of convertible bond interest; 5,065 shares were issued for directors fees; 4,250 shares were retired due to non-vesting; 20,000 shares were issued for exercise of stock options; and 750 shares were issued as compensation. We converted 3,500 shares of Series E Preferred Stock into 23,333,334 shares of common stock. In addition, we also issued 50,000 shares of restricted stock due to warrant exercises along with 2,953 shares of common stock for director's compensation.

          In 2007, the Company issued a total of 1,962 shares of common stock for director compensation of $4,006. In addition, 8,938 shares were issued resulting from the exercise of stock options for total proceeds of $14,250 and 30,000 shares were issued as a result of the non-cash exercise of stock options for 21,428 shares of stock valued at $2.10 per share, for a value of $45,000.

          We relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder to issue such shares of common stock. There were no underwriters involved in our issuance of common stock for the discussed items. The shares have been adjusted to reflect the one-for-ten reverse stock split effective August 1, 2007.

Item 16. Exhibits and Financial Statement Schedules

                  (a)          Exhibits.

Exhibit No.	Description

Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession.

2.1	Reincorporation Agreement and Plan of Merger, between Terra Nova Financial Group, Inc. and Terra Nova Newco, Inc. entered into as of June 20, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current report on Form 8-K dated June 24, 2008).

Articles of Incorporation and By-Laws.

3.1	Amended Restated Articles of Incorporation of Terra Nova Newco, Inc., dated June 9, 2008 (incorporated herein by reference to exhibit 99.1 of Terra Nova Financial Group, Inc., Current report on Form 8-K dated June 9, 2008 filed with the SEC on June 10, 2008).

3.2	Bylaws of Terra Nova Financial Group, Inc., as amended (incorporated herein by reference to Exhibit 99.2 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated June 9, 2008 filed with the SEC on June 10, 2008).

Opinions.

5.1	Opinion of Neal, Gerber & Eisenberg LLP

Material Contracts.

10.1	Services Agreement, dated as of February 12, 2008, by and between Terra Nova Financial Group, Inc. and Bonanza Fund Management, Inc. (incorporated herein by reference to Exhibit 10.4 of Terra Nova Financial Group Inc.'s Annual Report on Form 10-KSB filed with the SEC on April 8, 2008).

10.2*	Amendment No. 1 to 2005 Long-Term Equity Incentive Plan of Terra Nova Financial Group, Inc. (incorporated herein by reference to Exhibit 4.3 of Terra Nova Financial Group, Inc's Registration Statement on Form S-8 filed with the SEC on November 28, 2007).

10.3	License Agreement, between Townsend Analytics, Ltd. and Terra Nova Financial, LLC entered into as of February 1, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current report on Form 8-K dated March 20, 2008).

10.4	Letter Agreement between Solomon Edwards Group, LLC and Terra Nova Financial Group, Inc. entered into as of May 23, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current report on Form 8-K dated May 29, 2008).

10.5	Membership Interest Purchase Agreement, dated as of March 30, 2006, by and between Rush Financial Technologies, Inc. and TAL Financial Services, LLC (incorporated herein by reference to Exhibit 2.6 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated March 30, 2006 and filed with the SEC on April 3, 2006).

10.6	Securities Purchase Agreement, dated as of March 16, 2006, by and between Rush Financial Technologies, Inc. and each purchaser party thereto (incorporated herein by reference to Exhibit 10.23 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated March 30, 2006 and filed with the SEC on April 3, 2006).

10.7*	Resignation Agreement and Mutual Release, effective December 26, 2007, between Terra Nova Financial Group, Inc. and M. Patricia Kane (incorporated herein by reference to Exhibit 10.3 of Terra Nova Financial Group, Inc.'s Annual Report on Form 10-K dated December 31, 2007 and filed with the SEC on April 8, 2008).

10.8*	Form of Stock Option Award Agreement (incorporated herein by reference to Exhibit 10.5 of Terra Nova Financial Group, Inc.'s Annual Report on Form 10-K dated December 31, 2007 and filed with the SEC on April 8, 2008).

10.9*	2005 Long-Term Equity Incentive Plan of Rush Financial Technologies, Inc. entered into as of June 15, 2005 (incorporated herein by reference to Exhibit B of Rush Financial Technologies, Inc. Proxy Statement on Schedule 14A, filed with the SEC on May 12, 2005).

10.10*	Amendment No. 1 to 2005 Long-Term Equity Incentive Plan of Terra Nova Financial Group, Inc. (incorporated herein by reference to Exhibit 4.3 of Terra Nova Financial Group, Inc's Registration Statement on Form S-8 filed with the SEC on November 28, 2007).

10.11*	2006 Warrant Incentive Plan of Rush Financial Technologies, Inc. (incorporated herein by reference to Exhibit 10.1 of Rush Financial Technologies, Inc. Current Report on Form 8-K filed with the SEC on May 25, 2006).

10.12	Registration Rights Agreement is made and entered into as of March 15, 2006, among Rush Financial Technologies, Inc., a Texas corporation ,and the purchasers signatory, thereto (incorporated herein by reference to Exhibit 10.24 of Rush Financial Technologies, Inc. Registration Statement on Form SB-2/A filed with the SEC on December 27, 2006).

21.1	Subsidiaries of Registrant

23.1	Consent of KBA Group LLP

23.2	Consent of Neal, Gerber & Eisenberg LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included as part of the signature page to this registration statement)

*Management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedules.

          All financial statement schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are either: (1) not required or are inapplicable; or (2) the required information has been provided in the Audited Consolidated Financial Statements of Terra Nova Financial Group, Inc. as of December 31, 2008 or the notes thereto which are included in this registration statement.

Item 17. Undertakings

(a)		The undersigned registrant hereby undertakes:

(1)		To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)		That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)		To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)		Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 24, 2009.

TERRA NOVA FINANCIAL GROUP, INC. (Registrant)

By:	/s/ Michael G. Nolan
Michael G. Nolan
President and Chief Executive Officer

          KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned persons whose signature appears below constitutes and appoints Michael G. Nolan with power to act as such undersigned person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in his or her respective name, place and stead, in any and all capacities, to sign, execute and file this Post-Effective Amendment No. 2 to the registration statement on Form S-1/A, and any and all amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, or any other governmental or regulatory authority), granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as such undersigned person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment to the Registration Statement on Form S-1/A has been signed on April 24, 2009 by the following persons in the capacities indicated:

Signature	Title

/s/ Bernay Box	Director and Chairman of the Board
Bernay Box

/s/ Michael G. Nolan	Chief Executive Officer
Michael G. Nolan	(Principal Executive Officer)

/s/ Murrey Wanstrath	Director and Chief Financial Officer
Murrey Wanstrath	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles B. Brewer	Director
Charles B. Brewer

/s/ Russell Crawford	Director
Russell Crawford

/s/ Gayle Tinsley	Director
Gayle Tinsley

/s/ Stephen B. Watson	Director
Stephen B. Watson

EXHIBITS INDEX

Exhibit No.	Description

Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession.

2.1	Reincorporation Agreement and Plan of Merger, between Terra Nova Financial Group, Inc. and Terra Nova Newco, Inc. entered into as of June 20, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current report on Form 8-K dated June 24, 2008).

Articles of Incorporation and By-Laws.

3.1	Amended Restated Articles of Incorporation of Terra Nova Newco, Inc., dated June 9, 2008 (incorporated herein by reference to exhibit 99.1 of Terra Nova Financial Group, Inc., Current report on Form 8-K dated June 9, 2008 filed with the SEC on June 10, 2008).

3.2	Bylaws of Terra Nova Financial Group, Inc., as amended (incorporated herein by reference to Exhibit 99.2 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated June 9, 2008 filed with the SEC on June 10, 2008).

Opinions.

5.1	Opinion of Neal, Gerber & Eisenberg LLP

Material Contracts.

10.1	Services Agreement, dated as of February 12, 2008, by and between Terra Nova Financial Group, Inc. and Bonanza Fund Management, Inc. (incorporated herein by reference to Exhibit 10.4 of Terra Nova Financial Group Inc.'s Annual Report on Form 10-KSB filed with the SEC on April 8, 2008).

10.2*	Amendment No. 1 to 2005 Long-Term Equity Incentive Plan of Terra Nova Financial Group, Inc. (incorporated herein by reference to Exhibit 4.3 of Terra Nova Financial Group, Inc's Registration Statement on Form S-8 filed with the SEC on November 28, 2007).

10.3	License Agreement, between Townsend Analytics, Ltd. and Terra Nova Financial, LLC entered into as of February 1, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current report on Form 8-K dated March 20, 2008).

10.4	Letter Agreement between Solomon Edwards Group, LLC and Terra Nova Financial Group, Inc. entered into as of May 23, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current report on Form 8-K dated May 29, 2008).

10.5	Membership Interest Purchase Agreement, dated as of March 30, 2006, by and between Rush Financial Technologies, Inc. and TAL Financial Services, LLC (incorporated herein by reference to Exhibit 2.6 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated March 30, 2006 and filed with the SEC on April 3, 2006).

10.6	Securities Purchase Agreement, dated as of March 16, 2006, by and between Rush Financial Technologies, Inc. and each purchaser party thereto (incorporated herein by reference to Exhibit 10.23 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated March 30, 2006 and filed with the SEC on April 3, 2006).

10.7*	Resignation Agreement and Mutual Release, effective December 26, 2007, between Terra Nova Financial Group, Inc. and M. Patricia Kane (incorporated herein by reference to Exhibit 10.3 of Terra Nova Financial Group, Inc.'s Annual Report on Form 10-K dated December 31, 2007 and filed with the SEC on April 8, 2008).

10.8*	Form of Stock Option Award Agreement (incorporated herein by reference to Exhibit 10.5 of Terra Nova Financial Group, Inc.'s Annual Report on Form 10-K dated December 31, 2007 and filed with the SEC on April 8, 2008).

10.9*	2005 Long-Term Equity Incentive Plan of Rush Financial Technologies, Inc. entered into as of June 15, 2005 (incorporated herein by reference to Exhibit B of Rush Financial Technologies, Inc. Proxy Statement on Schedule 14A, filed with the SEC on May 12, 2005).

10.10*	Amendment No. 1 to 2005 Long-Term Equity Incentive Plan of Terra Nova Financial Group, Inc. (incorporated herein by reference to Exhibit 4.3 of Terra Nova Financial Group, Inc's Registration Statement on Form S-8 filed with the SEC on November 28, 2007).

10.11*	2006 Warrant Incentive Plan of Rush Financial Technologies, Inc. (incorporated herein by reference to Exhibit 10.1 of Rush Financial Technologies, Inc. Current Report on Form 8-K filed with the SEC on May 25, 2006).

10.12	Registration Rights Agreement is made and entered into as of March 15, 2006, among Rush Financial Technologies, Inc., a Texas corporation ,and the purchasers signatory, thereto (incorporated herein by reference to Exhibit 10.24 of Rush Financial Technologies, Inc. Registration Statement on Form SB-2/A filed with the SEC on December 27, 2006).

21.1	Subsidiaries of Registrant

23.1	Consent of KBA Group LLP

23.2	Consent of Neal, Gerber & Eisenberg LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included as part of the signature page to this registration statement)

*Management contract or compensatory plan or arrangement.